UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
FIRST FREEDOM BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

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First Freedom Bancshares, Inc.
1620 West Main Street
Lebanon, Tennessee 37088
Dear Shareholder:
     You are cordially invited to attend a special meeting of shareholders of First Freedom Bancshares, Inc. (“First Freedom”) to be held at 1620 West Main Street, Lebanon, Tennessee, on December 1, 2008, beginning at 10:30 a.m. Central Standard Time.
     At this important meeting, you will be asked to vote on the following matters:
     1. Amendments to our Charter. To amend our charter to provide for the authorization of three new classes of stock: Class A common stock, Class B common stock, and Series A Preferred Stock.
     2. Reclassification of Common Stock. To reclassify certain of our shares of existing common stock into Class A common stock, Class B common stock, and Series A Preferred Stock for the purpose of discontinuing the registration of our common stock under the Securities Exchange Act of 1934.
     3. Reclassification of Common Stock Warrants. To consent to the amendment of Bank common stock warrants agreements, which will have the effect of reclassifying certain warrants into Class A common stock warrants, Class B common stock warrants, and Series A Preferred Stock warrants for the purpose of ensuring that we maintain our status as a non-reporting company under the Securities Exchange Act of 1934 in the future.
     4. Amendments to the Stock Transfer Restrictions in our Bylaws. To consent to an amendment of the stock transfer restrictions in our bylaws which adds additional restrictions to the transfer of our stock in order to ensure that we maintain our status as a non-reporting company under the Securities Exchange Act of 1934 after the reclassification of our common stock.
     The principal of the special meeting is for shareholders to vote on the reclassification of certain shares of our common stock (the “reclassification transaction”) that is designed to take First Freedom private by reducing its number of shareholders of record below 300. Once First Freedom becomes a private company, it will realize significant cost savings resulting from the termination of our reporting obligations under the Securities Exchange Act of 1934 (the “Exchange Act”).
     In connection with the proposals to amend our charter and to reclassify our common stock, shares of our existing common stock held by shareholders who own between 900 and 2,499 shares will be reclassified into shares of Class A common stock. Shares of our existing common stock held by shareholders who own between 225 and 899 shares will be reclassified into shares of Class B common stock. Shares of our existing common stock held by shareholders who own 244 shares or less will be reclassified into shares of Series A Preferred Stock. The reclassification will be made on the basis of one share of Class A common stock, Class B common stock or Series A Preferred Stock for each share of common stock held. The purpose of amending our charter and reclassifying our common stock is to discontinue the registration of our common stock under the Securities Exchange Act and to no longer be a “public” company. The purpose of reclassifying our common stock warrants and amending the transfer restrictions in our bylaws is to ensure that we remain a “non-public” company after the reclassification transaction.
     If approved at the special meeting, the transaction will affect you as follows:

If, on the record date, you are a
shareholder with:	Effect:
2,500 or more shares of common stock:	You will continue to hold the same number of shares of common stock that you held before the reclassification transaction. You will continue to hold the same number of common stock warrants.

Between 900 and 2,499 shares of common stock:	You will no longer hold shares of common stock, but rather, will hold a number of shares of Class A common stock equal to the same number of shares of common stock that you held before the reclassification transaction. Additionally, you will no longer hold warrants for common stock, but rather, will hold a number of warrants for Class A common stock equal to the same number of warrants that you held before the reclassification transaction.

Between 225 and 899 shares of common stock:	You will no longer hold shares of common stock, but rather, will hold a number of shares of Class B common stock equal to the same number of shares of common stock that you held before the reclassification transaction. Additionally, you will no longer hold warrants for common stock, but rather, will hold a number of warrants for Class B common stock equal to the same number of warrants that you held before the reclassification transaction.

224 shares of common stock or less:	You will no longer hold shares of common stock, but rather, will hold a number of shares of Series A Preferred Stock equal to the same number of shares of common stock that you held before the reclassification transaction. Additionally, you will no longer hold warrants for common stock, but rather, will hold a number of warrants for Series A Preferred Stock equal to the same number of warrants that you held before the reclassification transaction.
     Our principal reasons for the reclassification transaction are the direct and indirect cost savings of over $201,000 per year that we expect to realize as a result of the deregistration of our common stock under the Exchange Act. We also believe that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our stock. Our board of directors has concluded, after careful consideration, that the costs and other disadvantages associated with being a reporting company with the Securities and Exchange Commission (SEC) outweigh any of the advantages. Our reasons for reaching this conclusion are based on:
•	the administrative burden and expense of making our periodic filings with the SEC;

•	the fact that operating as a non-SEC reporting company will reduce the burden on our management and employees which arises from increasingly stringent SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the community in which we operate;

•	the fact that management will have increased flexibility to consider and initiate actions that may produce long-term benefits and growth;

•	the low trading volume of our common stock and the resulting lack of an active market for our shareholders;

•	the fact that a going private transaction could be structured in a manner that all shareholders would still retain an equity interest in the company, and would not be forced out by means of a cash reverse stock split or other transaction;

•	the estimated expense of a going private transaction; and

•	the fact that the reclassification transaction will allow us to discontinue our reporting obligations with the SEC, while still allowing those shareholders receiving shares of Class A common stock, Class B common stock or Series A Preferred Stock to retain an equity interest in First Freedom Bancshares at the same value per share as holders of common stock in the event of any sale of the company.
     Except for the effects described in the accompanying proxy statement, we do not expect the reclassification transaction to adversely affect our operations.
     In the event the proposals to amend our charter and to reclassify our common stock are adopted and your shares are exchanged for Class A common stock, Class B common stock or Series A Preferred Stock:
•	you will receive no consideration for your shares of common stock when they are reclassified into shares of Class A common stock, Class B common stock or Series A Preferred Stock;

•	you will hold shares that may be even less liquid than the shares you currently hold since there is no existing market for the Class A common stock, Class B common stock or Series A Preferred Stock;

•	you will receive a security with limited or no voting rights; and

•	all of our shareholders will lose the benefits of holding securities registered under Section 12 of Exchange Act.
     Dissenters’ rights are available to you under Tennessee law if you will be receiving shares of Class A common stock, Class B common stock or Series A Preferred Stock in the reclassification transaction. In order to exercise your dissenter’s rights and receive the fair value of your shares of common stock in cash:
•	You must not vote in favor of the proposals to amend our charter or to reclassify our common stock;

•	Before the vote is taken, you must deliver a written notice to us of your intent to demand payment for your shares if proposals to amend our charter and to reclassify our common stock are approved; your written notice must be delivered either in person or by mail (certified mail, return receipt requested, is the recommended form of transmittal) to John Lancaster, our President and CEO, at 1620 West Main Street, P.O. Box 100, Lebanon, Tennessee 37088;

•	If you satisfy the requirements listed above, within ten (10) days after the approval by our shareholders of the charter amendments and the reclassification transaction, we will send you a dissenter’s notice, which will include directions about where to send a payment demand, where and when the certificates for your shares must be deposited, and will include a form for demanding payment; the dissenter’s notice we send to you will also set a date by which we must receive your payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date we deliver the dissenter’s notice to you;
•	You must execute and return the payment demand form to us, and deposit your share certificates in accordance with the terms of the dissenter’s notice before the date specified in the dissenter’s notice;

•	As soon as the charter amendments and reclassification transaction are effectuated, or upon receipt of your payment demand, whichever is later, we will pay you, if you have complied with the above requirements, the amount we estimate to be the fair value of your shares, plus accrued interest;

•	You may notify us in writing of your own estimate of the fair value of your shares and amount of interest due and either (1) demand payment of your estimate (less any payment previously made by us) or (2) reject our offer under Section 48-23-208 of the Tennessee Business Corporations Act and demand payment of the fair value of your shares and interest due, so long as the following conditions are met: (i) you believe that the amount we paid or offered is less than the fair value of your shares or that the interest due is incorrectly calculated; (ii) we fail to make payment for the shares within two (2) months after the date set for demanding payment; or (iii) we, having failed to effectuate the charter amendments and reclassification transaction, do not return the deposited share certificates within two (2) months after the date set for demanding payment. In order to demand payment, you must notify us of your demand in writing within one (1) month after we made or offered payment for your shares;

•	If you make a demand for payment which remains unsettled, we will commence a proceeding within two (2) months after receiving such payment demand and petition a court of competent jurisdiction to determine the fair value of your shares and accrued interest. If we do not commence the proceeding within the two-month period, we must pay you the amount you demanded. We will make all dissenters whose demands remain unsettled parties to the proceeding as in an action against their shares. Each dissenter made a party to the proceeding is entitled to judgment for either the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by us.
     You must strictly comply with the above requirements in order to exercise your dissenter’s rights. Please read “— Dissenters’ Rights” beginning on page 41 of the proxy statement in its entirety for complete disclosure on your dissenters’ rights. We have not yet determined the amount of cash we will offer our shareholders who exercise their dissenters’ rights. We plan to determine “fair value” based on the book value of our stock, the value of our stock using a multiple of earnings, or the value of our stock based on a review of comparative financial institutions. Our board may also choose to rely on independent third parties to determine the “fair value” of our shares.
     Our board of directors believes the terms of the reclassification transaction are fair and are in the best interest of our shareholders, and unanimously recommends that you vote “FOR” the proposals to amend our charter, to vote “FOR” the reclassification of certain common stock warrants, and “FOR” the ratification of changes to our bylaws We encourage you to read carefully the proxy statement and attached appendices.
     Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy.
     On behalf of our board of directors, I would like to express our appreciation for your continued interest in the affairs of First Freedom Bank and First Freedom Bancshares, Inc.
     This proxy statement is dated November 10, 2008, and is being mailed to shareholders on or about November 10, 2008.

Sincerely,
/s/ John Lancaster
John Lancaster, President & CEO

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the amendments to our charter or bylaws or the reclassification transaction, passed upon the merits or fairness of the amendments to our charter or bylaws or the reclassification transaction or passed upon the adequacy or accuracy of the disclosures in this document. Any representation to the contrary is a criminal offense.

First Freedom Bancshares, Inc.
1620 West Main Street
P.O. Box 100
Lebanon, Tennessee 37088
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 1, 2008
     Notice is hereby given of a special meeting of shareholders of First Freedom Bancshares, Inc. to be held at 1620 West Main Street, Lebanon, Tennessee, on December 1, 2008, beginning at 10:30 a.m. Central Standard Time for the following purposes:
     1. Amendments to our Charter. To amend our charter to provide for the authorization of three new classes of stock: Class A common stock, Class B common stock, and Series A Preferred Stock.
     2. Reclassification of Common Stock. To reclassify certain of our shares of existing common stock into Class A common stock, Class B common stock, and Series A Preferred Stock for the purpose of discontinuing the registration of our common stock under the Securities Exchange Act of 1934.
     3. Reclassification of Common Stock Warrants. To consent to the amendment of Bank common stock warrants agreements, which will have the effect of reclassifying certain warrants into Class A common stock warrants, Class B common stock warrants, and Series A Preferred Stock warrants for the purpose of ensuring that we maintain our status as a non-reporting company under the Securities Exchange Act of 1934 in the future.
     4. Amendments to the Stock Transfer Restrictions in our Bylaws. To consent to an amendment of the stock transfer restrictions in our bylaws which adds additional restrictions to the transfer of our stock in order to ensure that we maintain our status as a non-reporting company under the Securities Exchange Act of 1934 after the reclassification of our common stock.
     Shareholders of record at the close of business on November 1, 2008 are entitled to notice of and to vote at the Special Meeting of Shareholders and any adjournment or postponement of the Special Meeting of Shareholders. We will not use discretionary authority granted by proxies voting against matters #1, #2, #3 or #4 to adjourn the meeting in order to solicit additional votes and only those proxies (i) voting in favor of matters #1, #2, #3 or #4, (ii) abstaining from the vote, or (iii) which are unmarked will be voted for adjournment or postponement.
     Dissenters’ rights are available to you under Tennessee law if you will be receiving shares of Class A common stock, Class B common stock, or Series A Preferred Stock in the reclassification transaction. Please see the section entitled “Dissenters’ Rights” beginning on 42 of the accompanying proxy statement for a discussion of the availability of dissenters’ rights and the procedures required to be followed to assert dissenters’ rights in connection with the reclassification.

By order of the board of directors
/s/ John Lancaster
John Lancaster, President & CEO

YOUR VOTE IS IMPORTANT
WHETHER YOU EXPECT TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE COMPLETE,
SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE
ENCLOSED ENVELOPE.

APPENDIX A	ARTICLES OF AMENDMENT TO THE CHARTER OF FIRST FREEDOM
	BANCSHARES, INC.	A-1
APPENDIX B	TENNESSEE DISSENTERS’ RIGHTS STATUTES	B-1
APPENDIX C	FIRST AMENDMENT TO THE FIRST FREEDOM BANK/FIRST FREEDOM

i

(continued)

Page

	BANCHSHARES, INC. COMMON STOCK WARRANT	C-1
APPENDIX D	FIRST AMENDMENT TO THE BYLAWS OF
	FIRST FREEDOM BANCHSHARES, INC.	D-1
APPENDIX E	FAIRNESS OPINION BY PROFESSIONAL BANK SERVICES.	E-1

ii

First Freedom Bancshares, Inc.
1620 West Main Street
P.O. Box 100
Lebanon, Tennessee 37088
PROXY STATEMENT
FOR SPECIAL MEETING OF SHAREHOLDERS
     Your vote is very important. For this reason, the board of directors is requesting that if you are not able to attend the special meeting of shareholders, you allow your common stock to be represented at the meeting by the proxies named in the enclosed proxy card. This proxy statement and the form of proxy will be mailed to all of our shareholders on or about November 10, 2008.
     First Freedom Bancshares, Inc. (“First Freedom”) is a bank holding company for First Freedom Bank headquartered in Lebanon, Tennessee. We have tried to make this proxy statement simple and easy to understand. The Securities and Exchange Commission (“SEC”) encourages companies to use “plain English” and we will always try to communicate with you clearly and effectively. We will refer to First Freedom as “we,” “us,” the “company” or “First Freedom.”
SUMMARY TERMS OF
THE RECLASSIFICATION TRANSACTION
QUESTIONS AND ANSWERS

Q:	When is the special meeting?

A:	December 1, 2008, 10:30 a.m. Central Standard Time.

Q:	Where will the special meeting be held?

A:	At First Freedom Bank, located at 1620 West Main Street, Lebanon, Tennessee 37088.

Q:	What items will be voted upon at the special meeting?

A:	You will be voting upon the following matters:
     1. Amendments to our Charter. To amend our charter to provide for the authorization of three new classes of stock: Class A common stock, Class B common stock, and Series A Preferred Stock.
     2. Reclassification of Common Stock. To reclassify certain of our shares of existing common stock into Class A common stock, Class B common stock, and Series A Preferred Stock for the purpose of discontinuing the registration of our common stock under the Securities Exchange Act of 1934.
     3. Reclassification of Common Stock Warrants. To consent to the amendment of Bank common stock warrants agreements, which will have the effect of reclassifying certain warrants into Class A common stock warrants, Class B common stock warrants, and Series A Preferred Stock warrants for the purpose of ensuring that we maintain our status as a non-reporting company under the Securities Exchange Act of 1934 in the future.

     4. Amendments to the Stock Transfer Restrictions in our Bylaws. To consent to an amendment of the stock transfer restrictions in our bylaws which adds additional restrictions to the transfer of our stock in order to ensure that we maintain our status as a non-reporting company under the Securities Exchange Act of 1934 after the reclassification of our common stock.

Q:	Who can vote?

A:	You are entitled to vote your common stock if our records show that you held your shares as of the close of business on November 1, 2008, the record date.

Each shareholder is entitled to one vote for each share of common stock held on November 1, 2008. On that date, there were 2,036,213 shares of our common stock outstanding and entitled to vote. The common stock is our only class of outstanding voting securities. Our shareholders are not entitled to cumulative voting rights.

Q:	How do I vote by proxy?

A:	If you sign, date and return your proxy card before the special meeting, we will vote your shares as you direct. For the amendments to our charter and bylaws and the reclassification of our common stock, you may vote “for,” “against,” or you may “abstain” from voting.

If you return your signed proxy card but do not specify how you want to vote your shares, we will vote them “for” each of the proposals.

We will not use discretionary authority granted by proxies voting against the proposals in order to adjourn the meeting to solicit additional votes. Only those proxies (i) voting in favor of the proposals, (ii) abstaining from the vote, or (iii) which are unmarked will be voted for adjournment or postponement.

Q:	How do I change or revoke my proxy?

A:	You can change or revoke your proxy at any time before it is voted at the special meeting by:
1.	submitting another proxy with a more recent date than that of the proxy first given; or

2.	attending the special meeting and voting in person, although attendance by itself will not revoke a previously granted proxy; or

3.	sending written notice of revocation to our President and CEO, John Lancaster, at First Freedom Bank, 1620 West Main Street, P.O. Box 100, Lebanon, Tennessee 37088.

We recommend that you revoke or amend your prior instructions in the same way you initially gave them. This will help ensure that your shares are voted the way you wish for them to be voted.

Q:	If I return my proxy can I still attend the special meeting?

A:	Yes. You are encouraged to mark, sign and date the enclosed form of proxy and return it promptly in the enclosed postage-paid envelope, so that your shares will be represented at the special meeting. However, returning a proxy does not affect your right to attend the special meeting and vote your shares in person.

Q:	How many votes are required?

A:	If a quorum is present at the special meeting, the amendments to our charter and bylaws and the reclassification transaction will require the affirmative vote of a majority of our shares of outstanding common stock.

Q:	What constitutes a “quorum” for the special meeting?

A:	A majority of the outstanding shares of our common stock, present or represented by proxy, constitutes a quorum. We need 1,018,108 shares of our common stock, present or represented by proxy, to have a quorum. A quorum is necessary to conduct business at the special meeting. You are part of the quorum if you have voted by proxy. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted shares for purposes of determining the approval of any matter submitted to the shareholders for a vote. Because approval of the charter and bylaw amendments and the reclassification transaction require a majority of shares of outstanding common stock, abstentions will have the same effect as a “NO” vote. If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to such matter. Broker non-votes will also have the same effect as a “NO” vote for the charter and bylaw amendments and the reclassification transaction proposal.

Q:	Who pays for the solicitation of proxies?

A:	This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. We will pay the cost of preparing, printing and mailing materials in connection with this solicitation of proxies. In addition to being solicited through the mails, proxies may be solicited personally or by telephone, facsimile, electronic mail, or telegraph by officers, directors, and employees of First Freedom who will receive no additional compensation for such activities. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons. Such brokerage houses and other custodians, nominees, and fiduciaries will be reimbursed for their reasonable expenses incurred in such connection. We have not retained any outside party to assist in the solicitation of proxies.

Q:	When are shareholder proposals for next year’s annual meeting due?

A:	Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2009 Annual Meeting of Shareholders may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. If the 2009 annual meeting is held within thirty days of April 17, 2009, shareholder proposals must be received by President and CEO, John Lancaster, at First Freedom Bank, 1620 West Main Street, P.O. Box 100, Lebanon, Tennessee 37088 no later than November 28, 2008.

If you want to present a proposal to be considered for inclusion in next year’s proxy statement for our annual meeting, it must have been delivered in writing. If you want to present a proposal for consideration at next year’s annual meeting, without including the proposal in the proxy statement, you must provide written notice to the Secretary at the above address no later than November 28, 2008.

In either case, you must present the proposal in person at next year’s annual meeting.

Q:	What is the proposed reclassification transaction?

A:	We are proposing that our shareholders approve amendments to our charter which provide for the creation of Class A common stock and Class B common stock and the designation of Series A Preferred Stock, and the reclassification of shares of common stock held by holders of between 900 and 2,499 shares of common stock into shares of Class A common stock, holders of between 225 and 899 shares of common stock into shares of Class B common stock and holders of 224 or less shares of common stock into shares of Series A Preferred Stock on the basis of one share of Class A common stock, Class B common stock, or Series A Preferred Stock for each share of common stock held by such shareholders.

Q:	What is the purpose of the proposed reclassification transaction?

A:	The purpose of the reclassification transaction is to allow us to terminate our SEC-reporting obligations (referred to as “going private”) by reducing the number of our record shareholders of common stock to less than 300, and by having under 500 record shareholders of each of our Class A common stock, Class B common stock, and Series A Preferred Stock. After the reclassification transaction, we anticipate having 209 shareholders of record of common stock, 315 holders of Class A Common Stock, 300 holders of Class B Common Stock, and 344 holders of Series A Preferred Stock. This will allow us to terminate our registration under the Securities Exchange Act of 1934, as amended, and relieve us of the costs typically associated with the preparation and filing of public reports and other documents.

Q:	What is the purpose of the reclassification of common stock warrants?

A:	First Freedom currently has approximately 364,475 common stock warrants outstanding, which entitle the holder to purchase one share of common stock for $12.50. If, following the reclassification, all of these warrants were exercised in exchange for common stock, then we might have more than 300 shareholders of common stock again, which would subject the company once again to registration under the Securities Exchange Act of 1934. We propose to reclassify the common stock warrants held by holders of between 900 and 2,499 shares of common stock into Class A common stock warrants, holders of between 225 and 899 shares of common stock into Class B common stock warrants, and holders of 224 or less shares of common stock into Series A Preferred Stock warrants. By reclassifying our common stock warrants in the same way that we propose to reclassify shares of common stock, we hope to be able to continue to avoid the registration requirements under the Securities Exchange Act of 1934 in the future.

Q:	What is the purpose and effect of the change to the stock transfer restrictions in our bylaws?

A:	The bylaws of First Freedom currently provide that, generally, no person may transfer common stock to any transferee if after the transfer the transferee, either alone or together with the transferee’s affiliates in the aggregate, would own more than 9.0% of the company’s total common stock. We propose to amend our bylaws by adding additional restrictions on the transfer of our stock. The proposed restrictions would prohibit any transfer of the company’s stock that does not meet one or more of the following conditions: (i) the transfer is of 500 or more shares of the class or series of stock being transferred to one (1) transferee, or of all the transferor’s shares to one (1) transferee if the transferor owns less than 500 shares; (ii) prior to the transfer, the transferee of the shares is a shareholder of the company who owns the same class or series of stock being transferred; (iii) the transfer will not result in an increase in the number of holders of record of any class or series of stock of the company, as determined in accordance with Rule 12g5-1 of the Securities Exchange Act of 1934; or (iv) the transfer has been approved by vote of our board of directors. The proposed restrictions would also give us a right of first refusal with respect to all transfers of company stock other than lifetime transfers by gift and transfers upon the death of a shareholder by will or the laws of intestate succession. The purpose of amending our bylaws to include these transfer restrictions is to prohibit certain transfers of our stock that could jeopardize our ability to maintain our status as a non-reporting company under the Exchange Act after the reclassification transaction. The primary effect of amending our bylaws to include these additional stock transfer restriction will be that our stock will be less freely transferable and, subject to regulatory approval, we will have the right to purchase any stock proposed to be transferred by any means other than by gift, by will, or pursuant to the laws of intestate succession.

Q:	What is the recommendation of our board of directors regarding the proposal?

A:	Based on a careful review of the facts and circumstances relating to the reclassification transaction, our board of directors believes that the reclassification transaction and the terms and provisions of the reclassification transaction are substantively and procedurally fair to, and in the best interests of, our shareholders. Our board of directors unanimously approved the reclassification transaction, and recommends that you vote “FOR” approval of this matter at the special meeting. See “Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” beginning on page 13.

Q:	What will I receive in the reclassification transaction?

A:

If, on the record date, you are a
shareholder with:	Effect:
2,500 or more shares of common stock:	You will continue to hold the same number of shares of common stock and common stock warrants that you held before the reclassification transaction. We estimate that approximately 209 shareholders will remain common stock holders after the reclassification transaction.

between 900 and 2,499 shares of common stock:	You will no longer hold shares of common stock, but rather, will hold a number of shares of Class A common stock equal to the same number of shares of common stock that you held before the reclassification transaction. Additionally, you will no longer hold warrants for common stock, but rather, will hold a number of warrants for Class A common stock equal to the same number of warrants that you held before the reclassification transaction. We estimate that we will have approximately 357 holders of Class A Common Stock after the reclassification.

between 225 and 899 shares of common stock:	You will no longer hold shares of common stock, but rather, will hold a number of shares of Class B common stock equal to the same number of shares of common stock that you held before the reclassification transaction. Additionally, you will no longer hold warrants for common stock, but rather, will hold a number of warrants for Class B common stock equal to the same number of warrants that you held before the reclassification transaction. We estimate that we will have approximately 300 holders of Class B Common Stock after the reclassification.

If, on the record date, you are a
shareholder with:	Effect:
224 shares of common stock or less:	You will no longer hold shares of common stock, but rather, will hold a number of shares of Series A Preferred Stock equal to the same number of shares of common stock that you held before the reclassification transaction. Additionally, you will no longer hold warrants for common stock, but rather, will hold a number of warrants for Series A Preferred Stock equal to the same number of warrants that you held before the reclassification transaction. We estimate that we will have approximately 344 holders of Series A Preferred Stock after the reclassification.

Q:	What are the terms of the Class A common stock, Class B common stock, and Series A Preferred Stock?

A:	The following table sets forth the principal differences between our common stock and the Class A common stock, Class B common stock, and Series A Preferred Stock:

Series A
		Class A Common	Class B Common	Preferred
	Common Stock	Stock	Stock	Stock
Voting Rights	Entitled to vote on all matters for which shareholder approval is required pursuant to our governing documents and under Tennessee law	Entitled to vote only on any merger, share exchange, sale of substantially all the assets, voluntary dissolution or as required by law	Only entitled to vote as may be required by law	Only entitled to vote as may be required by law, and in connection with the issuance of any stock having rights superior to the Series A Preferred Stock

Dividends	If and when declared by our board of directors	3% premium on any dividends paid on our common stock	5% premium on any dividends paid on our common stock	10% premium on any dividends paid on our common stock

Liquidation Rights	Entitled to distribution of assets on same basis as holders of Class A common stock and Class B common stock	Entitled to distribution of assets on same basis as holders of common stock	Entitled to distribution of assets on same basis as holders of common stock	Entitled to distribution of assets (i) on same basis as holders of common stock, or (ii) equal to the book value of the common stock, whichever is greater

Series A
		Class A Common	Class B Common	Preferred
	Common Stock	Stock	Stock	Stock
Conversion Rights	None	Convertible to common stock upon a change in control	Convertible to common stock upon a change in control	Convertible to common stock upon a change in control

For a complete description of the terms of the Class A common stock, Class B common stock, and Series A Preferred Stock, including specific voting rights of the Class B common stock, and Series A Preferred Stock “as required by law,” please refer to “Class A Common Stock, Class B Common Stock, and Series A Preferred Stock to be Issued in Reclassification Transaction” beginning on page 51.

Q:	When is the reclassification transaction expected to be completed?

A:	If the proposed reclassification transaction is approved at the special meeting, we expect to complete such reclassification transaction as soon as practicable following the special meeting. Although Tennessee law allows our board to abandon the proposed reclassification transaction after shareholder approval but prior to filing the amendment to our charter with the Tennessee Secretary of State, we have no plans to do so, and see no circumstances that would cause the board to abandon the reclassification transaction in the event it is approved by our shareholders.

Q:	What if the proposed reclassification transaction is not completed?

A:	It is possible that the proposed reclassification transaction will not be completed. The proposed reclassification transaction will not be completed if, for example, the holders of a majority of our outstanding common stock do not vote to adopt the reclassification transaction. If the reclassification transaction is not completed, we will continue our current operations, and we will continue to be subject to the reporting requirements of the SEC.

Q:	What will happen if, through negotiated trades, First Freedom gains additional security holders requiring SEC registration?

A:	If the number of shareholders of record for the common stock ever rises above 300 as of the last day of any fiscal year, then we will again be responsible for making filings in compliance with Section 15(d). If the holders of record for any class of our securities ever exceed 500, then we will again become fully regulated under additional disclosure provisions of the Exchange Act as we are now.

Q:	Should I send in my stock certificates now?

A:	No. After the reclassification transaction is completed, we will send you written instructions for exchanging your stock certificates for shares of Class A common stock, Class B common stock, or Series A Preferred Stock, and, if you own 2,500 or more shares of common stock, for new stock certificates representing the common stock.

Q:	Do your directors and officers have different interests in the reclassification transaction?

A:	Possibly. You should be aware that our directors and executive officers have interests in the reclassification transaction that may present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the reclassification transaction.

Q:	Where can I find more information about First Freedom?

A:	We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the SEC’s Internet Website (http://www.sec.gov).

Additionally, prior to forming First Freedom in 2008, the Bank filed periodic reports, proxy statements, and other information required by securities laws with the Federal Deposit Insurance Corporation (FDIC) instead of the SEC. You can obtain paper copies of these filings from the FDIC by emailing the FDIC’s filing desk at mfields@fdic.gov or by fax at (202) 898-8505 or by calling (202) 898-8908 or (202) 898-8913. Written requests should be sent to: Federal Deposit Insurance Corporation, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Rm. F-6043, Washington, D.C. 20429. You can also receive copies of reports by writing to the Bank at 1620 West Main Street, Lebanon, Tennessee 37088 or by calling the Bank at (615) 444-1280. For a more detailed description of the information available, please see “Where You Can Find More Information” on page 62.

Q:	Who can help answer my questions?

A:	If you have questions about the reclassification transaction, or any other matter to be voted upon at the special meeting, after reading this proxy statement or need assistance in voting your shares, you should contact John Lancaster, our President and CEO, at (615) 444-1280.
PROPOSALS 1 AND 2: AMENDMENTS TO OUR CHARTER
AND RECLASSIFICATION TRANSACTION
SPECIAL FACTORS
Overview of the Reclassification Transaction
     This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors at a special meeting at which our shareholders will be asked to consider and vote on a proposal to amend our charter. If approved, the amendments will provide for (a) the authorization of three new classes of stock entitled Class A common stock, Class B common stock, and Series A Preferred Stock; and (b) the reclassification of shares of our common stock held by shareholders who own between 900 and 2,499 shares into shares of Class A common stock; shares of our common stock held by shareholders who own between 225 and 899 shares into shares of Class B common stock; and shares of our common stock held by shareholders who own 224 shares or less into shares of Series A Preferred Stock. The reclassification transaction will be made on the basis of one share of Class A common stock, Class B common stock, or Series A Preferred Stock as described above for each share of common stock held.

     Record shareholders holding 2,500 or more shares of common stock before the reclassification transaction will hold the same number of shares of common stock following the reclassification transaction, and record holders of less than 2,500 shares of common stock will no longer hold common stock in the company. We intend, immediately following the reclassification transaction, to terminate the registration of our shares of common stock under the Securities Exchange Act of 1934, as amended.
     If approved by our shareholders at the special meeting and implemented by our board of directors, the reclassification transaction will generally affect our shareholders as follows:

IF, PRIOR TO THE TRANSACTION,
YOU ARE A RECORD
SHAREHOLDER WITH:	AFTER THE TRANSACTION:

2,500 or more shares:	Your shares will no longer be eligible for public trading; although our shares are not actively traded currently, this means that brokers will no longer make a market in our common stock. Sales may continue to be made in privately negotiated transactions.

Between 900 and 2,499 shares:	You will no longer hold shares of our common stock but, rather, will hold a number of shares of Class A common stock equal to the same number of shares of common stock that you held before the reclassification transaction Your shares will no longer be eligible for public trading; although our shares are not actively traded currently, this means that brokers will not make a market in our Class A common stock. Sales may continue to be made in privately negotiated transactions.

Between 225 and 899 shares:	You will no longer hold shares of our common stock but, rather, will hold a number of shares of Class B common stock equal to the same number of shares of common stock that you held before the reclassification transaction. Your shares will no longer be eligible for public trading; although our shares are not actively traded currently, this means that brokers will not make a market in our Class A common stock. Sales may continue to be made in privately negotiated transactions.

224 shares or less:	You will no longer hold shares of our common stock but, rather, will hold a number of shares of Series A Preferred Stock equal to the same number of shares of common stock that you held before the reclassification transaction. Your shares will no longer be eligible for public trading; although our shares are not actively traded currently, this means that brokers will not make a market in our Class A common stock. Sales may continue to be made in privately negotiated transactions.

IF, PRIOR TO THE TRANSACTION,
YOU ARE A RECORD
SHAREHOLDER WITH:	AFTER THE TRANSACTION:
Common stock held in “street name” through a nominee (such as a bank or broker):	The reclassification transaction will be effected at the record shareholder level. Therefore, regardless of the number of beneficial holders or the number of shares held by each beneficial holder, shares held in “street name” will be subject to the reclassification transaction, and the beneficial holders who hold their shares in “street name” will be continuing shareholders with the same number of shares as before the reclassification transaction.
     The effects of the reclassification transaction on each group of shareholders are described more fully below under “Effects of the Reclassification Transaction on Shareholders of First Freedom” beginning on page 34 and the effects on the company are described more fully below under “Effects of the Reclassification Transaction on First Freedom” beginning on page 27.
Background of the Reclassification Transaction
     The company’s wholly-owned subsidiary, First Freedom Bank (the “Bank”), was formed as a state-chartered bank in April 2006. The Bank was subject to the information requirements of the Exchange Act of 1934, as amended, and, in accordance with Section 12(i) thereof, was required to file reports and other financial information with the Federal Deposit Insurance Corporation (“FDIC”). The Bank was required to prepare and file with the FDIC, among other items, the following filings:
•	Annual Reports on Form 10-K;

•	Quarterly Reports on Form 10-Q and 10-QSB;

•	Proxy Statements and related materials as required by Regulation 14A under the Securities Exchange Act; and

•	Current Reports on Form 8-K.
     In 2006, the Bank engaged James L West, CPA (“West”) to assist the Bank with internal controls and procedures for financial reporting. The Bank investigated the time and costs that would be incurred to implement the requirements of Section 404 of the Sarbanes-Oxley Act, which will require, in part, the preparation of an annual report to assess the effectiveness of First Freedom’s internal control structure and procedures for financial reporting. Management became concerned that resources would be taken away from bank operations in order to address compliance issues. Management was even more concerned about potential problems and delays once the provision in Section 404 was implemented that requires our independent auditors to attest in 2009 to management’s internal financial controls.
     In light of these concerns, the board and management began to have discussions on ways to manage the costs of being a public company, including the possibility of a going private transaction. Also, management became aware of other bank holding companies located in Tennessee which had become non-SEC reporting companies by reducing the number of common stock shareholders of record to below 300 in order to terminate their periodic reporting obligations to the SEC. Management then began to discuss this same strategy for the company since other Tennessee bank holding companies had successfully completed deregistration with the SEC. At the end of 2007, management began working to effectuate a means of terminating our periodic reporting obligations with the FDIC.
     In April 2008, the shareholders of the Bank approved a plan of share exchange between First Freedom and the Bank whereby the shares of common stock of the Bank were exchanged, on a one for one basis, for shares of common stock in First Freedom. The exchange became effective on October 17, 2008, and, as a result, the Bank became a wholly-owned subsidiary of First Freedom. The company undertook the share exchange in order to take advantage of the benefits of the bank holding company structure, which allows for more options in accessing capital.
     After consummation of the share exchange between the Bank and First Freedom, the Bank was no longer required to file reports with the FDIC; instead, First Freedom was required to become a publicly reporting company with the Securities and Exchange Commission (SEC). The company filed a Form 8-K as the initial report with the SEC and as notice that the company was the successor issuer to the Bank under Rule 12g-3 of the Exchange Act. Pursuant to Rule 12g-3, the common stock of the company was deemed to be registered under Section 12(g) of the Exchange Act. As a result, the company became subject to the information requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, in accordance therewith, was then required to file reports, proxy statements and other information with the SEC.
     At the board of directors meeting held in December of 2007, management reported to the board of directors on the status of compliance with Section 404. Management reported on the costs and administrative burdens associated with being a public company and that the company receives little benefit in being a public company. In particular, under the Bank’s current projections, earnings will be sufficient to support our growth without accessing public markets, and there is little trading volume with our common stock. Our board of directors discussed these burdens, costs, and lack of benefits, and it became clear that the recurring expense and burden of our securities reporting requirements are not cost efficient and that becoming a non-reporting company would allow us to avoid these costs and expenses. Our board concluded that the benefits of being a reporting company are substantially outweighed by the burden on management and the expense related to reporting obligations. As a result of the board’s conclusions, our board directed that management explore ways for the company to cease being a reporting company.
     At a meeting of our management and legal counsel held on December 3, 2007, counsel explained the procedure for reducing our number of record holders of common stock to below 300. Our management had substantial discussions regarding the costs associated with going private and the ongoing costs of remaining a reporting company. Management also discussed alternatives to a stock reclassification, including a tender offer, a stock repurchase on the open market or a reverse stock split whereby shareholder owning less than a certain number of shares would be “cashed out.” The approximate cost to cash-out enough holders of our common stock to bring the number of our record holders to below 300 would be approximately $11.4 million (the purchase of about 600,000 shares of common stock at $19.00 per share, which is an approximate price based on trade prices of our stock during 2008). The committee, however, preferred a reclassification because a “cash out” was cost prohibitive and a reclassification allowed our existing shareholders to maintain an equity position in the company. An equity position in the company would allow the shareholders to participate and share in any profits should a sale of the company occur. At this meeting, the board also considered the potential negative consequences of this transaction to our shareholders, and in particular, the shareholders who would be reclassified into Class A common stock, Class B common stock, or Series A Preferred Stock. However, the board felt that although our shareholders will lose the benefits of holding publicly registered stock and shareholder of the new classes of stock will additionally lose their voting rights (except under certain circumstances), the board concluded that the reclassification transaction would still allow the holders of Class A common stock, Class B common stock, and Series A Preferred Stock to maintain an equity position in the company. Even with the reduced liquidity and no trading market for our common stock, our board believes maintaining an equity ownership in the company will be beneficial because of the value a shareholder may receive based on future earnings and equity growth of the company. After this discussion, the committee instructed management and counsel to proceed with reclassifying our shares of common stock in order to no longer be a publicly reporting company. The committee’s decision was based on:
•	the administrative burden and expense of making our periodic filings with the SEC;

•	the fact that operating as a non-SEC reporting company will reduce the burden on our management that arises from the increasingly stringent SEC reporting requirements, which include, in part, compliance with (i) Section 302 of the Sarbanes-Oxley Act, which requires (a) both the CEO and CFO to certify that each has reviewed the filed report, that the report contains no untrue statement of material fact or an omission to state a material fact, and that the financial statements and other financial information in the report fairly present the financial condition of the issuer and (b) both the CEO and CFO to also be responsible for establishing and maintaining internal controls, and in the certification, these officers must certify that each has evaluated the effectiveness of the issuer’s internal controls, that they have designed the internal controls in such a way as to ensure that material information relating to the issuer will be brought to the attention of these officers during the period for which the report is being issued, and that they have included their conclusions about the effectiveness of the internal controls in their report; and (ii) Section 407 of the Sarbanes-Oxley Act, which requires that the issuer’s audit committee contain at least one member who is a financial expert as defined by the SEC, and if it does not, it must disclose why not. Thus, as a non-SEC reporting company that will not have to expend time and money on compliance matters, our management will be able to focus more of its attention on our customers and the community in which we operate;

•	the fact that management will have increased flexibility to consider and initiate certain corporate actions without having to file a preliminary proxy statement with the SEC and otherwise comply with Regulation 14A of the Securities Exchange Act, which actions may produce long-term benefits and growth for our shareholders;

•	the low trading volume of our common stock and the resulting lack of an active market for our shareholders;

•	the fact that a going private transaction could be structured in a manner that all shareholders would still retain an equity interest in the company, and would not be forced out by means of a cash reverse stock split or other transaction;

•	the estimated expense of a going private transaction; and

•	the fact that the reclassification transaction proposal will allow us to discontinue our reporting obligations with the SEC, while still allowing those shareholders receiving shares of Class A common stock or Class B common stock to retain an equity interest in First Freedom at the same value per share as holders of common stock in the event of any sale of First Freedom.
     Management and counsel considered the reclassification of the common stock into four classes of stock (common stock, Class A common stock, Class B common stock, and Series A Preferred Stock), because in the event that certain stock options were exercised, our number of holders of record of common stock could rise above 300. At such time, legal counsel instructed management that if the number of shareholders of record for the common stock ever rises above 300 as of the last day of any fiscal year, then we will again be responsible for making filings in compliance with Section 15(d), and subject to the costs and administrative burdens of filing periodic reports with the SEC. At that time, management decided it would be in the best interests of the shareholders to reclassify the common stock into Class A common stock, Class B common stock, and Series A Preferred Stock in order to minimize the likelihood we would go over the threshold amounts again.
     Alternative methods of becoming a non-reporting company were discussed, including a reverse stock split. Another method consisted of issuing “trust preferred securities” and using the proceeds to buy out a large enough number of existing shareholders to reach the desired level. Trust preferred securities are a vehicle for a bank holding company to raise regulatory capital without reducing existing shareholders’ ownership interests The securities are treated as debt for tax purposes, but count as Tier I capital, within limits, for bank regulatory purposes. In essence, an issuance of trust preferred securities is a borrowing since the payment of interest on trust preferred securities is generally deductible for tax purposes. Management felt these methods were not fair to small shareholders who would be forced out of an ownership position in the company. The division of stock into multiple classes appealed to management because all existing shareholders would continue to own shares in the company. Once the possibility of utilizing separate stock classes was explored, it was determined by both management and our board of directors to continue to proceed with the reclassification transaction.
     In January of 2008, management reported on the recommendations of counsel to our board of directors. At this meeting, the board unanimously approved the amendments to our charter to authorize shares of Class A common stock and Class B common stock, to designate Series A Preferred Stock and to reclassify our outstanding shares of common stock as follows: (i) shareholders holding 2,500 shares of common stock or more will continue to be classified as holders of common stock; (ii) shareholders of common stock holding 900 to 2,499 shares will be reclassified as holders of Class A common stock; (iii) shareholders of common stock holding 225 to 899 shares will be reclassified as holders of Class B Common Stock; and (iv) shareholders of common stock holding 224 shares or less will be reclassified as holders of Series A Preferred Stock. The approval of the amendments to our charter and the reclassification transaction, including the issuance of Series A Preferred Stock, was based upon the factors discussed above.
Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation
     Reasons for the Reclassification Transaction
     We were required to register with the SEC in August 2008 because we completed a share exchange with the Bank and became subject to the SEC. As a locally owned community bank whose shares are not listed on any exchange or traded on any quotation system, we have struggled to maintain the costs associated with being a public company, while not enjoying many of the benefits associated with being a public company. In addition, in 2003, the SEC proposed rules to implement Section 404 of the amendments to the Securities Exchange Act of 1934 made by the Sarbanes-Oxley Act of 2002. The initial reaction to the proposal by the banking industry was that compliance with Section 404 would greatly increase the time of management and out-of-pocket costs spent on compliance for community banks. The banking industry became concerned about these rules, and began to look for ways to reduce the burdens imposed, while still providing the necessary disclosures that the public and the bank regulators demanded from the industry. In 2005, the bank regulators began highlighting these burdens, especially as they would apply to community banks.
     Under the current rules implemented under Section 404, for our annual report on Form 10-K for the year ending December 31, 2008, we will be required to prepare and provide a report of management on our internal controls over financial reporting. The time and resources it will take to comply with the new Section 404 requirements far outweigh the benefits we receive from being a public company. In the fall of 2007, based upon (i) the new requirements that will be applicable to us next year under Section 404 of the Sarbanes-Oxley Act; and (ii) our review of transactions by other community banks, which have since been approved by the shareholders of public companies after their proxy statements received SEC review, we began to pursue the currently proposed reclassification transaction. We are undertaking the reclassification transaction at this time to end our SEC reporting obligations in order to save the company and our shareholders the substantial costs associated with being a reporting company, and these costs are only expected to increase over time.
     The specific factors considered in electing at this time to undertake the reclassification transaction and become a non-SEC reporting company are as follows:
•	We estimate that we will eliminate anticipated one-time costs of $37,500 and anticipated ongoing costs of $201,000 by eliminating the requirement to make periodic SEC reports, including the 10K, 10Q, SEC 16, and eliminating the requirement to comply with the Sarbanes-Oxley Act of 2002, which costs would consist principally of our external audit under Section 404 of the Sarbanes-Oxley Act, hiring a consultant to assist with Section 404 compliance and the internal cost of our staff’s time associated with compliance with Section 404. The anticipated ongoing annual expenses include legal expenses ($58,500); accounting expenses related to filing the SEC reports and attesting to the compliance of Section 404 of the Sarbanes-Oxley Act ($64,500); consultants regarding Sarbanes-Oxley compliance ($27,500); and internal auditor expenses ($5,000) We will also realize cost savings by avoiding the need to add additional staff and from reduced staff and management time ($45,500) spent on reporting and securities law compliance matters. Although we plan to continue having our financial statements audited going forward and will prepare an annual report for our shareholders, we expect these costs to be substantially less than our anticipated future costs of $201,000 per year if we do not become a non-SEC reporting company;

•	We believe that, as a result of the recent disclosure and procedural requirements resulting from the Sarbanes-Oxley Act, the legal, accounting and administrative expense, and diversion of our board of directors, management and staff effort necessary to continue as an SEC-reporting company will continue to increase, without a commensurate benefit to our shareholders. We expect to continue to provide our shareholders with company financial information by disseminating our annual reports, but, as noted above, the costs associated with these reports are substantially less than those we incur currently;

•	In our board of directors’ judgment, little or no justification exists for the continuing direct and indirect costs of registration with the SEC, which costs have recently increased as a result of heightened government oversight under the Sarbanes-Oxley Act, given the low trading volume in our common stock and given that our earnings are sufficient to support growth and we therefore do not depend on raising capital in the public market, and do not expect to do so in the near future. If it becomes necessary to raise additional capital, we believe that there are adequate sources of additional capital available, whether through borrowing at the holding company level or through private or institutional sales of equity or debt securities, although we recognize that there can be no assurance that we will be able to raise additional capital when required, or that the cost of additional capital will be attractive;

•	Operating as a non-SEC reporting company will reduce the burden on our management that arises from the increasingly stringent SEC reporting requirements, which include, in part, compliance with (i) Section 302 of the Sarbanes-Oxley Act, which requires (a) both the CEO and CFO to certify that each has reviewed the filed report, that the report contains no untrue statement of material fact or an omission to state a material fact, and that the financial statements and other financial information in the report fairly present the financial condition of the issuer and (b) the CEO and CFO to also be responsible for establishing and maintaining internal controls, and in the certification, these officers must certify that each has evaluated the effectiveness of the issuer’s internal controls, that they have designed the internal controls in such a way as to ensure that material information relating to the issuer will be brought to the attention of these officers during the period for which the report is being issued, and that they have included their conclusions about the effectiveness of the internal controls in their report; and (ii) Section 407 of the Sarbanes Oxley Act, which requires that the issuer’s audit committee contain at least one member who is a financial expert as defined by the SEC, and if it does not, it must disclose why not. Thus, as a non-SEC reporting company that will not have to expend time and money on compliance matters, our management will be able to focus more of its attention on our customers and the community in which we operate;

•	Operating as a non-SEC reporting company will increase management’s flexibility to consider and initiate actions such as a merger or sale of the company without having to file a preliminary proxy statement with the SEC and otherwise comply with Regulation 14A of the Securities Exchange Act, which actions may produce future benefits and growth;

•	The reclassification transaction proposal allows us to discontinue our reporting obligations with the SEC, and allows those shareholders receiving shares of Class A common stock, Class B common stock, or Series A Preferred Stock to still retain an equity interest in First Freedom and therefore participate at the same value per share as holders of common stock in the event of any sale of First Freedom; and

•	Completing the reclassification transaction at this time will allow us to begin to realize the cost savings, and will allow our management to redirect its focus to our customers and communities.
     We considered that some shareholders may prefer that we continue as an SEC-reporting company, which is a factor weighing against the reclassification transaction. However, we believe that the disadvantages of remaining a public company subject to the registration and reporting requirements of the SEC outweigh any advantages. Historically, our shares of common stock have been inactively traded. For example, for the nine months ended September 30, 2008, only 61,099 or approximately 3%, of our outstanding shares of common stock were traded. Also, we have no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for such acquisition. Accordingly, we are not likely to make use of any advantage that our status as an SEC-reporting company may offer.
     Other than the cost savings and other benefits associated with becoming a non-SEC reporting company, as outlined above, we do not have any other purpose for engaging in the reclassification transaction at this particular time.
     In view of the wide variety of factors considered in connection with its evaluation of the reclassification transaction, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations. As a general matter, however, the board of directors weighed the tangible economic value of the percentage increase in dividend rights associated with the Class A common stock, Class B common stock, and Series A Preferred Stock against the corresponding decreases in voting rights with respect to the Class A common stock, Class B common stock, and Series A Preferred Stock, and determined that a 3%, 5% and 10% increase in economic benefits was a fair exchange for the corresponding decreases in voting rights associated with the Class A common stock, Class B common stock, and Series A Preferred Stock, respectively, and, therefore, that the transaction was fair to all unaffiliated holders.

     The reclassification transaction, if completed, will have different effects on the holders of common stock and those receiving shares of Class A common stock, Class B common stock, or Series A Preferred Stock. You should read “Our Position as to the Fairness of the Reclassification Transaction” beginning on page 16 and “Effects of the Reclassification Transaction on Shareholders of First Freedom” beginning on page 34 for more information regarding these effects of the reclassification transaction.
     We considered the following alternative transactions in order to accomplish the proposed transaction: a tender offer, a stock repurchase on the open market or a reverse stock split whereby shareholder owning less than a certain number of shares would be “cashed out.” Ultimately, however, we elected to proceed with the reclassification transaction because the alternatives would be more costly, might not have reduced the number of shareholders below 300 and would not allow all shareholders to retain an equity interest in First Freedom. We have not sought, and have not received, any proposals from third parties for any business combination transactions, such as a merger, consolidation or sale of all or substantially all of our assets. Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations. Our board believes that by implementing a deregistration transaction, our management will be better positioned to focus its attention on our customers and the communities in which we operate, and expenses will be reduced. See “Purpose and Structure of the Reclassification Transaction” beginning on page 27 for further information as to why this reclassification transaction structure was chosen.
     The board is currently not contemplating engaging in any merger or sale of the company.
Our Position as to the Fairness of the Reclassification Transaction
     Based on a careful review of the facts and circumstances relating to the reclassification transaction, our board of directors believes that the “going private” transaction (i.e., the Rule 13e-3 transaction), including all the terms and provisions of the reclassification transaction, are substantively and procedurally fair to our unaffiliated shareholders. Our board of directors unanimously approved the reclassification transaction and has recommended that our shareholders vote “FOR” the reclassification transaction.
      Substantive Fairness
     In concluding that the terms and conditions of the Rule 13e-3 transaction and the reclassification transaction are substantively fair to unaffiliated shareholders, our board of directors considered a number of factors, all of which are described below. In its consideration of both the procedural and substantive fairness of the transaction, our board considered the potential effect of the transaction as it relates to all shareholders generally, to shareholders receiving Class A common stock, Class B common stock, or Series A Preferred Stock and to shareholders continuing to own shares of common stock. See “Effects of the Reclassification Transaction on Shareholders of First Freedom” beginning on page 34.
     The factors that our board of directors considered positive for all shareholders, including both those that will continue to hold common stock as well as those will have their shares converted into Class A common stock, Class B common stock, or Series A Preferred Stock, included the following:
•	our common stock trades infrequently, with only 70 reported trades occurring within the nine month period ended September 30, 2008, involving only 61,099 shares, or approximately 3%, of our outstanding common stock, a volume that our board felt did not provide our shareholders with sufficient opportunity to easily obtain cash for their shares. Thus, the board believed that the reclassification would not materially affect the liquidity of the shares to be exchanged by those existing common shareholders who will receive Class A or Class B common stock, or Series A Preferred Stock because there is not a market for the common stock in the first place. In the event you elect to dissent from the reclassification, as fully described beginning on page 41, this event will allow you to obtain the “fair value” of your shares in cash;

•	our smaller shareholders who prefer to remain as holders of common stock of the company, despite the board’s recommendation, may elect to do so by acquiring sufficient shares so that they hold at least 2,500 shares of common stock in their own names immediately prior to the reclassification transaction. The price to purchase 2,500 shares (using a price of $19.00 per share, which is an approximate price based on trade prices of our stock during 2008) is about $47,500; provided, however, that the actual cost to acquire a total of 2,500 shares would be less due to the fact that a shareholder would already own some shares. However, it may be difficult to acquire a sufficient number of shares of our common stock due to its illiquidity. While the board considered the difficulty in acquiring a sufficient number of shares of common stock to obtain the necessary threshold to be a negative factor due to the illiquidity of such stock, management plans to assist any shareholders wishing to buy or sell common stock by putting together any buyers or sellers of which management may be aware. In particular, you may contact John Bradshaw at (615) 444-1280 and let him know if you want to buy or sell common stock in order to meet any requisite threshold for owning a particular class or series of stock. If the company is aware or becomes aware of a buyer or seller, as the case may be, you will be given contact information for that buyer or seller, as the case may be. Further, while the board considered the common stock’s illiquidity to be a factor that could hamper a buyer or seller, the company’s offer to assist buyers and sellers, combined with a holder’s right to dissent from the reclassification and receive cash in exchange for his common stock, afforded sufficient liquidity for the board to consider the reclassification fair to all of our unaffiliated holders;

•	beneficial owners who hold their shares in “street name,” who would receive shares of Class A common stock, Class B common stock, or Series A Preferred Stock if they were record owners instead of beneficial owners, and who wish to receive shares of Class A common stock, Class B common stock, or Series A Preferred Stock as if they were record owners instead of beneficial owners, can work with their broker or nominee to transfer their shares into a record account in their own name so that they receive shares of Class A common stock, Class B common stock, or Series A Preferred Stock;

•	shareholders receive limited benefit from our being an SEC-reporting company because of our small size, the lack of analyst coverage and the very limited trading of our common stock compared to the costs associated with the disclosure and procedural requirements of the Sarbanes-Oxley Act, in addition to the legal, accounting, and administrative costs in being a public company; accordingly, we believe that the costs to our shareholders of being a public company are not commensurate with the benefits to our shareholders of being a public company; and

•	all shareholders will realize the potential benefits of termination of registration of our common stock, including reduced expenses as a result of no longer needing to comply with SEC reporting requirements.
     In addition to the positive factors applicable to all of our shareholders set forth above, the factors that our board of directors considered positive for those shareholders receiving Class A common stock, Class B common stock, or Series A Preferred Stock included:

•	They would continue to have an equity interest in First Freedom and therefore participate in any future value from potential growth of the company which would be received as a result of any sale of the company at the same value per share as holders of common stock;

•	The holders would receive a premium in the payment of any dividends by the company. However, neither the Bank nor First Freedom has paid any dividends since inception. The Bank was formed in 2006, and state law prohibits banks from paying any dividends during the first three years of existence. Beginning in 2009, the Bank will be legally able to pay dividends if it has retained earnings, which will, in turn, allow First Freedom to pay dividends. We anticipate that the cost savings from stock reclassification will allow us to pay dividends sooner than we would be able to without the reclassification. However, we may never pay dividends if the Bank lacks sufficient earnings or if the board determines it is in the best interests of the company to retain earnings; and

•	No brokerage or other transaction costs are to be incurred by them in connection with the reclassification of their shares of common stock into Class A common stock, Class B common stock, or Series A Preferred Stock.
     Our board considered each of the foregoing factors to weigh in favor of the substantive fairness of the reclassification transaction to all of our shareholders, whether they are shareholders continuing to hold common stock or shareholders having their shares of common stock converted into Class A common stock, Class B common stock, or Series A Preferred Stock.
     In concluding that the terms and conditions of the Rule 13e-3 transaction and the reclassification transaction are substantively fair to unaffiliated holders of each class, our board of directors further considered the fact that the holders of the common stock are being offered multiple forms of consideration in connection with the reclassification transaction, and our board believes that the transaction is fair to all holders, regardless of which class of stock the holders will receive in connection with the reclassification transaction. Specifically, the board considered the following factors when making its determination that the reclassification transaction is substantively fair to the unaffiliated holders of each class:

Holders of Common Stock:	The board believes the reclassification transaction is fair to those holders who will continue to hold shares of common stock following the reclassification transaction because, while the holders of the common stock will not be entitled to any dividend premium, the holders of the common stock will be entitled to voting rights which exceed the voting rights of the holders of the Class A common stock, Class B common stock, and Series A Preferred Stock.

Holders of Class A Common Stock:	The board believes the reclassification transaction is fair to those holders who will receive shares of Class A common stock following the reclassification transaction because, while the holders of the Class A common stock will not be entitled to a dividend premium over the holders of the Class B common stock or Series A Preferred Stock, the holders of the Class A common stock will have voting rights which exceed the voting rights of the Class B common stock and the Series A Preferred Stock. In addition, although the holders of the Class A common stock will have fewer voting rights than the holders of the common stock, the holders of the Class A common stock will be entitled to a dividend premium over the holders of the common stock.

Holders of Class B Common Stock:	The board believes the reclassification transaction is fair to those holders who will receive shares of Class B common stock following the reclassification transaction because, while the holders of the Class B common stock will have fewer voting rights than the holders of the common stock and Class A common stock, the holders of the Class B common stock will be entitled to a dividend premium over the holders of the common stock and the Class A common stock. In addition, although the holders of the Class B common stock will not have a dividend premium over the holders of the Series A Preferred Stock, the holders of the Class B common stock represent a larger group of shareholders than the holders of the Series A Preferred Stock, and therefore, as a group, have greater voting power with respect to those matters on which they are entitled to vote.

Holders of Series A Preferred Stock:	The board believes the reclassification transaction is fair to those holders who will receive shares of Series A Preferred Stock following the reclassification transaction because, while the holders of the Series A Preferred Stock will have fewer voting rights than the holders of the common stock and Class A common stock, the holders of the Series A Preferred Stock will be entitled to a dividend premium over the holders of other classes of stock. The holders of Series A Preferred Stock will also have a liquidation preference over other shares of stock in the company, provided, however, this characteristic was not a material factor in the board’s determination of fairness of the re-classification transaction to the Series A Preferred Shareholders because the liquidation of the Bank, and thus the company, is improbable.
     Our board is aware of, and has considered, the impact of certain potentially countervailing factors on the substantive fairness of the reclassification transaction to our shareholders receiving Class A common stock, Class B common stock, or Series A Preferred Stock. In particular, the factors that our board of directors considered as potentially negative for those shareholders receiving Class A common stock, Class B common stock, or Series A Preferred Stock included:
•	they will be required to surrender their shares involuntarily in exchange for the Class A common stock, Class B common stock, or Series A Preferred Stock, although they will still have the opportunity to participate in any future growth and earnings of the company in the event the board declares dividends on the company’s stock or in the event of a sale of the company. In addition, such shareholders have the opportunity to liquidate their shares of common stock through the exercise of dissenters’ rights; and

•	they will lose voting rights except in certain limited situations, which loss may result in making these shares of Class A common stock, Class B common stock, or Series A Preferred Stock less valuable; although the board considered the potential loss in value, the board took into account the fact that the premium on the dividends for the Class A common stock, Class B common stock, and Series A Preferred Stock may have the countervailing effect of making this stock more valuable.
     The factors that our board of directors considered as potentially negative for all shareholders included:

•	following the reclassification transaction, you will have restrictions on your ability to transfer your shares of stock because our shares will be tradable only in privately-negotiated transactions, and there will not be a public market for our common stock, Class A common stock, Class B common stock, or Series A Preferred Stock, although, based on the historically low trading volume for the common stock, this factor is expected to have a limited impact;

•	because of the illiquidity of your stock, you will not be able to easily liquidate your investment in the company and will have to share in any potential future losses in the company’s value;

•	you will have reduced access to our financial information once we are no longer a reporting company, although shareholders will continue to have access to First Freedom Bank’s quarterly reports to banking regulators (our “call report”) and to our annual reports and other information which we intend to continue to make available to our shareholders (e.g., shareholder letters which would include information updating our financial performance and any other news affecting First Freedom, such as new offices, acquisitions, economic updates or new product offerings);

•	you will lose certain statutory safeguards because we will no longer be subject to the requirements of the Sarbanes-Oxley Act, which require our CEO & CFO to certify as to our financial statements and internal controls over financial reporting and as to the accuracy of our reports filed with the SEC; and

•	you will lose certain protections currently provided under the Securities Exchange Act of 1934, as amended, such as limitations on short-swing transactions by executive officers and directors under Section 16 of the Securities Exchange Act of 1934, as amended.
     Our board of directors believes that these potentially countervailing factors do not, individually or in the aggregate, outweigh the overall substantive fairness of the reclassification transaction to our shareholders and that the foregoing factors are outweighed by the positive factors previously described.
     Our board of directors believes that the exchange of one share of common stock for one share of Class A common stock, one share of Class B common stock, or one share of Series A Preferred Stock, depending on the number of shares of common stock held prior to the reclassification transaction, is fair to our unaffiliated shareholders. In concluding that the one-for-one exchange ratio is fair to our unaffiliated shareholders, our board of directors considered the following factors:
•	With respect to the value placed on voting rights, the board believes that the difference in value created from the reclassification transaction between the common stock with voting rights and the Class A common stock, Class B common stock, and Series A Preferred Stock without voting rights or with limited voting rights is not significantly material because the holders of common stock whose shares would be converted into Class A common stock, Class B common stock, or Series A Preferred Stock in the reclassification transaction currently own only about 29% of the outstanding shares of common stock and voting rights. Because most actions requiring shareholder consent provide that a majority of common stock must approve the matter, those holders of 29% of the common stock would not be able to control the outcome of a vote by themselves (without at least 21% of the holders of the common stock joining the vote). Because these shareholders do not hold a majority of the company’s outstanding stock, their ability to control any vote on matters brought before the shareholders is limited. Conversely, the holders of our common stock whose shares will remain shares of common stock following the reclassification currently own shares representing approximately 71% of the outstanding voting rights, so after the reclassification transaction, those holders of common stock will continue to own a sufficient number of shares to control any vote, although there is no evidence that these shareholders have historically voted as one group. The board determined that the loss of certain voting rights in connection with the reclassification of common stock to Class A common stock, Class B common stock, and Series A Preferred Stock would be offset by the economic gains those holders will receive from the dividend preference associated with the reclassification, making the transaction, as a whole, fair to the unaffiliated holders.

•	The board believes that any potential decrease in value from the exchange of common stock for Class A common stock, Class B common stock, or Series A Preferred Stock associated with the loss of voting rights (except in certain limited situations) is offset by the premium on dividends given to holders of Class A common stock, Class B common stock, and Series A Preferred Stock, and that the dividend premiums being offered to holders of Class A common stock, Class B common stock, and Series A Preferred Stock will be more valuable to such holders than the voting rights being taken away from such holders. This is in part because such holders represent only approximately 29% of the outstanding shares of common stock and voting rights, and thus, are not able to control any votes on matters brought before the shareholders. In addition, historically, the holders of common stock whose shares will be reclassified into shares of Class A common stock, Class B common stock, and Series A Preferred Stock have voted with the holders of the 71% of the common stock, or not at all, and therefore the loss of voting rights (except in certain limited circumstances) is unlikely to have any practical effect on such holders. Because the bank is within its first three years of operation, it is prohibited under state banking rules from paying dividends to its shareholders, either in the form of cash or stock. While it is the board’s and management’s intention to eventually pay dividends, there can be no assurance this will, in fact, occur. The board determined that the loss of certain voting rights in connection with the reclassification of common stock to Class A common stock, Class B common stock, and Series A Preferred Stock would be offset by the economic gains those holders will receive from the dividend preference associated with the reclassification, making the transaction, as a whole, fair to the unaffiliated holders.

•	Our shareholders have the opportunity to exercise dissenters’ rights under Tennessee law in the event that they do not believe that the one-for-one exchange ratio of their shares of common stock into Class A common stock, Class B common stock, or Series A Preferred Stock is acceptable or fair to them. It should be noted, however, that there may be a significant delay in payment for those shareholders exercising these rights. For example, there are several procedural requirements involved in exercising dissenters’ rights under Tennessee law. If you satisfy all these requirements, within ten (10) days after the approval by the shareholders of the charter amendments and reclassification transaction, we will send you a dissenters’ notice. This notice will include the date by which we must receive payment demand, which will be not fewer than one (1) nor more than two (2) months after the delivery of such notice. After such time, if you have complied with all the necessary requirements under Tennessee law, we will pay you the amount we estimate to be the fair value of your shares. If you disagree with this amount you may dispute it. If within two (2) months after receiving your payment demand the amount remains unsettled, we will commence court proceedings to determine the fair value of your shares. Because of these procedural hurdles, there may be a significant time delay in your receiving cash for your shares and ultimately the issue may have to be resolved by a court.

•	Our smaller shareholders who do not believe the one-for-one exchange ratio of their shares of common stock into Class A common stock, Class B common stock, or Series A Preferred Stock is acceptable or fair to them, or otherwise prefer to remain holders of common stock after the reclassification transaction, may elect to do so by acquiring a sufficient number of shares so that they hold at least 2,500 shares of common stock immediately prior to the reclassification transaction, although the board did consider the fact that it may be difficult for some smaller shareholders to purchase a sufficient number of shares, but in that situation, they may exercise their dissenters’ rights as noted above.

•	Our shareholders who prefer to receive a premium on dividends in lieu of voting rights may elect to do so by selling a sufficient number of shares so that they hold less than 2,500 shares of common stock, less than 900 shares of common stock, or less than 225 shares of common stock immediately prior to the reclassification transaction. It may be difficult to sell a sufficient number of our shares of common stock due to its illiquidity however. While the board considered the difficulty in selling a sufficient number of shares to obtain the necessary amounts to be a negative factor, management plans to assist any shareholders wishing to buy or sell common stock by putting together any buyers or sellers of which management may be aware. In particular, you may contact John Bradshaw at (615) 444-1280 and let him know if you want to buy or sell common stock in order to meet any requisite threshold for owning a particular class or series of stock. If the company is aware or becomes aware of a buyer or seller, as the case may be, you will be given contact information for that buyer or seller, as the case may be.
     In reaching a determination as to the substantive fairness of the reclassification transaction, we did not consider the liquidation value of our assets, the current or historical market price of our shares, our net book value, or our going concern value to be material for the reasons described in further detail below, because shareholders are not being “cashed out” in connection with the reclassification transaction and because the shares of Class A common stock, Class B common stock, and Series A Preferred Stock afford those holders the right to participate equally with the holders of common stock in any sale of the company.
     In determining that the historical and current market prices for the common stock were not material to the overall substantive fairness of the transaction, our board of directors considered that all of the purchases and sales of our common stock, of which management is aware within the last 18 months, have occurred in a price range of $18 to $25 per share. The board determined that even though the current market price for the company’s common stock is not anticipated to change materially as a result of the reclassification transaction, there can be no assurance that the price of our common stock will not fall, and, in fact, the board has no way to know the effect on the market price of stock post-reclassification. Moreover, because there is no market for our shares, there is no way to predict at what prices the Class A common stock, Class B common stock, and Series A Preferred Stock will trade following the reclassification transaction. Accordingly, historical and current market prices of our stock were not a consideration in the board’s determination of substantive fairness.
     The book value per share of our common stock was $8.47 as of June 30, 2008. The book value would not change for any class or series of stock immediately following the reclassification transaction because the exchange ratio is one-for-one. Moreover, the book value would change in the future as a direct result of the reclassification transaction only in the event that the company were to declare a dividend in stock of the company since certain holders of reclassified stock will be entitled to a dividend preference. In particular, in the event of a stock dividend, the net book value of the common stock would decrease because the holders of Class A common stock, Class B common stock, and Series A Preferred Stock would receive more shares than the holders of common stock in connection with any dividend declaration, and, therefore, the aggregate net book value for a holder of Class A common stock, Class B common stock, and Series A Preferred Stock would increase. The board of directors determined, however, that any potential change in net book value as a result of a future dividend is not material to the substantive fairness of the reclassification transaction as a whole because there can be no assurances of any dividends in the future, whether in the form of stock or cash.
     Our board of directors also did not view the liquidation value of the company as a representative value to determine the fairness of the transaction since the majority of our assets are financial assets, and their book value roughly approximates their liquidation value. In the event the company’s assets were sold in an orderly liquidation, some portion of the company’s loans and deposits may be sold at a slight premium or discount to book value depending on applicable interest rates. However, any premium which might be paid over book value, if any, would not be material, particularly when considering the discount for which certain other assets may be sold and the expense of the liquidation process. As a result, our board of directors estimates that the liquidation value would not be materially different from the book value and, for the reasons described above, is not material to the substantive fairness of the reclassification.
     Our board of directors did not consider the “going concern value” of the company to be material to the substantive fairness of the transaction since the shareholders are not being “cashed out,” and all shareholders will continue to participate in any sale of the company. Further, based on the knowledge and judgment of the board of directors with regard to trading prices in the banking industry, and the company’s operations and business plans, the board of directors is of the opinion that the historical and current trading price better reflects the value of our common stock, as compared to any discounted dividend model, on a going concern basis.
     Because of the foregoing, we also did not consider any repurchases by the company of its stock over the past two years (since there were none) or any report, opinion or appraisal or firm offers by unaffiliated parties within the past two years.
     Opinion of the Bank’s Financial Advisor
     Professional Bank Services, Incorporated (“PBS”) was engaged by First Freedom to advise the board of directors as to the fairness of the proposed stock reclassification, from a financial perspective, as described this proxy statement.
     PBS is a bank consulting firm with offices located throughout the United States. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution transactions. Neither PBS nor any of its affiliates has a material financial interest in the Bank. PBS was selected to advise the board of directors of the Bank and the company based upon its familiarity with Tennessee financial institutions and knowledge of the banking industry as a whole.
     PBS performed certain analyses and presented its opinion to the board of directors as to the fairness of the proposed stock reclassification in the form of a Fairness Opinion dated October 24, 2008. A copy of the Fairness Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, is attached as Appendix E and should be read in its entirety.
     In arriving at its Fairness Opinion, PBS reviewed certain publicly available business and financial information relating to the Bank and the company. PBS considered certain financial and stock market data of the Bank and the company, compared that data with similar data for certain other banks and bank holding companies and considered the financial terms of certain comparable stock reclassifications that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of the Bank or the company.
     PBS reviewed and analyzed the historical performance of the Bank including the December 31, 2006 and 2007 audited annual reports of the Bank; Consolidated Report of Condition and Income (CALL REPORT) dated December 31, 2006 and 2007, March 31, 2008, June 30, 2008, and September 30, 2008 filed by the Bank and the Bank’s operating budget; and various internal reports. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.
     In connection with rendering the Fairness Opinion, PBS performed a variety of financial analyses. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a Fairness Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Bank. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.
     Procedural Fairness
     We believe that the reclassification transaction is procedurally fair to all of our unaffiliated shareholders. In concluding that the reclassification transaction, including the Class A common stock, Class B common stock, or Series A Preferred Stock to be received by holders of common stock, is procedurally fair to our unaffiliated shareholders, our board of directors considered a number of factors. The factors that our board of directors considered positive for all shareholders included the following:
•	Tennessee law allows for dissenters’ rights in the event that a shareholder no longer wants to retain an equity interest in the company or does not believe the exchange ratio to be fair;

•	our board discussed the possibility of forming an independent special committee to evaluate the reclassification transaction because all of our board members will continue to own common stock after the reclassification transaction since they all currently own more than 2,500 shares of common stock. However, the board gave no consideration to the share cutoff number relative to the share ownership of the board members, as evidenced by the fact that certain of our board members will be required to exchange their common stock for Class B common stock and Series A Preferred Stock. In particular, directors Bender, Dixon, and Laine may also receive Class A common stock, Series A Preferred Stock or Class B common stock, as the case may be, in addition to retention of a portion of their common stock, due to how their shares of common stock are held of record. Accordingly, the board members believed a special committee for the reclassification transaction to represent those holders who will receive a different security was not needed because the board members will not be afforded any special consideration in the reclassification transaction;

•	management and our board considered alternative methods of effecting a transaction that would result in our becoming a non-SEC reporting company, each of which was determined to be impractical, more expensive than the reclassification transaction, involving a cash-out of certain of our shareholders, or potentially ineffective in achieving the goals of allowing shareholders to retain an equity ownership in the company while at the same time eliminating the costs and burdens of public company status; and

•	shareholders will have the opportunity to determine whether or not they will remain shareholders owning solely common stock or shares of Class A common stock, Class B common stock, or Series A Preferred Stock after the reclassification transaction by acquiring sufficient shares so that they hold at least 2,500 shares of common stock immediately prior to the reclassification transaction or selling sufficient shares so that they hold less than 2,500 shares of common stock immediately prior to the reclassification transaction, so long as they act sufficiently in advance of the reclassification transaction so that the sale or purchase is reflected in our shareholder records by the close of business (local time) on December 1, 2008, the expected effective date of the reclassification transaction. It may be difficult to acquire or sell a sufficient number of shares of our common stock due to its illiquidity; however, management plans to assist any shareholders wishing to buy or sell common stock by putting together any buyers or sellers of which management may be aware. In particular, you may contact John Bradshaw at (615) 444-1280 and let him know if you want to buy or sell common stock in order to meet any requisite threshold for owning a particular class or series of stock. If the company is aware or becomes aware of a buyer or seller, as the case may be, you will be given contact information for that buyer or seller. Further, while the board considered the common stock’s illiquidity to be a factor that could hamper a buyer or seller, the company’s offer to assist buyers and sellers, combined with a holder’s right to dissent from the reclassification and receive cash for the holder’s common stock, afforded sufficient liquidity for the board to consider the reclassification procedurally fair to all of our unaffiliated holders.
     Our board of directors considered each of the foregoing factors to weigh in favor of the procedural fairness of the reclassification transaction to all of our shareholders, whether they are receiving shares of Class A common stock, Class B common stock, or Series A Preferred Stock or will continue to hold shares of common stock.
     The board is aware of, and has considered, the impact of the following potentially countervailing factors, which affect both shareholders receiving Class A common stock, Class B common stock, or Series A Preferred Stock, as well as those continuing to own common stock to the same degree, on the procedural fairness of the reclassification transaction:
•	both executive management and the board own more than 2,500 shares of common stock, so they will be able to effectuate whether to cause their existing shares of common stock to be reclassified by changing how those shares are held of record better than, for example, a shareholder who owns only 100 shares of common who may have a more difficult time acquiring a sufficient number of shares of common stock to hold the same security after the reclassification transaction;

•	although the interests of the shareholders receiving shares of Class A common stock, Class B common stock, or Series A Preferred Stock are different from the interests of the shareholders continuing to own common stock, which may create actual or potential conflicts of interest in connection with the reclassification transaction, neither the full board nor any of the independent directors retained an independent, unaffiliated representative to act solely on behalf of the shareholders receiving shares of Class A common stock, Class B common stock, or Series A Preferred Stock for the purpose of negotiating the terms of the reclassification transaction or preparing a report concerning the fairness of the reclassification transaction;

•	we did not solicit any outside expressions of interest in acquiring the company; and

•	we did not receive a report, opinion, or appraisal from an outside party as to the value of our common stock or the Class A common stock, Class B common stock, or Series A Preferred Stock, the fairness of the transaction to those shareholders receiving shares of Class A common stock, Class B common stock, or Series A Preferred Stock, or the fairness of the transaction to First Freedom.
     Our board of directors believes that the foregoing potentially countervailing factors did not, individually or in the aggregate, outweigh the overall procedural fairness of the reclassification transaction to our shareholders, whether they will be receiving shares of Class A common stock, Class B common stock, or Series A Preferred Stock or will continue to own shares of common stock, and the foregoing factors are outweighed by the procedural safeguards previously described. With reference to the lack of a special committee, the board felt that because its sole conflict of interest is a relatively insignificant increase in its aggregate share ownership following the reclassification transaction (equaling an increase of almost 9% from 23% to 32% in total share ownership for all directors and executive officers) and because members of the board were not afforded any special consideration with respect to the share cut-off number in the reclassification transaction, it was unnecessary to form a special committee or retain an independent fairness advisor and that the procedural safeguards described above were sufficient to protect the unaffiliated holders.
     In addition, with respect to the determination not to seek a valuation, our board felt that the fact that shareholders receiving Class A common stock, Class B common stock, or Series A Preferred Stock would continue to retain an equity interest in the company and also would receive premiums to holders of common stock in any payment of dividends by the company, presented sufficient protection in value to such shareholders. After the Bank is able to pay dividends under Tennessee law, dividends may be paid annually, unless capital levels should fall below acceptable levels. There can be no guarantee, however, that the company will issue any dividends, either in the form of stock or cash.
     The board also considered the difference in value between the common stock with voting rights and Class A common stock, Class B common stock, or Series A Preferred Stock without such voting rights or with limited voting rights not to be significantly material since the holders of common stock whose shares would be converted into Class A common stock, Class B common stock, or Series A Preferred Stock in the transaction currently own only about 29% of the outstanding shares of common stock and voting rights. Because most actions requiring shareholder consent provide that a majority of common stock must approve the matter, those holders of 29% of the common stock would not be able to control the outcome of a vote by themselves (without at least 71% of the holders of the common stock joining the vote). Because these shareholders do not hold a majority of the company’s outstanding stock, their ability to control any vote on matters brought before the shareholders is limited. Conversely, the holders of our common stock whose shares will remain shares of common stock following the reclassification currently own shares representing approximately 71% of the outstanding voting rights, so after the reclassification transaction, those holders of common stock will continue to own a sufficient number of shares to control any vote, although there is no evidence that these shareholders have historically voted as one group. The board determined that the loss of certain voting rights in connection with the reclassification of common stock to Class A common stock, Class B common stock, and Series A Preferred Stock would be offset by the economic gains those holders will receive from the dividend preference associated with the reclassification, making the transaction, as a whole, fair to the unaffiliated holders.

     Shareholders also have the opportunity to exercise dissenters’ rights under Tennessee law to the extent that they do not believe that the conversion of their shares of common stock into Class A common stock, Class B common stock, or Series A Preferred Stock is acceptable or fair to them.
     We therefore believe that the reclassification transaction is substantively and procedurally fair to all shareholders, for the reasons and factors described above. In reaching this determination, we have not assigned specific weights to particular factors, and we considered all factors as a whole. None of the factors that we considered led us to believe that the reclassification transaction is unfair to any of our shareholders.
     We have not made any provision in connection with the reclassification transaction to grant you access to our corporate files or to obtain counsel or appraisal services at our expense. With respect to access to our corporate files, under Section 48-26-102 of the TBCA, shareholders of a corporation are entitled to inspect and copy, during regular business hours, records of the corporation that are required to be kept at the corporation’s principal office, which include: 1) current charter; 2) current bylaws; 3) resolutions relating to the rights and preferences of the outstanding stock of the corporation; 4) minutes of shareholder meetings and records of all actions taken without a meeting for the past three years; 5) all written communications to shareholders over the last three years; 6) names and business addresses of the corporation’s officers and directors; and 7) the most recent annual report delivered to the Secretary of State. A shareholder must give the corporation written notice at least five business days in advance of any inspection. In addition, a shareholder may inspect the following records only if the shareholder’s demand to see such records is made in good faith and for a proper purpose, that purpose is described with reasonable specificity, the records inspected are directly connected to that purpose, and the shareholder gives the corporation written notice at least five business days beforehand: excerpts of any meeting of the board of directors, records of any action of a board committee, records of any action taken without a meeting, accounting records, and the record of shareholders. In light of the extensive access Tennessee shareholders are given to our records, the board believed these statutory safeguards adequately protect shareholders’ ability to access information on First Freedom. Furthermore, our board determined that this proxy statement, together with our other securities filings with the SEC and the FDIC, and shareholders’ ability to access our corporate records under Tennessee law, as described above, provide you with adequate information. With respect to obtaining counsel or appraisal services at our expense, the board did not consider these actions necessary or customary.
      Board Recommendation
     Our board of directors believes the terms of the reclassification transaction are fair and in the best interests of our shareholders and unanimously recommends that you vote “FOR” the proposal to adopt the amendments to our charter that will allow us to effect the reclassification transaction.

Purpose and Structure of the Reclassification Transaction. The purposes of the reclassification transaction are to:
•	consolidate ownership of our common stock in under 300 record shareholders of common stock, which will discontinue our SEC reporting requirements and thereby achieve significant cost savings;

•	allow all of our shareholders to retain an equity interest in the company; and

•	allow our management to refocus time spent on SEC-reporting obligations and shareholder administrative duties to our business.
     For further background on the reasons for undertaking the reclassification transaction at this time, see “Background of the Reclassification Transaction” beginning on page 10 and “Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” beginning on page 13.
     The proposed transaction has been structured as a stock reclassification transaction to allow small shareholders the opportunity to retain an equity interest in the future value of the company by receiving the shares of Class A common stock, Class B common stock, or Series A Preferred Stock, to avoid disruption to shareholders of 2,500 or more shares of common stock who would remain unaffected in the transaction, and to limit the costs of the reclassification transaction by avoiding costs associated with cashing out the shares of the holders of 2,500 or less shares of common stock.
     Our board elected to structure the transaction to take effect at the record shareholder level, meaning that we will look at the number of shares registered in the name of a single holder to determine if that holder’s shares will be reclassified into shares of Class A common stock, Class B common stock, or Series A Preferred Stock. The board chose to structure the transaction this way in part because it determined that this method would provide us with the best understanding at the effective time of how many shareholders would receive shares of Class A common stock, Class B common stock, or Series A Preferred Stock, because we will be able to have a complete and final list of all record shareholders at the effective time. In addition, the board considered that effecting the transaction at the record shareholder level would allow shareholders some flexibility with respect to whether they will be receiving shares of Class A common stock, Class B common stock, or Series A Preferred Stock or will continue to hold shares of common stock. See “Effects of the Reclassification Transaction on Shareholders of First Freedom” beginning on page 34. Our board felt that this flexibility would help to enhance the substantive fairness of the transaction to all shareholders. Overall, the board determined that structuring the reclassification transaction as one that would affect shareholders at the record holder level would be the most efficient and cost-effective way to achieve its goals of deregistration, notwithstanding any uncertainty that may be created by giving shareholders the flexibility to transfer their holdings. For further background on the alternative structures considered by our board of directors please see “Background of the Reclassification Transaction” beginning on page 10 and “Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” beginning on page 13.
Effects of the Reclassification Transaction on First Freedom
     The reclassification transaction will have various positive and negative effects on First Freedom, which are described below.

     Effect of the Proposed Transaction on Our Outstanding Common Stock
     Our charter currently authorizes the issuance of 10,000,000 shares of common stock. The number of authorized shares of common stock will remain unchanged after completion of the reclassification transaction. As of the record date, the number of outstanding shares of common stock was 2,036,213. Based upon our best estimates, if the reclassification transaction had been consummated as of the record date, and assuming no shareholders exercised dissenters’ rights, the number of outstanding shares of common stock would be reduced to approximately 1,424,005.
     We have no current plans, arrangements or understandings to issue any common stock except as options may be exercised pursuant to our stock option plans.
Effect of the Proposed Transaction on Our Class A common stock, Class B common stock, and Series A Preferred Stock
     Our charter does not currently authorize us to issue any shares of Class A common stock, Class B common stock, or Series A Preferred Stock. The amendments to our charter will authorize the issuance of up to 1,000,000 shares of Class A common stock, up to 1,000,000 shares of Class B common stock, and up to 1,000,000 shares of Series A Preferred Stock, having those rights described in “Class A common stock, Class B common stock, and Series A Preferred Stock to be Issued in Reclassification Transaction” beginning on page 51 as well as in the attached Appendix A. After completion of the reclassification transaction, and assuming no shareholders exercise dissenters’ rights, we will have approximately 514,308 shares of Class A common stock outstanding; 136,877 shares of Class B common stock outstanding; and 48,338 shares of Series A Preferred Stock outstanding following the reclassification transaction. For additional information regarding our capital structure after the reclassification transaction, see “Description of Capital Stock” beginning on page 49.
Effect of the Proposed Transaction on Differently Situated Unaffiliated Holders
     The rights and preferences associated with the common stock, Class A common stock, Class B common stock, and Series A Preferred Stock are as follows:

		Class A	Class B	Series A
	Common Stock	Common Stock	Common Stock	Preferred Stock
Voting Rights	Entitled to vote on all matters for which shareholder approval is required pursuant to our governing documents, and under Tennessee law	Entitled to vote only on any merger, share exchange, sale of substantially all the assets, voluntary dissolution or as required by law	Only entitled to vote as may be required by law	Only entitled to vote as may be required by law, and in connection with the issuance of any stock having rights superior to the Series A Preferred Stock

Dividends	If and when declared by our	3% premium on any dividends paid on our	5% premium on any dividends paid on	10% premium on any dividends paid

		Class A	Class B	Series A
	Common Stock	Common Stock	Common Stock	Preferred Stock
	board of directors	common stock	our common stock	on our common stock

Liquidation Rights	Entitled to distribution of assets on same basis as holders of Class A common stock and Class B common stock	Entitled to distribution of assets on same basis as holders of common stock	Entitled to distribution of assets on same basis as holders of common stock	Entitled to distribution of assets (i) on same basis as holders of common stock, or (ii) equal to the book value of the common stock, whichever is greater

Conversion Rights	None	Convertible to common stock upon a change in control	Convertible to common stock upon a change in control	Convertible to common stock upon a change in control
Termination of Securities Exchange Act Registration and Reporting Requirements
     Upon the completion of the reclassification transaction, we expect that our common stock will be held by fewer than 300 record shareholders and each of the Class A common stock, Class B common stock, and Series A Preferred Stock will be held by fewer than 500 record shareholders. Accordingly, our obligation to continue to file periodic reports with the SEC will terminate pursuant to Rule 12h-3 of the Securities Exchange Act of 1934, as amended.
     The termination of the filing requirements will substantially reduce the information required to be furnished by us to our shareholders and to the SEC. Therefore, we estimate that we will eliminate costs and avoid immediately anticipated future costs associated with these filing requirements, which we estimate to be approximately $72,000 on an annual basis. These annual costs are broken down as follows:

Independent Auditors	$24,500
SEC Counsel	38,500
Current and Additional Staff Time	6,500
Internal Auditor	2,500

Total	$72,000
     Although we plan to have our financial statements audited going forward and will prepare an annual report for our shareholders, we expect these costs to be approximately $55,000 per year, which is substantially less than our current costs of $80,000 per year. These savings relate to the elimination of review by our auditors of our quarterly and annual reports to the SEC.

     In addition to those annual costs, we estimate saving approximately $37,500 of one-time costs and $129,000 of on-going annual costs associated with implementing the requirements of the Sarbanes-Oxley Act which costs would consist principally of our external audit under Section 404 of the Sarbanes-Oxley Act, hiring a consultant to assist with Section 404 compliance and the internal cost of our staff’s time associated with compliance with Section 404.
     We will apply for termination of our reporting obligations as soon as practicable following completion of the reclassification transaction. Following completion of the reclassification transaction, we intend to continue to provide our shareholders with financial information by continuing to disseminate our annual reports on a regular basis.
     Effect on Trading of Common Stock
     Our common stock is not actively traded. Once we stop filing reports with the SEC, our common stock will no longer be available for public trade.
      Effect on Statutory Anti-Takeover Protections
     The reclassification transaction will affect the applicability of certain statutory protections under Tennessee law afforded to corporations which have shares registered with the SEC. In particular, the provisions of the Tennessee Business Combination Act and the Greenmail Act, both summarized below, will no longer apply since we will not have any class of securities registered with the SEC following the reclassification transaction.
     The Tennessee Business Combination Act prohibits the company from entering into any business combination involving an interested shareholder for a period of five years from the date such interested shareholder acquired its shares, unless such business combination or the transaction in which such shareholder became an interested shareholder is approved by the board of directors prior to the share acquisition date. In addition, if such prior approval has not been obtained, the business combination is prohibited unless it is approved by the affirmative vote of two-thirds (2/3rd) of the voting stock not beneficially owned by the interested shareholder. This requirement does not apply if the business combination is consummated no less than five years from such shareholder’s share acquisition date and the shareholders of the corporation receive a fair price for their shares, as described in the statute. The Tennessee Business Combination Act also places requirements on the type of consideration which must be paid to shareholders in connection with any such business combination and further limits business combinations if an interested shareholder acquired its shares under certain circumstances. For purposes of the statute, an “interested shareholder” is one who beneficially owns, or an affiliate of one who beneficially owns, at least 10% of the voting power of any class or series of shares. None of the protections afforded under the Tennessee Business Combination Act will apply after the reclassification transaction is completed and we cease to be an SEC reporting company.
     The Greenmail Act provides that it is unlawful for a corporation to purchase any of its shares at a price above the market value of such shares from any person who holds more than three percent (3%) of the class of the securities to be purchased if such person has held the shares for less than two (2) years, unless approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class. The protections afforded by the Greenmail Act will no longer apply after the reclassification transaction is completed and the company ceases to be an SEC reporting company.
     All other anti-takeover protections afforded under Tennessee law will remain applicable after the reclassification transaction to the same extent as before the transaction.

     Other Financial Effects of the Reclassification Transaction
     We expect that the professional fees and other expenses related to the reclassification transaction of approximately $50,000 will not have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. Each shareholder’s interest in the net book value of the company will not be affected because the reclassification is a one-for-one stock exchange (assuming no holders exercise dissenters’ rights, in which case the shareholder’s interests in net book value will proportionately increase). Additionally, earnings per share will be affected only if the company issues stock dividends because, in that case, the beneficial owners of Class A and B common stock and Series A Preferred Stock will receive a disproportionate number of shares in relation to the holders of common stock due to the dividend preference. There can be no assurance, however, that the company will, in fact, make any dividend payments, either in the form of stock or cash.
     Effect on Outstanding Options
     In April 2006, the stockholders of the Bank approved the First Freedom Stock Option Plan (the Plan). The Plan was adopted and assumed by First Freedom as part of the share exchange to form our bank holding company earlier in 2008. The Plan provides for the granting of stock options, and authorizes the issuance of common stock upon the exercise of such options, for up to 500,000 shares of common stock to organizers of the Bank, senior management and other officers and employees from time to time. As of June 30, 2008, 426,500 options had been granted of which 3,312 have been forfeited. As of June 30, 2008, 274,825 options were vested and exercisable and 188 options had been exercised.
     The reclassification will not affect any outstanding options and each option, after the reclassification transaction, will continue to be exercisable for one share of common stock. As of September 30, 2008, there are outstanding, vested options to purchase 272,825 shares of common stock at $10.00 per share. Additionally, there were vested options to purchase 3,063 shares of common stock at prices ranging from $12.50 to $12.83 per share.
      Effect on Outstanding Warrants
     Subject to the approval of the shareholders at the Meeting, the board of directors has determined that the reclassification of certain of the Bank’s existing and outstanding common stock warrants will assist the Bank to maintain its status as a non-reporting company under the Exchange Act. This proposal will reclassify those common stock warrants in the same manner as shares of common stock will be reclassified. If approved, those common stock warrants held by shareholders who receive Class A common stock, Class B common stock, or Series A Preferred Stock in the reclassification will be converted into an equal number of Class A Common Stock Warrants, Class B Common Stock Warrants, or Series A Preferred Stock Warrants, respectively. Shareholders who hold common stock after the reclassification will continue to hold the same number of common stock warrants following the reclassification transaction. Shareholders who do not hold warrants prior to the reclassification will be unaffected by this reclassification of warrants. Those individuals who hold warrants but are not shareholders of the Bank (if any) will be unaffected by the warrant reclassification.
     For every five shares of common stock that a subscriber purchased under our initial stock offering, the subscriber received a warrant to purchase one share of common stock for $12.50 per share. The warrants are exercisable in whole or in part for up to three years, or until April 3, 2009. Currently, there are approximately 364,475 warrants outstanding. Holders of warrants do not have any voting or other rights as shareholders of the Bank. The warrants are detachable from the shares of common stock and, thus, may be transferred separately. Each outstanding warrant is subject to the First Freedom Bank Common Stock Warrant Agreement (the “Warrant Agreement”), which will be amended as a result of the reclassification transaction. The First Amendment to the Warrant Agreement is attached as Appendix C to this proxy statement.
     Under the terms of the Warrant Agreement, both the purchase price and the number of shares available for purchase under the Warrant Agreement are subject to adjustment upon the occurrence of such events as a stock dividend, stock split, or stock combination. The Warrant Agreement does not expressly provide that the warrants are subject to adjustment upon the occurrence of a stock reclassification, such as this one. However, the terms of the current Warrant Agreement allow the board of directors to, without the consent of the warrant holder, make changes to the Warrant Agreement that are required to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake in the Warrant Agreement, but which changes do not or will not adversely affect, alter, or change the rights, privileges or immunities of the warrant holders. The board believes that the omission of a “stock reclassification” from the events specified in the Warrant Agreement that allow for automatic conversion of the terms of the Warrant Agreement is an ambiguity that allows the board to unilaterally amend the agreement to correct.
     Even though the board of directors believes that it has the power to amend the Warrant Agreement to provide for the occurrence of a stock reclassification, the board is also recommending that the shareholders approve the reclassification, in order to ensure that the reclassification of our common stock warrants is fair to our shareholders. Additionally, the Warrant Agreement may be amended through a written amendment signed by the company and the warrant holder. Accordingly, shareholders who vote “FOR” the proposal to reclassify certain common stock warrants are agreeing to amend their Warrant Agreement by signing the proxy statement or voting in person at the Meeting in favor the proposal to reclassify certain stock warrants.
     The effect of the warrant reclassification will be that shareholders will hold warrants for the same class of stock as they own after the reclassification, which will assist the Bank to maintain its status as a non-reporting company under the Exchange Act.
     Effect on Conduct of Business after the Transaction
     We expect our business and operations to continue as they are currently being conducted and, except as disclosed below, the transaction is not anticipated to have any effect upon the conduct of our business.
     Effect on Our Directors and Executive Officers
     It is not anticipated that the reclassification transaction will have any effect on our directors and executive officers, other than with respect to their relative share ownership, and related changes in the book value and earnings per share associated with those shares. We expect that our directors and executive officers will hold more than 2,500 shares of common stock at the effective time of the reclassification transaction. As a result, they will, for the most part, continue to hold the same number of shares of common stock after the reclassification transaction as they did before. (We are aware of certain of our directors who will be required to exchange a portion of their common stock for Class A common stock, Class B common stock, and/or Series A Preferred Stock because of how their shares are held of record.) Because total outstanding shares of common stock will be reduced, however, the board, as a group, will hold a larger relative percentage of the voting common stock of the company. As of the record date, these directors and executive officers collectively beneficially held 521,582 shares, or 22.85% of our common stock, which includes their exercisable options to purchase shares of common stock, and had voting power over 256,985 shares, or 12.73% of our common stock. Based upon our estimates, taking into account the effect of the reclassification transaction on our outstanding shares as described above, the directors and executive officers will beneficially hold 29.83% of our common stock

(including exercisable stock options) and will have voting power with respect to 16.79% of our common stock.
Effect on Certain Shareholders under the Change in Bank Control Act.
     The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board (the “Federal Reserve”) is notice of the proposed acquisition. The Federal Reserve’s regulations establish a rebuttable presumption that the acquisition of voting securities constitutes control if, immediately after the acquisition, the shareholder or group of shareholders “acting in concert” will own or control 10% or more of any class of voting securities, and if one of the following criteria is satisfied: (a) the class of securities is registered under Section 12 of the Exchange Act, or (b) no other single shareholder will own or control a greater percentage of that class of voting securities. After the reclassification transaction, our common stock will cease to be registered under Section 12 of the Exchange Act, and the largest single shareholder of First Freedom common stock will individually hold 50,000 shares of common stock or approximately 3.7% of the then-outstanding common stock.
     For purposes of the Federal Reserve’s regulations under the Change in Bank Control Act, the following persons will be deemed to be “acting in concert:” (1) a company and any controlling shareholder, partner, trustee, or management official of the company, if both the company and the person own stock in the bank holding company; (2) an individual and the individual’s immediate family, regardless of whether the family members reside together; (3) companies under common control; and (4) persons that are parties to any agreement, contract, understanding, relationship, or other arrangement, whether written or otherwise, regarding the acquisition, voting, or transfer of voting securities of a bank holding company.
     Because of the method used by the Federal Reserve to determine “immediate family,” a shareholder will often be deemed to “control” a greater percentage of stock under Federal Reserve regulations than that same shareholder would be deemed to “beneficially own” under Rules 13d-1 or 16a-1 of the Exchange Act. Additionally, when calculating the amount of stock owned by a shareholder, the Federal Reserve will consider both vested and unvested options held by that shareholder, while Rule 13d-1 generally considers options that have vested or will vest within the next 60 days.
     After the reclassification, two shareholder groups which would be deemed to be “acting in concert” under the Change in Bank Control Act may be required to provide notice to the Federal Reserve. The shareholders who hold the largest amounts of stock in these two groups are John Lancaster and John Bradshaw. While Messrs. Lancaster and Bradshaw both currently serve as directors and executive officers of First Freedom and First Freedom Bank, they are not related to one another, parties to an agreement regarding the acquisition of voting securities, or otherwise deemed by the Federal Reserve to be “acting in concert” with one another.
     Members of Mr. Lancaster’s immediate family who will own common stock after the reclassification include Penny Lancaster, Jim K. and Vondell Lancaster, Lucy and Ewin Cowley, Jim E. and Debora Lancaster, Celia and Glenn Oldham, and other members of their respective extended families (the “Lancaster Group”). Members of Mr. Bradshaw’s immediate family who will own common stock after the reclassification include Karen Bradshaw, John C. Bradshaw, Jr, and other members of their respective extended families (the “Bradshaw Group”). After the reclassification transaction, the Lancaster Group will own or control 13.05% of the then-outstanding common stock, and the Bradshaw Group will own or control 11.98% of the then-outstanding common stock for purposes of the Change in Bank in Control Act. This information should not be construed as an admission by Messrs. Lancaster or Bradshaw that either are the beneficial owner, as such term is defined in Rule 13d-1 of the Exchange Act, of stock held by members of their respective family groups.

     First Freedom does not know of any other group of shareholders that would be deemed to be “acting in concert” by the Federal Reserve that will own or control more than 10% of the company’s common stock after the Reclassification.
Effects of the Reclassification Transaction on Shareholders of First Freedom
     The general effects of the reclassification transaction on the shareholders continuing to own common stock and the shareholders who will own Class A common stock, Class B common stock, or Series A Preferred Stock are described below.
Effects of the Reclassification Transaction on Shareholders Receiving Class A common stock, Class B common stock, or Series A Preferred Stock
     The reclassification transaction will have both positive and negative effects on the shareholders receiving Class A common stock, Class B common stock, or Series A Preferred Stock. Our board of directors considered each of the following effects in determining to approve the reclassification transaction:
Positive Effects:
     As a result of the reclassification transaction, the shareholders receiving Class A common stock, Class B common stock, or Series A Preferred Stock will:
•	be entitled to receive a dividend premium; and

•	have dissenters’ rights in connection with the reclassification transaction. See “Dissenters’ Rights” beginning on page 41.
     As a result of the reclassification transaction, the shareholders receiving Series A Preferred Stock will also be entitled to a distribution preference in the event of liquidation; however, it is improbable that the company will liquidate its assets.
Negative Effects:
     As a result of the reclassification transaction, the shareholders receiving Class A common stock, Class B common stock, or Series A Preferred Stock will:
•	no longer have any voting control over the general affairs of the company and will be entitled to vote only in limited circumstances; and

•	continue to hold shares that, like our shares of common stock, will not have any public trading market.
Effects of the Reclassification Transaction on the Shareholders Continuing to Hold Common Stock
     The reclassification transaction will have both positive and negative effects on the shareholders continuing to own common stock. Our board of directors considered each of the following effects in determining to approve the reclassification transaction:

Positive Effects:
     As a result of the reclassification transaction:
•	such shareholders will continue to exercise the sole voting control over the company; and

•	because the number of outstanding shares of common stock will be reduced, such shareholders will own a relative increased voting control over the company.
Negative Effects:
     As a result of the reclassification transaction:
•	the liquidity of our common stock will likely be reduced following the reclassification transaction because of the reduction in the number of our record shareholders of common stock and the fact that our stock will only be tradable in privately-negotiated transactions;

•	holders of our Class A common stock, Class B common stock, and Series A Preferred Stock will have the right to receive certain premiums with respect to any dividends declared by the company; and

•	holders of Series A Preferred Stock will have the right to a distribution preference in the event of liquidation; however, it is improbable that the company will liquidate its assets.
Plans or Proposals
     Other than as described in this proxy statement, neither we nor our management have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation, to sell or transfer any material amount of our assets, to change our board of directors or management, to change materially our indebtedness or capitalization, or otherwise to effect any material change in our corporate structure or business. As stated throughout this proxy statement, we believe there are significant advantages in effecting the reclassification transaction and becoming a non-SEC reporting company. Although our management does not presently have any intent to enter into any transaction described above, nor is our management in negotiations with respect to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of the shares of our capital stock or entering into any other arrangement or transaction we may deem appropriate. In this event, our shareholders may receive payment for their shares of our common stock, Class A common stock, Class B common stock, or Series A Preferred Stock in any such transaction lower than, equal to or in excess of the amount paid to those shareholders who exercise their dissenters’ rights and receive the fair value of their shares in connection with the reclassification transaction.
Record and Beneficial Ownership of Common Stock
     It is important that our shareholders understand how shares that are held by them in “street name” will be treated for purposes of the reclassification transaction described in this proxy statement. Shareholders who have transferred their shares of our common stock into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares. Instead, the brokerage firms or custodians typically hold all shares of our common stock that their clients have deposited with them through a single nominee; this is what is meant by “street name.” If that single nominee is the record shareholder for 2,500 or more shares, then the stock registered in that nominee’s name will be completely unaffected by the reclassification transaction. Because the reclassification transaction only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own less than 2,500 shares. Upon completion of the reclassification transaction, these beneficial owners will continue to beneficially own the same number of shares of our common stock as they did prior to the reclassification transaction, even if the number of shares they own is less than 2,500. If you hold your shares in “street name,” you should talk to your broker, nominee or agent to determine how they expect the reclassification transaction to affect you. Because other “street name” holders who hold through your broker, agent or nominee may adjust their holdings prior to the reclassification transaction, you may have no way of knowing whether you will receive shares of Class A common stock, Class B common stock, or Series A Preferred Stock in the reclassification transaction until it is consummated. However, because we think it is likely that any brokerage firm or other nominee will hold more than 2,500 shares in any one account, we think it is likely that all “street name” holders will remain shareholders of common stock.
     Our board of directors elected to structure the reclassification transaction so that it would take effect at the record shareholder level in part to allow shareholders some flexibility with respect to whether they will continue to own shares of common stock or receive Class A common stock, Class B common stock, or Series A Preferred Stock in the reclassification transaction. See “Purpose and Structure of the Reclassification Transaction” beginning on page 27. Shareholders who would still prefer to remain as holders of common stock of First Freedom, may elect to do so by acquiring sufficient shares so that they hold at least 2,500 shares in their own name immediately prior to the reclassification transaction. In addition, beneficial owners who would receive shares of Class A common stock, Class B common stock, or Series A Preferred Stock if they were record owners instead of beneficial owners, and who wish to receive such shares of Class A common stock, Class B common stock, or Series A Preferred Stock from First Freedom as a part of the reclassification transaction, should inquire of their broker or nominee as to the procedure and cost, if any, to transfer their shares into a record account into their own name. In either case, these shareholders will have to act far enough in advance of the reclassification transaction so that any consolidation, purchase or transfer is completed by the close of business (local time) on the day of the effective time.
Interests of Certain Persons in the Reclassification Transaction
     Our executive officers and directors who are also shareholders will participate in the reclassification transaction in the same manner and to the same extent as all of our other shareholders. We anticipate that all of our directors will own more than 2,500 shares of common stock, and therefore continue as shareholders of common stock if the reclassification transaction is approved. We are aware, however, of certain of our directors who will be required to exchange a portion of their common stock for Class A common stock, Class B common stock, or Series A Preferred Stock because of how their shares are held of record. In addition, because there will be fewer outstanding shares of common stock after the reclassification, these directors will own a larger relative percentage of the company’s common stock on a post-reclassification basis. This represents a potential conflict of interest because our directors unanimously approved the reclassification transaction and are recommending that you approve it. Despite these potential conflict of interest, the board believes the proposed reclassification transaction is fair to all of our shareholders for the reasons discussed in the proxy statement.
     The fact that each director’s percentage of our common stock will increase as a result of the reclassification transaction was not a consideration in the board’s decision to approve the reclassification transaction or in deciding its terms, including the 2,500 share cutoff. In this regard, the directors as a group will be treated the same as other shareholders. In addition, the board determined that any potential conflict of interest created by the ownership of our stock by its members is relatively insignificant. The board did not set the 2,500 share cutoff in order to avoid any director receiving shares of Class A common stock, Class B common stock, or Series A Preferred Stock in the reclassification. In addition, the increase in each director’s percentage voting ownership of our common stock resulting from the reclassification transaction is expected to be insignificant. As a group, the percentage beneficial ownership of all directors and executive officers would increase almost 7%, from approximately 22.85% to approximately 29.83%, after the reclassification transaction.
     John Bradshaw, the director owning the most shares of our stock, beneficially owns approximately 4.14% of our common stock now, and would beneficially own approximately 5.81% following the reclassification transaction, which does not appreciably affect his ability to control the company. John Lancaster, our President and CEO, owns 3.35% of our common stock now, and would beneficially own approximately 4.71% of our common stock following the reclassification transaction, which does not have any appreciable effect on his ability to control the company. After the reclassification transaction, if First Freedom ever again becomes regulated under the Exchange Act as we are now, then Messrs. Bradshaw and Lancaster would be required to file reports under Rule 13d of the Exchange Act as beneficial owners of 5% or more of our stock. Additional information on how the Reclassification will impact Messrs. Lancaster and Bradshaw can be found on page 33, “Effects of the Reclassification Transaction on First Freedom Bank — Effects on Certain Shareholders under the Change in Bank Control Act.”
     Our board of directors was aware of the actual or potential conflicts of interest discussed above and considered them along with the other matters that have been described in this proxy statement under the captions “Background of the Reclassification Transaction” beginning on page 10, “Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” beginning on page 13 and “Effects of the Reclassification Transaction on Shareholders of First Freedom” beginning on page 34.
     In addition, our board of directors, throughout its consideration of the reclassification transaction, recognized that holders of common stock who will receive Class A common stock, Class B common stock, or Series A Preferred Stock in the transaction may wish to remain voting shareholders of the company. However, the board of directors believes that such relative voting control is not material as compared to the potential value available to such shareholders by retaining an equity interest in the company through their ownership of Class A common stock, Class B common stock, or Series A Preferred Stock. See “Description of Capital Stock” beginning on page 49; “Background of the Reclassification Transaction” beginning on page 10; and “Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” beginning on page 13.
     None of our executive officers or directors, who beneficially own in excess of an aggregate of 2,500 shares of common stock, has indicated to us that he or she intends to sell some or all of his or her shares of our common stock during the period between the public announcement of the transaction and the effective date. In addition, none of these individuals has indicated his or her intention to divide shares among different record holders so that fewer than 2,500 shares are held in each account, so that the holders would receive shares of Class A common stock, Class B common stock, or Series A Preferred Stock in connection with the conversion of their common stock.
Financing of the Reclassification Transaction
     We expect that the reclassification transaction will cost approximately $70,000, consisting of professional fees and other expenses payable by us related to the reclassification transaction. See “Fees and Expenses” beginning on page 44 for a breakdown of the expenses associated with the reclassification transaction.

Material Federal Income Tax Consequences of the Reclassification Transaction
     The following discusses the material federal income tax consequences to us and our shareholders that would result from the reclassification transaction. No opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the tax consequences of the reclassification transaction, and the conclusions contained in this summary are not binding on the Internal Revenue Service. This discussion is based on existing U.S. federal income tax law, which may change, even retroactively. This discussion does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In particular, it does not address the federal income tax considerations applicable to certain types of shareholders, such as: financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currency; traders in securities that elect mark-to-market; persons who hold our common stock as part of a hedge, straddle or conversion transaction; or persons who are considered foreign persons for U.S. federal income tax purposes. In addition, this discussion does not discuss any state, local, foreign or other tax considerations. This discussion also assumes that you have held and, in the case of continuing shareholders will continue to hold, your shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Shareholders are encouraged to consult their own tax advisor as to the particular federal, state, local, foreign and other tax consequences of the reclassification transaction, in light of their individual circumstances.
     Federal Income Tax Consequences to First Freedom
     We believe that the reclassification transaction would be treated as a tax-free “recapitalization” for federal income tax purposes. This should result in no material federal income tax consequences to us.
Federal Income Tax Consequences to Shareholders Who Continue to Own Common Stock
     If you continue to hold our common stock immediately after the reclassification transaction, you will not recognize any gain or loss or dividend income in the transaction and you will have the same adjusted tax basis and holding period in your common stock as you had in such stock immediately prior to the reclassification transaction.
Federal Income Tax Consequences to Shareholders Who Receive Shares of Class A common stock, Class B common stock, or Series A Preferred Stock
     Shareholders receiving Class A common stock, Class B common stock, or Series A Preferred Stock in exchange for their common stock will not recognize any gain or loss or dividend income in the reclassification. The holding period and adjusted tax basis of the common stock converted will carry over to the Class A common stock, Class B common stock, or Series A Preferred Stock.
     Sale of Stock
     Where the Class A common stock, Class B common stock, or Series A Preferred Stock is received for common stock in a tax-free recapitalization, the company expects the proceeds from a subsequent sale of this Class A common stock, Class B common stock, or Series A Preferred Stock will be treated as capital gain or loss to most shareholders. However, when a company recapitalizes its common stock in exchange for stock that is limited in liquidation and/or dividend rights, but does not participate in corporate growth to any significant extent, the stock received in the liquidation may be considered “Section 306 stock” under the Code if the transaction is substantially the equivalent of a stock dividend. Generally, a transaction will be treated as equivalent to a stock dividend if, had cash instead of stock been delivered to the shareholder, such cash distribution would have been treated as a dividend. A cash distribution in exchange for stock is normally not a dividend if all of the shareholder’s stock is redeemed in the transaction (see discussion below for other instances when a cash distribution will not be considered a dividend). Applying these rules, if cash instead of Class A common stock, Class B common stock, or Series A Preferred Stock was issued in the recapitalization, most shareholders would have all of their stock redeemed in the transaction, and therefore would not be treated as receiving dividend income. However, certain attribution rules can result in a shareholder being deemed to hold stock indirectly through a related party, and in such cases the recapitalization could be treated as equivalent to a stock dividend. In that case, the Class A common stock, Class B common stock, or Series A Preferred Stock received may be classified as Section 306 stock.
     If the Class A common stock, Class B common stock, or Series A Preferred Stock is classified as Section 306 stock, the proceeds from a subsequent sale of the Class A common stock, Class B common stock, or Series A Preferred Stock would be treated as ordinary income (dividend income) to the extent that the fair market value of the stock sold, on the date distributed to the shareholder, would have been a dividend to such shareholder had the company distributed cash in lieu of stock. Any excess of the amount received over the amount treated as ordinary income plus the cost basis of the stock will be treated as a capital gain and no loss, if any, would be recognized. Under current tax law, such dividend income will be taxed at the same rates that apply to net capital gains (i.e., 15%, or 5% to the extent the taxpayer’s taxable income is taxed at a rate below 25%). The current tax law provision in which dividends are taxed at net capital gain rates will not apply for tax years beginning after December 31, 2010. Unless any intervening tax legislation is enacted, ordinary income tax rates will be applicable for dividend income beginning January 1, 2009.
Federal Income Tax Consequences to Shareholders Who Exercise Dissenters’ Rights
     If you receive cash as a result of exercising dissenters’ rights in the reclassification transaction and do not continue to hold shares of our common stock immediately after the reclassification transaction, you will be treated as having had your shares redeemed by us which will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on your situation, will be taxed as either: (1) a sale or exchange of the redeemed shares, in which case you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares; or (2) a cash distribution which is treated: (a) first, as a taxable dividend to the extent of our accumulated earnings and profits; (b) then, if the total amount of cash paid in the reclassification transaction exceeds our accumulated earnings and profits, as a tax-free return of capital to the extent of your tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.
     Under Section 302 of the Code, a redemption of your shares of our common stock as part of the reclassification transaction will be treated as a sale or exchange of the redeemed shares if any of the following are true:
•	the reclassification transaction results in a “complete termination” of your interest in First Freedom;

•	your receipt of cash is “substantially disproportionate” with respect to other shareholders; or

•	your receipt of cash is “not essentially equivalent to a dividend.”
     These three tests are applied by taking into account not only shares that you actually own, but also shares that you constructively own pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, you are deemed to constructively own shares owned by certain individuals and entities that are related to you in addition to shares you own directly. For example, you are considered to own shares owned by or for your spouse, children, grandchildren, and parents, which is referred to as “family attribution.” In addition, you are considered to own a proportionate number of shares owned by estates or certain trusts in which you have a beneficial interest, by partnerships in which you are a partner, and by corporations in which you own, directly or indirectly, 50% or more (in value) of the stock. Similarly, shares owned directly or indirectly by beneficiaries of estates or certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be treated as owned by these entities. This is referred to as “entity attribution.” You are also deemed to own shares which you have the right to acquire by exercise of an option. Furthermore, shares constructively owned by someone may be reattributed to you. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to you through family attribution.
     Complete Termination. If you receive cash as a result of exercising dissenters’ rights in the reclassification transaction and do not constructively own any of our common stock after the reclassification transaction, your interest in First Freedom will be completely terminated by the reclassification transaction, and you will, therefore, receive sale or exchange treatment with respect to your common stock. Consequently, you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.
     If you receive cash in the reclassification transaction and would only constructively own shares of our common stock after the reclassification transaction as a result of family attribution, you may be able to avoid constructive ownership of the shares of our common stock by waiving family attribution and, thus, be treated as having had your interest in First Freedom completely terminated by the reclassification transaction. Among other things, waiving family attribution requires (a) that you have no interest in First Freedom (including as an officer, director, employee, or shareholder) other than an interest as a creditor during the 10-year period immediately following the reclassification transaction and (b) that you include an election to waive family attribution in your tax return for the year in which the reclassification transaction occurs.
     Substantially Disproportionate. If you receive cash in the reclassification transaction and immediately after the reclassification transaction you constructively own shares of our common stock, you must compare (a) your percentage ownership immediately before the reclassification transaction (i.e., the number of shares of common stock actually or constructively owned by you immediately before the reclassification transaction divided by 2,018,528, which is our current number of outstanding shares of common stock) with (b) your percentage ownership immediately after the reclassification transaction (i.e., the number of shares of common stock constructively owned by you immediately after the reclassification transaction divided by 1,424,005, which is our current estimate of the number of shares of common stock outstanding immediately after the reclassification transaction).
     If your post-reclassification transaction ownership percentage is less than 80% of your pre-reclassification transaction ownership percentage, the receipt of cash is “substantially disproportionate” with respect to you, and you will, therefore, receive sale or exchange treatment with respect to your common stock. Consequently, you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.
     Not Essentially Equivalent to a Dividend. If (a) you exercise no control over the affairs of First Freedom (e.g., you are not an officer, director, or high ranking employee), (b) your relative stock interest in First Freedom is minimal, and (c) your post-reclassification transaction ownership percentage is less than your pre-reclassification transaction ownership percentage, then your receipt of cash is “not essentially equivalent to a dividend,” and you will, therefore, receive sale or exchange treatment on your shares of our common stock exchanged for cash. For these purposes, constructive ownership of less than 1% of the outstanding shares is clearly a relatively minimal ownership interest, and constructive ownership of less than 5% of the outstanding shares is probably a relatively minimal ownership interest.

     Capital Gain and Loss
     For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will be subject to tax at ordinary income tax rates of up to 35%. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.
     Backup Withholding
     Shareholders who exercise dissenters’ rights and receive cash in the reclassification transaction would be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the reclassification transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal would require each such shareholder to deliver such information when the common stock certificates are surrendered following the effective time of the reclassification transaction. Failure to provide such information may result in backup withholding at a rate of 28%.
     As explained above, the amounts paid to you as a result of exercising dissenters’ rights in the reclassification transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The discussion of material U.S. federal income tax consequences of the reclassification transaction set forth above is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the reclassification transaction, in light of your specific circumstances.
Dissenters’ Rights
     Under Tennessee law, shareholders who comply with the procedures set forth in Sections 48-23-102 through 48-23-302 of the Tennessee Business Corporation Act (the “TBCA”) relating to dissenters’ appraisal rights are entitled to receive in cash the fair value of their shares of common stock. A shareholder must comply strictly with the procedures set forth in Tennessee law relating to dissenters’ rights, which are set forth in Appendix B to this proxy statement. Failure to follow such procedures will result in a termination or waiver of your dissenters’ rights. A vote in favor of the reclassification transaction will constitute a waiver of your dissenters’ rights. Additionally, voting against the reclassification transaction, without compliance with the other requirements, including sending us notice of your intent to dissent prior to the special meeting, does not perfect your dissenters’ rights.
     To perfect dissenters’ appraisal rights, a holder of stock must not vote in favor of those corporate actions listed in Section 48-23-102 of the TBCA, and must deliver to us, before the vote is taken, written notice of the shareholder’s intent to demand payment for his or her shares if the proposed action is effectuated. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, is the recommended form of transmittal) to John Bradshaw, our Corporate Secretary. A shareholder who does not properly deliver this written notice is not entitled to payment for the shareholder’s shares.
     Within ten (10) days after the corporate action is authorized by the shareholders or effectuated (whichever occurs first), we will send each shareholder who satisfied the requirements above a dissenters’

notice. The dissenters’ notice will include direction as to where the shareholder must send a payment demand, where and when the certificates for the shares must be deposited, and will include a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person asserting dissenters’ rights acquired beneficial ownership of the shares before that date. The dissenters’ notice from us will also set a date by which we must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date such dissenters’ notice is delivered. The dissenters’ notice will also be accompanied by a copy of Sections 48-23-101 through 48-23-302 of the TBCA.
     A shareholder asserting his or her appraisal rights must execute and return the payment demand form to us, and deposit his or her certificates in accordance with the terms of the dissenters’ notice before the date specified in the dissenters’ notice.
     A shareholder who does not execute and return the payment demand form and deposit his or her certificates by the date set forth in the dissenters’ notice will no longer be entitled to appraisal rights. A shareholder who does demand payment for his or her shares may not withdraw such demand without our consent.
     A shareholder may assert dissenters’ rights as to fewer than all the shares registered in his or her name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which the partial dissenter dissents and the partial dissenters’ other shares were registered in the names of different shareholders.
     As soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, we will pay each dissenter who complied with the above requirements the amount we estimate to be the fair value of each dissenters’ shares, plus accrued interest. The payment will be accompanied by (i) our most recent balance sheet, income statement, statement of changes in shareholders’ equity, and financial statements; (ii) a statement of our estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenters’ right to demand payment if the shareholder is dissatisfied with our payment or offer; and (v) a copy of Sections 48-23-101 through 48-23-302 of the TBCA.
     A dissenting shareholder may notify us in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of the dissenters’ estimate (less any payment previously made by us), or reject our offer under Section 48-23-208 of the TBCA and demand payment of the fair value of the dissenters’ shares and interest due, if the following conditions are met: (i) the dissenter believes that the amount paid or offered by us is less than the fair value of the dissenters’ shares or that the interest due is incorrectly calculated; (ii) we fail to make payment for the shares within two (2) months after the date set for demanding payment; or (iii) we, having failed to effectuate the proposed action, do not return the deposited certificates within two (2) months after the date set for demanding payment.
     In order to demand payment under the above paragraph, the dissenter must notify us of the dissenters’ demand in writing within one (1) month after we made or offered payment for the dissenters’ shares.
     If a shareholder makes a demand for payment which remains unsettled, we will commence a proceeding within two (2) months after receiving such payment demand and petition the court to determine the fair value of the shares and accrued interest. If we do not commence the proceeding within the two-month period, we shall pay each dissenter whose demand remains unsettled the amount demanded. We will make all dissenters whose demands remain unsettled parties to the proceeding as in an action against their shares. In such proceeding, the court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. Each dissenter made a party to the proceeding is entitled to judgment for either the amount, if any, by which the court finds the fair value of the dissenters’ shares, plus accrued interest, exceeds the amount paid by the corporation; or for the fair value, plus accrued interest, of the dissenters’ after-acquired shares for which the corporation elected to withhold payment.
     The court in an appraisal proceeding will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against us, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment with respect to their appraisal rights. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against us and in favor of any or all dissenters if the court finds we did not substantially comply with the requirements of the TBCA with respect to appraisal rights, or against either us or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Section 48-23-209 of the TBCA. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against us, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
     The foregoing does not purport to be a complete statement of the provisions of the TBCA relating to the statutory dissenters’ appraisal rights and is qualified in its entirety by reference to the dissenters’ appraisal rights provisions, which are reproduced in full in Appendix B to this proxy statement and which are incorporated herein by reference.
     We plan to determine “fair value” based on the book value of our stock, the value of our stock using a multiple of earnings, or the value of our stock based on a review of comparative financial institutions. Our board may also choose to rely on independent third parties to determine the “fair value” of our shares.
Regulatory Requirements
     In connection with the reclassification transaction, we will be required to make a number of filings with, and obtain a number of approvals from, various federal and state governmental agencies, including:
•	filing of the amendments to our charter with the Tennessee Secretary of State, in accordance with Tennessee law; and

•	complying with federal and state securities laws, including filing of this proxy statement on Schedule 14A and a transaction statement on Schedule 13E-3 with the SEC.
Accounting Treatment
     The accounting treatment of the reclassification transaction will be in accordance with accounting principles generally accepted in the United States of America. Shares of common stock reclassified to Class A common stock, Class B common stock, or Series A Preferred Stock will result in a reduction of the total par value of common stock outstanding and an equal increase in Class A common stock, Class B common stock, and Series A Preferred Stock outstanding. For shares of common stock purchased from dissenters, common stock will be reduced by the par value and additional paid-in capital will be reduced by the excess of the redemption price over the par value.
Fees and Expenses
     We will be responsible for paying the fees and expenses related to the reclassification transaction, which will consist primarily of fees and expenses of our attorneys and accountants and other related charges. We estimate that our expenses will total approximately $70,000, assuming the reclassification transaction is completed. This amount consists of the following estimated fees:

Description	Amount
Legal fees and expenses	$50,000
Accounting fees and expenses	10,000
Printing and mailing costs	10,000

Total	$70,000

     We anticipate that these fees will be paid through dividends from our subsidiary First Freedom Bank.

PROPOSAL 3
RECLASSIFICATION OF COMMON STOCK WARRANTS AND
REQUEST FOR CONSENTS TO AMEND WARRANT AGREEMENTS

     Subject to the approval of the shareholders at the Meeting, the board of directors has determined that the reclassification of certain of the Bank’s existing and outstanding common stock warrants will assist the Bank to maintain its status as a non-reporting company under the Exchange Act. The board of directors is also requesting that you consent to the amendment of the Common Stock Warrant Agreement. The First Amendment to the Warrant Agreement is attached as Appendix C to this proxy statement.
     Reasons for the Reclassification and Amendment of the Common Stock Warrant Agreements
     After the reclassification transaction, we anticipate having 209 shareholders of record of common stock, 315 holders of Class A Common Stock, 300 holders of Class B Common Stock, and 344 holders of Series A Preferred Stock. Because we will have fewer than 300 holders of record of common stock and fewer than 500 holders of record in other classes of stock, we will be able to “go private” and end our reporting requirements under the Exchange Act. If the number of shareholders of record for the common stock ever rises above 300, then we will again be responsible for making filings in compliance with Section 15(d) of the Exchange Act.
     For every five shares of common stock that a subscriber purchased under our initial stock offering, the subscriber received a warrant to purchase one share of common stock for $12.50 per share. Currently, there are approximately 364,475 warrants outstanding. These warrants will expire on April 3, 2009, and if all of these warrant holders exercised their warrants for common stock, the company would exceed 300 holders of record of common stock and be responsible once more for complying with the Exchange Act. Therefore, the board of directors determined that it is in the best interest of the company to recommend amending all warrant agreements so that those shareholders who receive Class A or Class B Common Stock or Series A Preferred Stock in the reclassification transaction will holder warrants for the same type of stock. This will allow us to keep our number of record holders in each class as low as possible, which will in turn allow us to continue to avoid the expensive reporting requirements of the Exchange Act in the future.
     Accordingly, all warrant holders are asked to consent to an amendment to the warrant agreement which, if approved, will reclassify those common stock warrants in the same manner as shares of common stock will be reclassified. If approved, those common stock warrants held by shareholders who receive Class A common stock, Class B common stock, or Series A Preferred Stock in the reclassification will be converted into an equal number of Class A Common Stock Warrants, Class B Common Stock Warrants, or Series A Preferred Stock Warrants, respectively. Shareholders who hold common stock after the reclassification will continue to hold the same number of common stock warrants following the reclassification transaction. Shareholders who do not hold warrants prior to the reclassification will be unaffected by this reclassification of warrants. Those individuals who hold warrants but are not shareholders of the Bank (if any) will be unaffected by the warrant reclassification.
     The following is a summary of the effects of the reclassification and amendment of our common stock warrants:

IF YOU ARE:	AFTER THE TRANSACTION:

A common stockholder after the reclassification transaction	Your warrant agreement will not be changed and will continue to be exercisable for common stock.

Class A Common Stock holder after the reclassification transaction	Your warrant agreement will be exercisable for the same number of Class A Common Stock at the same price as your current warrant agreement.

Class B Common Stock holder after the reclassification transaction	Your warrant agreement will be exercisable for the same number of Class B Common Stock at the same price as your current warrant agreement.

Series A Preferred Stock holder after the reclassification transaction	Your warrant agreement will be exercisable for the same number of Series A Preferred Stock at the same price as your current warrant agreement.
     The effect of the warrant reclassification will be that shareholders will hold warrants for the same class of stock as they own after the reclassification, which will assist the Bank to maintain its status as a non-reporting company under the Exchange Act. The company believes that these amendments are necessary in order to keep our number of common stockholder below 300. We believe that the consent of the holders of certificates representing at least a majority of the outstanding warrants is required for us to enter into the amendment.
     Under the terms of the Warrant Agreement, both the purchase price and the number of shares available for purchase under the Warrant Agreement are subject to adjustment upon the occurrence of such events as a stock dividend, stock split, or stock combination. The Warrant Agreement does not expressly provide that the warrants are subject to adjustment upon the occurrence of a stock reclassification, such as this one. However, the terms of the current Warrant Agreement allow the board of directors to, without the consent of the warrant holder, make changes to the Warrant Agreement that are required to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake in the Warrant Agreement, but which changes do not or will not adversely affect, alter, or change the rights, privileges or immunities of the warrant holders. The board believes that the omission of a “stock reclassification” from the events specified in the Warrant Agreement that allow for automatic conversion of the terms of the Warrant Agreement is an ambiguity that allows the board to unilaterally amend the agreement to correct.
     Even though the board of directors believes that it has the power to amend the Warrant Agreement to provide for the occurrence of a stock reclassification, the board is also recommending that the shareholders approve the reclassification, in order to ensure that the reclassification of our common stock warrants is fair to our shareholders. Additionally, the Warrant Agreement may be amended through a written amendment signed by the company and the warrant holder. Accordingly, shareholders who vote “FOR” the proposal to reclassify certain common stock warrants are agreeing to amend their Warrant Agreement by signing the proxy statement or voting in person at the Meeting in favor the proposal to reclassify certain stock warrants.
     Our board of directors unanimously recommends that you vote “FOR” the reclassification of our warrants and “FOR” consent to amend the warrant agreements.

PROPOSAL NO. 4
CONSENT TO CERTAIN AMENDMENTS TO OUR BYLAWS

     The bylaws of First Freedom Bancshares provide that the bylaws may be altered, amended, or repealed, and any new bylaws may be adopted, by a majority vote of the members present at any regular meeting of the company’s board of directors or any special meeting of the board of directors called for that purpose. At a regular meeting of the board of directors held on October 21, 2008, the board of directors of the company voted, subject to shareholder approval at the Meeting, to amend the bylaws of the company by adding a new Section 5 to Article II of the bylaws which further restricts the transferability of company stock. While the bylaws provide that they can be amended or supplemented by majority vote of the board of directors, the board of directors is requesting that you consent to the amendment of the bylaws. Even though shareholder approval is not required in order to amend the bylaws, including the provisions relating to stock transfer restrictions, the board of directors has decided to submit this matter to a vote of the shareholders given the impact it may have on your ability to transfer stock. The First Amendment to the bylaws is attached as Appendix D to this proxy statement.
     Explanation of Proposed Bylaw Amendment
     The following discussion summarizes the changes to our existing bylaws that would result from the approval by our shareholders of the amendment to our bylaws. This summary is qualified in its entirety by reference to the text of the proposed new Section 5 of Article II of the bylaws, which is included in Appendix D to this proxy statement.
     The company’s bylaws currently provide that, generally, no person may transfer common stock to any transferee if after the transfer the transferee, either alone or together with the transferee’s affiliates in the aggregate, would own more than 9.0% of the company’s total common stock. Exempted from this restriction on transfer are transfers of company stock to a transferee by will or the laws of intestate succession and acquisitions of company stock pursuant to the exercise of options or warrants to acquire company stock. We propose to amend our bylaws by adding additional restrictions on the transfer of our stock. The proposed restrictions would prohibit any transfer of company stock that does not meet one or more of the following conditions: (i) the transfer is of 500 or more shares of the class or series of stock being transferred to one (1) transferee, or of all the transferor’s shares to one (1) transferee if the transferor owns less than 500 shares; (ii) prior to the transfer, the transferee of the shares is a shareholder of the company who owns the same class or series of stock being transferred; (iii) the transfer will not result in an increase in the number of holders of record of any class or series of stock of the company, as determined in accordance with Rule 12g5-1 of the Exchange Act; or (iv) the transfer has been approved by vote of our board of directors. The proposed restrictions would also give the company a right of first refusal with respect to all transfers of company stock, other than lifetimes transfers by gift and transfers upon the death of a shareholder by will or the laws of intestate succession. While the company will have the right to purchase the shares of stock a shareholder proposes to dispose of during the shareholder’s lifetime in any non-gift transfer, the company will have no obligation to repurchase any such stock.
     Effects and Purpose of Proposed Bylaw Amendment
     As a result of the amendment, any company shareholder who wants to transfer company stock during the shareholder’s lifetime to a third party other than by way of gift will be required to give the company notice of the proposed transfer, and the company will have 30 days after receipt of this notice to notify the shareholder that it wishes to exercise its option to purchase the stock to be transferred. In the event the company exercises its option to purchase the stock, the company will, subject to the receipt of all requisite regulatory approvals, if any, required for the purchase of such stock by the company, purchase the stock from the transferring shareholder at the price and upon the terms at which the transferring shareholder would have transferred the stock to the third party. If the company does not exercise its option to purchase the stock, the shareholder will be allowed to proceed with transferring the stock to the third party.
     A primary effect of amending our bylaws to include the additional stock transfer restrictions described will be that the amendment of our bylaws, combined with the absence of an established trading market for our stock, may restrict your ability to transfer your shares of company stock. In addition, subject to regulatory approval, the company will have the right to purchase any stock you propose to transfer to a third party during your lifetime by any means other than gift. Also, once the bylaws are amended, any proposed transfer of company stock by a shareholder in violation of the stock transfer restriction of our bylaws will not be recognized by the company and will have no force or effect.
     The primary purpose of amending the company’s bylaws to include the additional stock transfer restrictions described is to prohibit certain transfers of company stock that could jeopardize our ability to maintain our status as a non-reporting company under the Exchange Act after the reclassification of our common stock.
     Other Considerations
     The proposal to approve the amendment of our bylaws is not contingent on shareholder approval of the reclassification of our common stock. If the bylaw amendment is approved by our shareholders, the new stock transfer restrictions will become effective regardless of whether the shareholders approve the reclassification transaction. Similarly, the proposal to reclassify our common stock is not contingent on shareholder approval of the amendment of our bylaws.
     As discussed more fully in “Interests of Certain Persons in the Reclassification Transaction” beginning on page 36, most, if not all, of our directors and certain of our executive officers own, and after the reclassification will own, substantial amounts of company stock, generally in excess of 500 shares. Accordingly, the proposed restriction on transfers of company stock providing that no transfer of less than 500 shares of any class or series of company stock will be permitted (absent the applicability of an exception) will in practice have no real effect on most, if not all, of our directors and certain of our executive officers, while it will have an effect on the transferability of stock held by company shareholders owning less than 500 shares of any class or series of company stock. However, transfers of company stock by these directors and executive officers will still be subject to all other restrictions on transfer contemplated by the amendment. See “Security Ownership of Certain Beneficial Owners and Management” beginning on page 59.
     Our board of directors believes that the amendment to our bylaws is in the best interest of the company and our shareholders and unanimously recommends that you vote “FOR” approval of the amendment.

DESCRIPTION OF CAPITAL STOCK
Common Stock
     We currently have 10,000,000 shares of authorized common stock, par value $1.00 per share. As of the record date, we had 1,168 registered shareholders of record and 2,036,213 shares of common stock outstanding. The outstanding shares of common stock are fully paid and nonassessable. The holders of our common stock have one vote per share in all proceedings in which action shall be taken by our shareholders.
Rights to Dividends
     The holders of our common stock are entitled to dividends when, as, and if declared by our board of directors out of funds legally available for dividends. The payment of any such dividends is subject to the rights granted to holders of the shares of Class A common stock, Class B common stock, and Series A Preferred Stock issued in the reclassification transaction, discussed below. Under Tennessee law, dividends may be legally declared or paid only if, after their payment, we can pay our debts as they come due in the usual course of business, and then only if our total assets equal or exceed the sum of our liabilities.
     The payment of dividends by First Freedom depends to a great extent on the ability of First Freedom Bank to pay dividends to First Freedom. First Freedom Bank is subject to the Tennessee Banking Act, which provides that the Bank may not declare dividends in any calendar year that exceeds the total of its net income of that year combined with its retained net income of the preceding two years without the approval of the Tennessee Department of Financial Institutions. Thereafter, 10% of net profits must be transferred to capital surplus prior to payment of dividends until capital surplus equals capital stock. First Freedom Bank is also subject to the minimum capital requirements of the FDIC which impact its ability to pay dividends. If First Freedom Bank fails to meet these standards, it may not be able to pay dividends or to accept additional deposits because of regulatory requirements.
     If, in the opinion of the applicable federal bank regulatory authority, a depository institution is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be such an unsafe and unsound banking practice. Moreover, the Federal Reserve Board, the Comptroller of the Currency and the FDIC have issued policy statements which provide that bank holding companies and insured depository institutions generally should only pay dividends out of current earnings.
General Voting Requirements
     The holders of our common stock have sole voting control over the company. Except for such greater voting requirements as may be required by law, the affirmative vote of the holders of a majority of the shares of common stock voting on a matter is required to approve any action for which shareholder approval is required. In the event the Class A common stock, Class B common stock, or Series A Preferred Stock is entitled to vote, the common stock votes together with the Class A common stock, Class B common stock and/or Series A Preferred Stock.

Rights Upon Liquidation
     In the event of our voluntary or involuntary liquidation or dissolution, or the winding-up of our affairs, our assets will be applied first to the payment, satisfaction and discharge of our existing debts and obligations, including the necessary expenses of dissolution or liquidation, and then, the holders of Series A Preferred Stock will be entitled to a distribution of assets (i) on a pro rata basis with the holders of our common stock, Class A common stock and Class B common stock, or (ii) in an amount equal to the book value of the common stock, whichever is greater, and then, the holders of the common stock, Class A common stock and Class B common stock on a pro rata basis. It is improbable, however, that the Bank, and thus the company, will liquidate its assets.
Class A Common Stock, Class B Common Stock, and Series A Preferred Stock
     Our charter does not currently authorize us to issue any shares of Class A common stock, Class B common stock, or Series A Preferred Stock. The amendments to our charter that you will consider at the special meeting will provide for (a) the authorization of 1,000,000 shares of Class A common stock; (b) the authorization of 1,000,000 shares of Class B common stock; (c) the authorization of 1,000,000 shares of Preferred Stock; (d) the reclassification of shares of common stock held by shareholders who own between 900 and 2,500 shares of common stock into shares of Class A common stock; the reclassification of shares of common stock held by shareholders who own between 225 and 899 shares of common stock into shares of Class B common stock, and the reclassification of shares of common stock held by shareholders who own 224 shares of common stock or less into shares of Series A Preferred Stock; and (e) the reclassification of common stock warrants held by shareholders who own between 900 and 2,500 shares of common stock into Class A common stock warrants; the reclassification of warrants of common stock held by shareholders who own between 225 and 899 shares of common stock into Class B common stock warrants, and the reclassification of warrants held by shareholders who own 224 shares of common stock or less into Series A Preferred Stock warrants. The reclassification of shares and of warrants will be made on the basis of one share of or warrant for Class A common stock, Class B common stock, or Series A Preferred Stock for each share of or warrant for common stock held.
     As to the remaining authorized shares of Class A common stock, Class B common stock, and Series A Preferred Stock which will not be issued in the reclassification transaction, our board of directors has the authority, without approval of our shareholders, from time to time to authorize the issuance of such stock in one or more series for such consideration and, within certain limits, with such relative rights, preferences and limitations as our board of directors may determine. The relative rights, preferences and limitations that our board of directors has the authority to determine as to any such series of such stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights, and liquidation preferences. Because our board of directors has the power to establish the relative rights, distributions and limitations of each series of such stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of Class A common stock, Class B common stock, or Series A Preferred Stock to be issued in the reclassification transaction. Although our board of directors has no intention at the present time of doing so, it could cause the issuance of any additional shares of Class A common stock, Class B common stock, or Series A Preferred Stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

Class A Common Stock, Class B Common Stock, and Series A Preferred Stock to be Issued in Reclassification Transaction
General
     The shares of Class A common stock, Class B common stock, and Series A Preferred Stock to be issued in the reclassification transaction will be fully paid and nonassessable shares of Class A common stock, Class B common stock, and Series A Preferred Stock.
Rank
     The Class A common stock, Class B common stock, and Series A Preferred Stock, with respect to dividend rights, ranks senior to the common stock and to all other classes and series of equity securities of the company, other than any classes or series of equity securities that we subsequently issue ranking on a parity with, or senior to the Class A common stock, Class B common stock, or Series A Preferred Stock, as to dividend rights. The relative rights and preferences of the Class A common stock, Class B common stock, and Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of capital stock and equity securities designated by our board of directors; provided, however, that the holders of Series A Preferred Stock shall be entitled to vote in connection with the issuance of any stock having such superior rights. The Class A common stock, Class B common stock, and Series A Preferred Stock is junior to indebtedness issued from time to time by the company, including notes and debentures.
Dividend Rights
     In the event that dividends are paid on our common stock, holders of Class A common stock shall be entitled to receive dividends which are 3% more than dividends paid on our common stock. We are not required to pay any dividends on the Class A common stock, and no cumulative dividends will be paid on Class A common stock.
     In the event that dividends are paid on our common stock, holders of Class B common stock shall be entitled to receive dividends which are 5% more than dividends paid on our common stock. We are not required to pay any dividends on the Class B common stock, and no cumulative dividends will be paid on Class B common stock.
     In the event that dividends are paid on our common stock, holders of Series A Preferred Stock shall be entitled to receive dividends which are 10% more than dividends paid on our common stock. We are not required to pay any dividends on the Series A Preferred Stock, and no cumulative dividends will be paid on Series A Preferred Stock.
Voting Rights
     Holders of Class A common stock shall have no general voting control over the company and shall be entitled to vote only upon any merger, share exchange, sale of substantially all of the assets, voluntary dissolution of the company and as otherwise required by law. On those matters on which the holders of the Class A common stock are entitled to vote, the holders have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with our bylaws. Except as may otherwise be provided for by law, the holders of Class A common stock vote together with the holders of common stock on matters to which they are entitled to vote.

     Holders of Class B common stock shall have no general voting control over the company and shall have no voting rights except as may be required by law. Specifically, Section 48-20-104 of the TBCA requires that a class or series of shares with no voting rights be nonetheless entitled to vote on any proposed amendment to the charter of the company that would result in any of the following actions: 1) increase or decrease the aggregate number of authorized shares of that class; 2) effect an exchange or reclassification of all or part of the shares of that class into shares of another class; 3) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of that class; 4) change the designation, rights, preferences, or limitations of all or part of the shares of that class; 5) change the shares of all or part of that class into a different number of shares of the same class; 6) create a new class or change a class with subordinate and inferior rights into a class of shares, having rights or preferences with respect to distributions or dissolution that are prior, superior, or substantially equal to the shares of that class, or increase the rights, preferences or number of authorized shares of any class having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of that class; 7) limit or deny an existing preemptive right of all or part of the shares of that class; 8) authorize the issuance as a share dividend of shares of such class in respect of shares of another class; or 9) cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of that class. On those matters on which the holders of Class B common stock are entitled to vote, the holders have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with our bylaws. Except as may otherwise be provided for by law, the holders of Class B common stock vote together with the holders of common stock and Class A common stock on matters to which they are entitled to vote.
     Holders of Series A Preferred Stock shall have no general voting control over the company and shall have no voting rights except as may be required by law, as described above, and in connection with the issuance of any stock having rights superior to the Series A Preferred Stock. On those matters on which the holders of Series A Preferred Stock are entitled to vote, the holders shall have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with our bylaws. Except as may otherwise be provided for by law, the holders of Series A Preferred Stock vote together with the holders of common stock, and to the extent entitled to vote on such matters, together with the holders of Class A common stock and Class B common stock.
Conversion Rights
     The shares of Class A common stock, Class B common stock, and Series A Preferred Stock shall be convertible into shares of common stock upon a change in control. A “change in control” shall mean (i) a merger, consolidation or reorganization of the company (except in the event of a recapitalization or similar financial restructuring which does not involve a material change in ownership of equity of the company), or (ii) a sale of substantially all of the assets of the company.
Liquidation Rights
     Holders of Class A common stock and Class B common stock are entitled to a distribution of assets of First Freedom in the event of any voluntary or involuntary liquidation, dissolution or winding-up of First Freedom, on a basis equivalent with the holders of common stock. The holders of Series A Preferred Stock will be entitled to a distribution preference and shall be entitled to a distribution of assets of First Freedom (i) on a pro rata basis with the holders of our common stock, Class A common stock and Class B common stock, or (ii) in an amount equal to the book value of the common stock, whichever is greater. It is improbable, however, that the Bank, and thus the company, will liquidate its assets.

Preemptive Rights
     Holders of Class A common stock, Class B common stock, and Series A Preferred Stock do not have any preemptive rights to purchase any additional shares of Class A common stock, Class B common stock, or Series A Preferred Stock, or shares of any other class of our capital stock that may be issued in the future.
Redemption Rights
     Holders of Class A common stock, Class B common stock, and Series A Preferred Stock have no right to require that we redeem their shares, nor do we have the right to require the holders of Class A common stock, Class B common stock, or Series A Preferred Stock to sell their shares to us.
Transactions Involving Our Securities
     Set forth below are transactions involving shares of our common stock of which we are aware during the past 60 days:
Exercise of Options
     There has been no exercise of options for our common stock during the past 60 days.
Stock Trades
     There have been no trades in our common stock during the past 60 days.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Some directors and officers of First Freedom and First Freedom Bank and members of their immediate families are customers of First Freedom Bank and have had and expect to have loan transactions with First Freedom Bank in the ordinary course of business. In addition, some of the directors and officers of First Freedom Bank are, at present, as in the past, affiliated with businesses which are customers of First Freedom Bank and which have had and expect to have loan transactions with First Freedom Bank in the ordinary course of business. These loans were made in the ordinary course of business and were made on substantially the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties. In the opinion of our board of directors, these loans do not involve more than a normal risk of collectability or present other unfavorable features. In the normal course of business, First Freedom Bank has made loans at prevailing interest rates and terms to its executive officers, directors and their affiliates aggregating $7,353,496 as of June 30, 2008 or 42.8% of shareholders’ equity. As of June 30, 2008 the outstanding balance of loans made by First Freedom Bank to these directors and executive officers was $5,247,823 or 30.5% of our shareholder equity. No loan to any officer or director exceeds 10% of our equity capital.

SELECTED HISTORICAL FINANCIAL INFORMATION (UNAUDITED)
     Set forth below is our selected historical financial information, which was derived from the audited financial statements included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 (the “Annual Report”) and from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 (the “Quarterly Report”) and from other information and data contained in the Annual Report and the Quarterly Report. More comprehensive financial information is included in the Annual Report and the Quarterly Report. The financial information that follows is qualified in its entirety by reference to, and should be read in conjunction with, the Annual Report, the Quarterly Report and all of the financial statements and related notes contained in the Annual Report and the Quarterly Report and in all other information filed with the Securities and Exchange Commission and the Federal Deposit Insurance Corporation, copies of which may be obtained as set forth below under the caption “Other Matters - Where You Can Find More Information” on page 62.
     The following schedule presents the financial position, results of operations, selected ratios and per share information for First Freedom Bank as of and for the six months ended June 30, 2008 and 2007 and for the years ended December 31, 2007 and December 31, 2006:

FIRST FREEDOM BANK FINANCIAL HIGHLIGHTS (UNAUDITED) *
In Thousands, Except Per Share Information

	As of and for the	As of and for the	As of and for	As of and for
	Six Months	Six Months	the Year Ended	the Year Ended
	Ended June 30,	Ended June 30,	December 31,	December 31,
	2008	2007	2007	2006
BALANCE SHEETS:
End of period:
Total assets	170,496	111,182	141,668	73,879
Loans, net	127,909	60,096	95,428	31,746
Securities, at market	32,814	30,887	35,545	19,939
Deposits	152,698	93,379	122,662	55,176
Shareholders’ equity	17,179	17,135	18,420	18,122
STATEMENTS OF OPERATIONS:
Interest income	4,532	3,025	7,409	2,011
Interest expense	2,828	1,778	4,403	783

Net interest income	1,704	1,247	3,006	1,228
Provision for possible loan losses	799	437	986	491

Net interest income after provision for possible loan losses	905	810	2,020	737
Non-interest income	400	141	379	69
Non-interest expense	1,815	1,349	2,738	2,433

Loss before income taxes	(510)	(398)	(339)	(1,627)
Income tax	0	0	0	0

Net Loss	(510)	(398)	(339)	(1,627)

Comprehensive (loss) earnings	(1,375)	(1,107)	49	(1,541)

PER SHARE DATA:
Basic loss per common share	(0.25)	(0.20)	(0.17)	(1.09)

Diluted loss per common share	(0.25)	(0.20)	(0.17)	(1.09)

Cash dividends per share	0.00	0.00	0.00	0.00

Book value per share, end of year	8.47	8.52	9.12	9.05

RATIOS:
Return on average shareholders’ equity	-5.50%	-4.44%	-1.90%	-11.59%

Return on average assets	-0.67%	-0.86%	-0.31%	-5.02%

Average shareholders’ equity to average assets	12.17%	19.37%	16.30%	43.27%

Earnings to fixed charges	82.28%	78.10%	92.44%	-94.24%

*	Because the holding company was not formed before June 30, 2008, the financial highlights presented here are derived from the Bank’-only financial statements.

FIRST FREEDOM BANCSHARES, INC.
Consolidating Pro Forma Balance Sheet
June 30, 2008
(In Thousands, Except Per Share and Ratio Data)

	Bank Only	Pro Forma Adjustments
						Consolidated
		Debit		Credit		Pro Forma
ASSETS
Loans, net of allowance for loan losses of $1,948	$127,909					$127,909
Securities available-for-sale, at market (amortized cost $33,205)	32,814					32,814
Federal funds sold	—					—
Restricted equity securities	518					518
Interest-bearing deposit in financial institution	—					—

Total earning assets	161,241					161,241
Cash and due from banks	1,862			70	(1)	1,792
Bank premises and equipment, net of accumulated depreciation	5,854					5,854
Accrued interest receivable	769					769
Deferred tax asset, net	—					—
Other real estate	—					—
Other assets	770					770
Goodwill	—					—

Total Assets	$170,496					$170,426

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$152,698					$152,698
Accrued interest payable	253					253
Short-term borrowings	269					269
Accounts payable and other liabilities	97					97

Total liabilities	153,317					153,317

Shareholders’ equity:
Series A preferred stock	—			48	(2)	48
Common stock, par value $1 per share, 10,000,000 shares authorized and 2,027,203 shares issued and outstanding prior to reclassification	2,027	599	(2)			1,428
Class A common stock	—			405	(2)	405
Class B common stock	—			146	(2)	146
Additional paid-in capital	18,686	3,213	(3)			15,473
Retained deficit	(3,143)	70	(1)	3,213	(3)	—

Accumulated other comprehensive loss	(391)					(391)

Total shareholders’ equity	17,179					17,109

Total liabilities and shareholders’ equity	$170,496					$170,426

(1)	To record Bank Holding Company organization expenses of $20,000, which was formed subsequent to June 30, 2008, and the proposed stock reclassification expenses of $50,000.

(2)	To record the reclassification of Class A, B and preferred stock.

(3)	To record the acquisition of the Bank stock by the Bank Holding Company.

Book value Per Preferred, Common, Class A and Class B Share	8.47	8.44

Capital Ratios:
Total Risk-Based Capital	13.20%	13.15%
Tier 1 Risk-Based Capital	11.95%	11.90%
Leverage Ratio	11.05%	11.01%

FIRST FREEDOM BANCSHARES, INC.
Consolidating Pro Forma Statement of Operations
For The Six Months Ended June 30, 2008
(In Thousands — Except Per Share Data and Ratio)

	Six Months Ended
	June 30,	Pro Forma Adjustments
	2,008	Debit	Credit	Pro Forma (1)

Interest income:
Interest and fees on loans	3,546			3,546
Interest and dividends on securities — taxable	920			920
Interest and dividends on restricted equity securities	1			1
Interest on federal funds sold	65			65

Total interest income	4,532			4,532

Interest expense:
Interest on negotiable order of withdrawal accounts	73			73
Interest on money market demand and savings accounts	183			183
Interest on certificates of deposit	2,571			2,571
Interest on short-term borrowings	1			1

Total interest expense	2,828			2,828

Net interest income	1,704			1,704
Provision for loan and lease losses	799			799

Net interest income after provision for loan and lease losses	905			905

Non-interest income	400			400
Non-interest expense	1,815			1,815

Loss before income taxes	(510)			(510)
Income taxes	0			0

Net loss	(510)			(510)

Basic loss per preferred, common, class A and class B share	(0.25)			(0.25)

Diluted loss per preferred, common, class A and class B share	(0.25)			(0.25)

Ratio of earnings (loss) to fixed charges	82.28%			82.28%

Dividends per share:
Preferred shares	$—			—

Common shares	$—			—

Class A shares	$—			—

Class B shares	$—			—

(1)	The proposed transaction would not have a material effect on the historical income statement as all transaction costs would be financed with existing non-interest bearing cash. Most of the anticipated savings will occur on a prospective basis.

FIRST FREEDOM BANCSHARES, INC.
Consolidating Pro Forma Statement of Operations
For The Year Ended December 31, 2007
(In Thousands — Except Per Share Data and Ratio)

	For the Year Ended
	December 31,	Pro Forma Adjustments
	2007	Debit	Credit	Pro Forma (1)

Interest income:
Interest and fees on loans	5,122			5,122
Interest and dividends on securities — taxable	1,648			1,648
Interest and dividends on restricted equity securities	1			1
Interest on federal funds sold	638			638

Total interest income	7,409			7,409

Interest expense:
Interest on negotiable order of withdrawal accounts	145			145
Interest on money market demand and savings accounts	255			255
Interest on certificates of deposit	3,998			3,998
Interest on short-term borrowings	5			5

Total interest expense	4,403			4,403

Net interest income	3,006			3,006
Provision for loan and lease losses	986			986

Net interest income after provision for loan and lease losses	2,020			2,020

Non-interest income	379			379
Non-interest expense	2,738			2,738

Loss before income taxes	(339)			(339)
Income taxes	0			0

Net loss	(339)			(339)

Basic loss per preferred, common, class A and class B share	(0.17)			(0.17)

Diluted loss per preferred, common, class A and class B share	(0.17)			(0.17)

Ratio of earnings to fixed charges	92.44%			92.44%

Dividends per share:
Preferred shares	$—			—

Common shares	$—			—

Class A shares	$—			—

Class B shares	$—			—

(1)	The proposed transaction would not have a material effect on the historical income statement as all transaction costs would be financed with existing non-interest bearing cash. Most of the anticipated savings will occur on a prospective basis.

MARKET PRICE OF FIRST FREEDOM BANCSHARES, INC.
COMMON STOCK AND DIVIDEND INFORMATION
Market for Common Stock
     Our common stock is not traded through an organized exchange nor is there a known active trading market. At November 1, 2008, the number of shareholders of record of our common stock, our only class of equity security issued and outstanding, was 1,168. There were also outstanding, vested options to purchase 275,888 shares of common stock, and outstanding warrant to purchase 364,475 shares of common stock. All of the purchases and sales of the common stock of which management is aware within the last 18 months for the company’s common stock and the Bank’s common stock, as applicable, have occurred in a price range of $18 to $25 per share. This sale price represents transactions which management is aware of, but does not necessarily represent all trading transactions for the period. Most transfers of our stock involved the joint transfer or sale of warrants together with common stock, which may impact the trading prices.
Dividends
     Our ability to pay dividends is dependent on cash dividends paid to us by First Freedom Bank. The ability of First Freedom Bank to pay dividends to us is restricted by applicable regulatory requirements. First Freedom Bank was formed in 2006 and is prohibited under state law from paying any dividends during the first three years of its existence. Beginning in 2009, the Bank will be legally able to pay dividends if it has retained earnings. It is anticipated that the cost savings effected by the stock reclassification will enable the Bank to pay dividends sooner than would otherwise be the case. However, dividends may never be paid if the Bank lacks sufficient earnings or if retention of earnings is determined by management of the Bank to be in its best interests. No assurances can be given that any dividend will be declared or, if declared, what the amount of such dividend would be or whether such dividends would continue in future periods.
     Securities Authorized for Issuance Under Equity Compensation Plans
     We currently have a stock option plan under which our officers, directors, and employees may purchase shares of our common stock, which was approved by our shareholders, effective April 3, 2006. The reclassification will not affect any outstanding options and each option, after the reclassification transaction, will continue to be exercisable for one share of common stock. As of September 30, 2008, there are outstanding, vested options to purchase 272,825 shares of common stock at $10.00 per share. Additionally, there were vested options to purchase 3,063 shares of common stock at prices ranging from $12.50 to $12.83 per share.
     Prior Public Offerings and Stock Purchases
     We have not made an underwritten public offering of our common stock during the past three years. Also, we have made no purchases of shares of our common stock during the past two years.
     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information concerning the beneficial ownership of shares of our common stock beneficially owned by (i) directors and executive officers of First Freedom, and (ii) directors and executive officers of First Freedom as a group. There is no person known to First Freedom to be the beneficial owner of more than 5% of the outstanding common stock of First Freedom. The information shown in this table is based on information provided to First Freedom as of March 1,

2008 and based on information available to First Freedom and the Bank through beneficial ownership filings under Section 16 of the Exchange Act. The percentage calculations below are based on our common stock outstanding as of November 1, 2008 and on the assumption that we will have 1,424,005 shares of common stock outstanding after the reclassification. This table also assumes that all directors will continue to hold only common stock after the reclassification.
     There are no arrangements known to us, the operation of which may at a subsequent date result in a change of control of First Freedom.

	Number of shares of		% of common stock
Name and address of	common stock	% of common stock	following
beneficial owner	beneficially owned (1)	currently held	reclassification

John Robert Lancaster 753 Old Shannon Road Lebanon, TN 37090	68,960 (2)	3.35%	4.71%

Kenneth Cecil Howell 2020 Arlington Road Lebanon, TN 37087	58,020 (3)	2.83%	3.98%

John High Bradshaw 115 Oak Hill Circle Lebanon, TN 37087	85,202 (4)	4.14%	5.81%

Donald Madison Turner PO Box 338 Lebanon, TN 37088	42,000 (5)	2.06%	2.91%

Robert Cameron Woods 203 Vineyard Way Lebanon, TN 37087	54,000 (6)	2.65%	3.74%

Veronica Rochell Bender 1810 Longview Drive Mt. Juliet, TN 37122	18,480 (7)	0.91%	1.15%

Charles Richard Haskins 922 Phelan Drive Lebanon, TN 37090	31,320 (8)	1.54%	2.18%

Margaret Ann Dixon 2038 Breckenridge Drive Mt. Juliet, TN 37122	31,200 (9)	1.53%	2.08%

Jackie Waldon Gaither 1622 Smith Drive Lebanon, TN 37087	36,000 (10)	1.77%	2.50%

Matthew Juddson Sellars 1102 Fairways Drive Lebanon, TN 37087	20,400 (11)	1.00%	1.42%

Randy Gill Laine 2205 Palmer Road Lebanon, TN 37090	27,600 (12)	1.36%	1.84%

	Number of shares of		% of common stock
Name and address of	common stock	% of common stock	following
beneficial owner	beneficially owned (1)	currently held	reclassification

Hardie Vaughan Sorrels 2565 Big Spring Road Lebanon, TN 37087	36,000 (13)	1.77%	2.50%

Michal R. Wiggington 717 Washington Drive Lebanon, TN 37087	12,400 (14)	0.61%	0.70%

TOTAL	521,582	22.85%	29.83%

(1)	The information shown above is based upon information furnished by the named persons and based upon “beneficial ownership” concepts set forth in Rule 13d-1 of the Exchange Act. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days of the Record Date. In accordance with SEC rules, percentages were calculated based on the amount of outstanding shares plus, for each such person or group, any shares that person or group has the right to acquire within 60 days through stock options or other rights.

(2)	Includes 12,000 Organizer Options, 6,040 Warrants jointly-owned with his wife, 20,720 Management Options, and 5,326 shares of common stock owned jointly with his wife. Mr. Lancaster disclaims beneficial ownership of common stock owned jointly with his wife.

(3)	Includes 12,000 Organizer Options, 17,760 Management Options, and 4,200 Warrants.

(4)	Includes 12,000 Organizer Options, 20,720 Management Options, 6,327 Warrants, 12,100 shares as trustee and 2,420 Warrants as trustee.

(5)	Includes 12,000 Organizer Options and 5,000 Warrants.

(6)	Includes 12,000 Organizer Options, 2,000 Warrants, 25,000 shares of common stock jointly-owned with his wife, and 5,000 Warrants jointly-owned with his wife. Dr. Woods disclaims beneficial ownership of common stock owned jointly with his wife.

(7)	Includes 12,000 Organizer Options, 380 Warrants, 3,500 shares of common stock and 700 warrants owned jointly with her husband. Ms. Bender disclaims beneficial ownership of common stock and Warrants owned jointly with her husband.

(8)	Includes 12,000 Organizer Options and 3,220 Warrants.

(9)	Includes 12,000 Organizer Options and 3,000 Warrants.

(10)	Includes 12,000 Organizer Options and 4,000 Warrants.

(11)	Includes 12,000 Organizer Options and 1,400 Warrants.

(12)	Includes 12,000 Organizer Options and 2,400 Warrants.

(13)	Includes 12,000 Organizer Options and 4,000 Warrants.

(14)	Includes 10,000 Management Options and 400 Warrants.
OTHER MATTERS
Reports, Opinions, Appraisals and Negotiations
     In connection with the proposed reclassification, Professional Bank Services, Incorporated (“PBS”) was engaged by First Freedom to advise the board of directors as to the fairness of the proposed stock reclassification, from a financial perspective, as described this proxy statement. PBS performed certain analyses and presented its opinion to the board of directors as to the fairness of the proposed stock reclassification in the form of a Fairness Opinion dated October 24, 2008. A copy of the Fairness Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, is attached as Appendix E and should be read in its entirety. For more information on the Fairness Opinion see “Our Position as to the Fairness of the Reclassification Transaction” beginning on page 16.
Forward Looking Statements
     Statements contained herein that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this proxy statement. The forward-looking statements are made as of the date of this proxy statement, and except as required by law, we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.
     We caution you not to place undo reliance on any forward-looking statements made by or on behalf of us in this proxy statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC. See “Where You Can Find More Information” below.
Where You Can Find More Information
     We are subject to the information requirements of the Exchange Act and in accordance with those requirements, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the SEC’s Internet Website (http://www.sec.gov).
     Additionally, prior to forming First Freedom, the Bank filed periodic reports, proxy statements and other information required by securities laws with the Federal Deposit Insurance Corporation (FDIC) instead of the SEC. You can receive paper copies of these filings from the FDIC by emailing the FDIC’s filing desk at mfields@fdic.gov or by fax at (202) 898-8505 or by calling (202) 898-8908 or (202) 898-8913. Written requests should be sent to: Federal Deposit Insurance Corporation, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Rm. F-6043, Washington, D.C. 20429. You can also receive copies of reports by writing to the Bank at 1620 West Main Street, Lebanon, Tennessee 37088 or by calling the Bank at (615) 444-1280.
Householding
     The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our shareholders, unless we have received contrary instructions from one or more of the shareholders. This delivery method is referred to as “householding” and can result in significant cost savings to the company and its shareholders. However, upon written or oral request, we will deliver promptly a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to the CEO of the company, John Lancaster, at P.O. Box 100, Lebanon, Tennessee 37088, Telephone: (615) 444-1280. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth above.
Information Incorporated by Reference
     In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement.
     We have supplied all information contained in or incorporated by reference in this document relating to First Freedom, provided that any reference to any claim of reliance on the Private Securities Litigation Reform Act’s forward looking statement safe harbor contained in any such document is excluded, and is not incorporated herein by reference. You may have been sent some of the reports and other information incorporated by reference in this document by us, but you can also obtain any of them through the SEC at the locations described above, or through us at the address below. We will provide to you, without charge, by first class mail or other equally prompt means within one business day of any written or oral request by you, a copy of any report or other information incorporated by reference in this document by us. You should direct your request to the following address: First Freedom Bancshares, Inc P.O. Box 100, Lebanon, Tennessee 37088, Telephone: (615) 444-1280. Attention: John Lancaster, President and CEO.
By order of the board of directors
November 1, 2008

APPENDIX A
ARTICLES OF AMENDMENT TO THE CHARTER OF
FIRST FREEDOM BANCSHARES, INC.

ARTICLES OF AMENDMENT TO THE CHARTER OF
FIRST FREEDOM BANCSHARES, INC.
     Adopted in accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:
     FIRST. The name of the corporation (the “Corporation”) is First Freedom Bancshares, Inc.
     SECOND. The charter of the Corporation is hereby amended by deleting current Section 2 in its entirety and inserting the following in lieu thereof:
     Stock
     (a) Authorized Shares. The number of shares of stock the Corporation is authorized to issue is:
     (1) 10,000,000 shares of Common Stock, par value of $1.00 per share;
     (2) 1,000,000 shares of Class A Common Stock, par value of $1.00 per share;
     (3) 1,000,000 shares of Class B Common Stock, par value of $1.00 per share;
     (4) 1,000,000 shares of Preferred Stock, no par value per share. Except as otherwise limited by law, the Board of Directors shall be empowered to issue such Preferred Stock in one or more series, and with such rights and preferences and upon such terms, including convertibility, as the Board of Directors shall determine, and specifically, the Board of Directors is authorized to issue 1,000,000 shares of Series A Preferred Stock.
     (b) Provisions Applicable to the Common Stock. The Common Stock shall have unlimited voting rights. There shall be no preemptive rights for holders of Common Stock.
     (c) Provisions Applicable Only to Class A Common Stock.
     (1) Voting Rights.
(i) Each outstanding share of Class A Common Stock shall have no voting rights, except as may be required by law, and with respect to the following matters:
A. Voting on a merger or share exchange, to the extent shareholder approval is required, as described in Section 48-21-104 of the Tennessee Business Corporation Act;
B. Voting on the sale of assets other than in the regular course of business, to the extent shareholder approval is required, as described in Section 48-22-102 of the Tennessee Business Corporation Act; and

C. Voting on the voluntary dissolution of the Corporation, to the extent shareholder approval is required, as described in Section 48-24-102 of the Tennessee Business Corporation Act.
(ii) With respect to those matters on which the holders of the Class A Common Stock are entitled to vote, the holders shall have the right to one vote for each such share. Pursuant to Section 48-11-201(30) of the Tennessee Business Corporation Act, holders of shares of Class A Common Stock and Common Stock (and to the extent entitled to vote on such matters, the holders of Class B Common Stock, and Series A Preferred Stock) shall be considered as a single voting group and shall be entitled to vote and be counted together collectively, and shall be entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with the bylaws of the Corporation.
     (2) Dividends. Dividends shall be paid on the Class A Common Stock before dividends may be paid on the Common Stock, but there shall be no requirement to pay dividends, and there shall be no cumulative dividends. If dividends are paid on the Common Stock, the dividends payable on the Class A Common Stock shall be equal to 3% more than is paid on the Common Stock.
     (3) Conversion/Redemption. The Class A Common Stock shall be convertible to shares of Common Stock upon a change in control but shall have no redemption rights. A “change in control” shall mean (i) a merger, consolidation or reorganization of the Company (except in the event of a recapitalization or similar financial restructuring which does not involve a material change in ownership of equity of the Company), or (ii) a sale of substantially all of the assets of the Company.
     (d) Provisions Applicable Only to Class B Common Stock.
     (1) Voting Rights. Each outstanding share of Class B Common Stock shall have no voting rights, except as may be required by law. With respect to those matters on which the holders of the Class B Common Stock are entitled to vote, the holders shall have the right to one vote for each such share. Pursuant to Section 48-11-201(30) of the Tennessee Business Corporation Act, holders of shares of Class B Common Stock and Common Stock (and to the extent entitled to vote on such matters, the holders of Class A Common Stock, and Series A Preferred Stock) shall be considered as a single voting group and shall be entitled to vote and be counted together collectively, and shall be entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with the bylaws of the Corporation.
     (2) Dividends. Dividends shall be paid on the Class B Common Stock before dividends may be paid on the Class A Common Stock and the Common Stock, but there shall be no requirement to pay dividends, and there shall be no cumulative dividends. If dividends are paid on the Common Stock, the dividends payable on the Class B Common Stock shall be equal to 5% more than is paid on the Common Stock.
     (3) Conversion/Redemption. The Class B Common Stock shall be convertible to shares of Common Stock upon a change in control but shall have no redemption rights. A “change in control” shall mean (i) a merger, consolidation or reorganization of the Company (except in the event of a recapitalization or similar financial restructuring which does not involve a material change in ownership of equity of the Company), or (ii) a sale of substantially all of the assets of the Company.
     (e) Provisions Applicable Only to Series A Preferred Stock.
     (1) Voting Rights. Each outstanding share of Series A Preferred Stock shall have no voting rights, except as may be required by law, and in connection with the issuance of any stock having rights superior to the Series A Preferred Stock. With respect to those matters on which the holders of the Series A Preferred Stock are entitled to vote, the holders shall have the right to one vote for each such share. Pursuant to Section 48-11-201(30) of the Tennessee Business Corporation Act, holders of shares of Series A Preferred Stock and Common Stock (and to the extent entitled to vote on such matters, the holders of Class A Common Stock and Class B Common Stock) shall be considered as a single voting group and shall be entitled to vote and be counted together collectively, and shall be entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with the bylaws of the Corporation.
     (2) Dividends. Dividends shall be paid on the Series A Preferred Stock before dividends may be paid on the Class A Common Stock, the Class B Common Stock, and the Common Stock, but there shall be no requirement to pay dividends, and there shall be no cumulative dividends. If dividends are paid on the Common Stock, the dividends payable on the Series A Preferred Stock shall be equal to 10% more than is paid on the Common Stock.
     (3) Conversion/Redemption. The Series A Preferred Stock shall be convertible to shares of Common Stock upon a change in control but shall have no redemption rights. A “change in control” shall mean (i) a merger, consolidation or reorganization of the Company (except in the event of a recapitalization or similar financial restructuring which does not involve a material change in ownership of equity of the Company), or (ii) a sale of substantially all of the assets of the Company.
     (f) Reclassification of Common Stock.
     (1) Upon the filing of these Articles of Amendment, each share of Common Stock outstanding immediately prior to such filing owned by a shareholder of record who owns between 900 and 2,499 shares of such Common Stock shall, by virtue of the filing of these Articles of Amendment and without any action on the part of such shareholder, be reclassified as Class A Common Stock, on the basis of one share of Class A Common Stock per each share of Common Stock so reclassified, which shares of Class A Common Stock shall thereupon be duly issued and outstanding, fully paid and nonassessable.
     (2) Upon the filing of these Articles of Amendment, each share of Common Stock outstanding immediately prior to such filing owned by a shareholder of record who owns between 225 and 899 shares of such Common Stock shall, by virtue of the filing of these Articles of Amendment and without any action on the part such shareholder, be reclassified as Class B Common Stock, on the basis of one share of Class B Common Stock per each share of Common Stock so reclassified, which shares of Class B Common Stock shall thereupon be duly issued and outstanding, fully paid and nonassessable.
     (3) Upon the filing of these Articles of Amendment, each share of Common Stock outstanding immediately prior to such filing owned by a shareholder of record who owns 224 or fewer shares of such Common Stock shall, by virtue of the filing of these Articles of Amendment and without any action on the part of such shareholder, be reclassified as Series A Preferred Stock, on the basis of one share of Series A Preferred Stock per each share of Common Stock so reclassified, which shares of Series A Preferred Stock shall thereupon be duly issued and outstanding, fully paid and nonassessable.
     (4) Each share of Common Stock outstanding immediately prior to the filing of these Articles of Amendment owned by a shareholder of record who owns 2,500 or more shares of such Common Stock shall not be reclassified and shall continue to be classified as Common Stock.
     THIRD. These Articles of Amendment were adopted by the Board of Directors of the Corporation on _________, 2008 and by the shareholders of the Corporation on _________, 2008.

FIRST FREEDOM BANCSHARES, INC.
By:
Name:
Title:

APPENDIX B
TENNESSEE DISSENTERS’ RIGHTS STATUTES
48-23-101. Chapter definitions. — As used in this chapter, unless the context otherwise requires:
(a) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;
(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;
(c) “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;
(d) “Fair value”, with respect to a dissenters’ shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;
(e) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;
(f) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and
(g) “Shareholder” means the record shareholder or the beneficial shareholder. [Acts 1986, ch. 887, § 13.01.]
48-23-102. Right to dissent.
(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:
(1) Consummation of a plan of merger to which the corporation is a party:
(A) If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or
(B) If the corporation is a subsidiary that is merged with its parent under § 48-21-105;
(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;
(4) An amendment of the charter that materially and adversely affects rights in respect of a dissenters’ shares because it:
(A) Alters or abolishes a preferential right of the shares;
(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
(E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16-104; or
(5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
(6) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
(7) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended. [Acts 1986, ch. 887, § 13.02.]
48-23-103. Dissent by nominees and beneficial owners.
(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenters’ other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:
(1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and
(2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote. [Acts 1986, ch. 887, § 13.03.]
48-23-201. Notice of dissenters’ rights.
(a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.
(b) If corporate action creating dissenters’ rights under § 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in § 48-23-203.
(c) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action. [Acts 1986, ch. 887, § 13.20.]
48-23-202. Notice of intent to demand payment.
(a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must:
(1) Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and
(2) Not vote the shareholder’s shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by § 48-23-201.
(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter. [Acts 1986, ch. 887, § 13.21.]
48-23-203. Dissenters’ notice.
(a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of § 48-23-202.
(b) The dissenters’ notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:
(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person asserting dissenters’ rights acquired beneficial ownership of the shares before that date;
(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and
(5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201. [Acts 1986, ch. 887, § 13.22.]
48-23-204. Duty to demand payment.
(a) A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(3), and deposit the shareholder’s certificates in accordance with the terms of the notice.
(b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.
(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.
(d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto. [Acts 1986, ch. 887, § 13.23.]
48-23-205. Share restrictions.
(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.
(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action. [Acts 1986, ch. 887, § 13.24.]
48-23-206. Payment.
(a) Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenters’ shares, plus accrued interest.
(b) The payment must be accompanied by:
(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(2) A statement of the corporation’s estimate of the fair value of the shares;
(3) An explanation of how the interest was calculated;
(4) A statement of the dissenters’ right to demand payment under § 48-23-209; and
(5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203. [Acts 1986, ch. 887, § 13.25.]
48-23-207. Failure to take action.
(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure. [Acts 1986, ch. 887, § 13.27.]
48-23-208. After-acquired shares.
(a) A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.
(b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenters’ demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment under § 48-23-209. [Acts 1986, ch. 887, § 13.28.]
48-23-209. Procedure if shareholder dissatisfied with payment or offer.
(a) A dissenter may notify the corporation in writing of the dissenters’ own estimate of the fair value of the dissenters’ shares and amount of interest due, and demand payment of the dissenters’ estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenters’ shares and interest due, if:
(1) The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenters’ shares or that the interest due is incorrectly calculated;
(2) The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or

(3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.
(b) A dissenter waives the dissenters’ right to demand payment under this section unless the dissenter notifies the corporation of the dissenters’ demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenters’ shares. [Acts 1986, ch. 887, § 13.28.]
48-23-301. Court action.
(a) If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
(e) Each dissenter made a party to the proceeding is entitled to judgment:
(1) For the amount, if any, by which the court finds the fair value of the dissenters’ shares, plus accrued interest, exceeds the amount paid by the corporation; or
(2) For the fair value, plus accrued interest, of the dissenters’ after-acquired shares for which the corporation elected to withhold payment under § 48-23-208. [Acts 1986, ch. 887, § 13.30.]
48-23-302. Court costs and counsel fees.
(a) The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.
(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

(1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or
(2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited. [Acts 1986, ch. 887, § 13.31.]

APPENDIX C
FIRST AMENDMENT TO THE

FIRST FREEDOM BANK/FIRST FREEDOM BANCSHARES, INC.
COMMON STOCK WARRANT

FIRST AMENDMENT TO
FIRST FREEDOM BANK
COMMON STOCK WARRANT
     THIS FIRST AMENDMENT TO STOCK WARRANT (the “Amendment”) is made and entered into as of the ___day of ___, 2008, by and between First Freedom Bancshares, Inc., Lebanon, Tennessee, the bank holding company (the “Company”) of First Freedom Bank (the “Bank”), and the undersigned warrant holder (the “Warrant Holder”)
     WHEREAS, the Bank and the Warrant Holder are parties to a Common Stock Warrant agreement of dated April 3, 2006 (the “Agreement”); and
     WHEREAS, pursuant to Section 10 of the Agreement and to Article V of the Agreement and Plan of Share Exchange by and between the Company and the Bank, dated April 15 2008, the Company assumed the Warrant Agreement; and
     WHEREAS, Section 14 of the Agreement provides that the Agreement may be amended in writing signed by an authorized officer of the Bank and the Warrant Holder or his or her duly appointed attorney-in-fact; and
     WHEREAS, at a special meeting of the shareholders of the Bank on December 1, 2008 (the “Meeting”), a majority of the holders of the Company’s common stock voted to reclassify certain shares of common stock into Class A Common Stock, Class B Common Stock, and Series A Preferred Stock to reduce the total number of Company’s common stockholders below 300 in order to avoid the registration requirements of Section 12 of the Securities Exchange Act of 1934; and
     WHEREAS, at the Meeting, a majority of the shareholders of the Company voted to reclassify certain common stock warrants into Class A Common Stock, Class B Common Stock, and Series A Preferred Stock, for the purpose of ensuring that the number of common stockholders remains below 500 in the future; and
     WHEREAS, the Warrant Holder authorized amendment to his or her Agreement by his or her signature on that certain Proxy Card, executed and effective as of ___, 2008.
     NOW, THEREFORE, in consideration of the premises, mutual covenants, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties hereto do hereby agree as follows:
     1. Amendment of Section 4. The parties agree that the following text shall be added after the last paragraph of Section 4:
In the event of a reclassification of some or all of the outstanding shares of any class of stock, then as part of any such reclassification, the Board of Directors shall be authorized to amend the terms of this Common Stock Warrant. Such authority shall include, but not be limited to, the power to alter the class of stock issuable upon the exercise of this Common Stock Warrant by the Warrant Holder.
     2. Ratification. Except as expressly amended in this Amendment, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.
     3. Definitions. Capitalized terms used but not otherwise defined in this First Amendment shall have the meanings ascribed to them in the Agreement.
     4. Counterparts. This Amendment may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same instrument.
     5. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the substantive laws of the State of Tennessee, without regard to choice of law rules or principles.
     IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed by their duly authorized representatives as of the date first above written.

FIRST FREEDOM BANCSHARES, INC.
By:
John Lancaster, President & CEO

WARRANT HOLDER
By:

APPENDIX D
FIRST AMENDMENT TO THE BYLAWS OF
FIRST FREEDOM BANCSHARES, INC

FIRST AMENDMENT
TO
THE BYLAWS
OF
FIRST FREEDOM BANCSHARES, INC.
     The Board of Directors (the “Board”) of First Freedom Bancshares, Inc., Lebanon, Tennessee, a Tennessee corporation (the “Company”), pursuant to the authority granted the Board by Article XII of the Bylaws of the Company, and with the consent of shareholders of the Company representing at least a majority of the shares entitled to vote on the amendment of the Bylaws of the Company, does hereby amend the Bylaws of the Company by adding the following as a new Section 5 to Article II of said Bylaws:
     Section 5. Restrictions on Transfer.
     (A) General Restrictions on Transfer. No Shareholder shall have the right or power to sell, convey, assign, pledge, hypothecate, devise, bequest, transfer, or otherwise dispose of or encumber in any manner, whether by inter vivos transfer or at death by Will or operation of the laws of intestate succession (collectively, “Transfer”) any shares of any class or series of stock of the Company held by such Shareholder unless the Transfer satisfies one (1) or more of the following conditions:
         (i) The Transfer is of five hundred (500) or more shares of the class or series of stock of the Company being transferred by such Shareholder to one (1) transferee, or, in the event such Shareholder owns less than five hundred (500) shares of the class or series of stock being transferred, such Shareholder Transfers all of the shares of the class or series of stock held of record by such Shareholder to one (1) transferee;
         (ii) Prior to the Transfer, the proposed transferee(s) of such shares is, or are, as appropriate, Shareholder(s) of the Company and hold the same class or series of stock of the Company as is being transferred by such transferring Shareholder;
         (iii) The Transfer will not result in an increase in the number of holders of record of any class or series of stock of the Company, as determined in accordance with Rule 12g5-1 promulgated under the Securities Exchange Act of 1934 (17 C.F.R. § 240.12g5-1), as the same may be amended from time to time; or
         (iv) The Transfer is approved by majority vote of the members of the Board of Directors present at a meeting of the Board at which a quorum is present.
     (B) Right of First Refusal. Notwithstanding the provisions of subsection (A) of this Section 5, no Shareholder shall Transfer any or all of the shares of any class or series of stock of the Company held by such Shareholder without first offering such stock for sale to the Company in accordance with the following procedure:
         (i) In the event that a Shareholder (hereinafter referred to as the “Selling Shareholder”) receives a bona fide offer (as hereinafter defined) to purchase any or all of such Selling Shareholder’s shares of any class or series of stock of the Company and such Selling Shareholder desires to accept such bona fide offer, such Selling

         Shareholder shall give written notice to the Company of the proposed transfer, specifying the name and address of the third-party purchaser and the price and terms of the proposed transfer (the “Transfer Notice”), and shall offer to sell such Selling Shareholder’s shares to the Company in accordance with this subsection (B) at the same price and on the same terms and conditions as contained in the bona fide offer. The offer shall be irrevocable for a period of thirty (30) days from receipt by the Company of the Transfer Notice. The Transfer Notice shall be accompanied by a true and complete copy of the written offer submitted to the Selling Shareholder by the third-party purchaser setting forth the price, terms, and conditions of such offer, or, in the event the offer submitted to the Selling Shareholder is made orally, a summary of the price, terms, and conditions of such oral offer, as well as the name(s) and address(es) of the third-party purchaser(s). A Transfer Notice that does not contain all such requisite information shall not be considered a “Transfer Notice” for purposes of this subsection (B).
         (ii) As used in this subsection (B), the term “bona fide offer” shall mean a legally enforceable written or oral offer made and, as appropriate, signed by a third-party purchaser, or third-party purchaser(s), financially capable of carrying out the terms of such bona fide offer.
         (iii) Whenever a bona fide offer to purchase shares of the Company has been received by a Selling Shareholder and written notice thereof has been given to the Company in accordance with subsection (B)(i), the Company shall have the option to accept the offer of the Selling Shareholder to purchase such shares within thirty (30) days by giving written notice of such acceptance to the Selling Shareholder and, thereafter, subject to the receipt of all requisite regulatory approvals, if any, required for the purchase of such shares by the Company, tendering payment for the shares which are the subject of the bona fide offer at the price and upon the terms at which the shares are offered for sale.
         (iv) In the event that any shares subject to the conditions outlined in subsection (B)(iii) above have not been purchased by the Company pursuant to the provisions of subsection (B)(iii), then the Selling Shareholder shall be free to dispose of the shares of stock so offered to the third-party purchaser named in the Transfer Notice provided under subsection (B)(i), at the price and upon the terms and conditions set forth in such offer; provided, however, that such disposition shall be made within thirty (30) days following the termination of the offer to the Company to purchase such shares, and if such disposition is not made within such period, then such shares shall again become subject to all of the provisions and restrictions of this subsection (B). The Selling Shareholder shall be prohibited from transferring such shares to the third-party purchaser on terms or conditions (including price and terms of payment) more favorable than those contained in the written offer to the Company provided for in subsection (B)(i).
         (v) If the Selling Shareholder wishes to modify such Selling Shareholder’s offer during the option period specified in subsection (B)(iii), the option period of the Company will recommence upon written notice of such modified offer being provided by the Selling Shareholder to the Company.
         (vi) Notwithstanding anything in this Section 5 to the contrary, the provisions of this subsection (B) shall not apply to any Transfer of shares of any class or series of stock of the Company by gift or upon the death of a deceased Shareholder pursuant to the terms of the last will and testament of such deceased Shareholder or the laws of intestate succession.
         (vii) The right of first refusal granted the Company by this subsection (B) shall continue to apply to any shares of the Company which a Selling Shareholder may sell to a third-party purchaser (if the Company does not exercise its right to purchase such shares as provided herein) in the event such third-party purchaser should subsequently elect to resell any or all of such shares of the Company.
     (C) Board Oversight and Non-Permissible Transfers. The Board shall be the sole judge of whether any Transfer of stock of the Company is in compliance with this Section 5, including, without limitation, whether or not a given Transfer will have the effect of increasing the number of holders of record of any class or series of stock of the Company, as determined in accordance with Rule 12g5-1 promulgated under the Securities Exchange Act of 1934 (17 C.F.R. § 240.12g5-1), as the same may be amended from time to time. Any purported Transfer of shares of any class or series of stock of the Company by a Shareholder in contravention of the terms and provisions of this Section 5 shall be null and void and of no force or effect.
     (D) Delivery of Shares. Upon payment of the purchase price for shares purchased by the Company pursuant to subsection (B) of this Section 5, the Selling Shareholder, or such Selling Shareholder’s legal representative, shall deliver to the Company properly endorsed certificates representing such shares and execute such transfer receipts and releases as shall reasonably be required by the Company for the protection of all parties concerned.
     Certified this ___ day of _________, 2008, as a true and correct amendment to the Bylaws of First Freedom Bancshares, Inc., Lebanon, Tennessee, by the Secretary of the Board of Directors of the Company.
______________________________
_____________________, Secretary

APPENDIX E
FAIRNESS OPINION OF FINANCIAL ADVISOR DATED OCTOBER 24, 2008

E-1

October 2008
     FAIRNESS OPINION
     First Freedom Bancshares, Inc.
Lebanon, Tennessee

FAIRNESS OPINION

FIRST FREEDOM BANCSHARES, INC.
LEBANON, TENNESSEE
October 2008

FAIRNESS OPINION
FIRST FREEDOM BANCSHARES, INC.

Professional Bank Services, Incorporated	The 1000 Building 6200 Dutchman’s Lane, Suite 305 Louisville, Kentucky 40205

Louisville, Nashville, Orlando Consultants to the Financial Industry	502 451-6633 502 451-6755 (FAX) 800-523-4778 www.probank.com pbs@probank.com

October 24, 2008
Board of Directors
First Freedom Bancshares, Inc.
1620 West Main Street
Lebanon, Tennessee 37087
To The Directorate:
You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of First Freedom Bancshares, Inc., Lebanon, Tennessee (the “Company”) relative to a proposed amendment to the charter of the Company whereby certain of the common shares will be reclassified. This fair value appraisal is based on a review of the financial condition and history of the First Freedom Bank, Lebanon, Tennessee (the “Bank”), regulatory and audit reports, and other such summary information available and deemed appropriate. The date of this appraisal is October 20, 2008.
Professional Bank Services, Inc. (“PBS”) has performed stock appraisals for many financial institutions in the United States. Our knowledge of the financial industry evolves from an experienced staff and a history as consultants and financial advisors to the banking industry. The firm’s wholly owned subsidiary, Investment Bank Services, Inc., is a registered Broker/Dealer with the Securities and Exchange Commission.
On October 17, 2008, the Company became a bank holding company through the acquisition of the Bank through a statutory share exchange in which each share of the Bank was converted into a share of the Company. The Company now holds 100% of the outstanding stock of the Bank and has no other material assets or liabilities. As such, the value of the Company and its stock is the same as that of the Bank immediately prior to the share exchange. Thus, we were able to utilize Bank historical performance and results in our analysis of the Company.

Board of Directors
First Freedom Bancshares, Inc.
October 24, 2008
For purposes of our opinion we have reviewed and analyzed the historical performance of the Bank, including: (i) September 30, 2008 internal financial statements of the Bank; (ii) June 30, 2008 Consolidated Reports of Condition and Income filed with the Federal Deposit Insurance Corporation by the Bank; (iii) June 30, 2008 Uniform Bank Performance Reports for the Bank; (iv) Form 10-Q filed by the Bank for the quarterly period ended Mach 31, 2008, and (v) the Proxy Statement filed by the Bank.
Financial projections have been prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this appraisal. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.
We have not compiled or audited the financial statements of the Bank, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made an independent evaluation of the assets of the Bank.
PBS, its officers, and its staff have no present business interest in the Bank. No benefits will accrue to PBS as a result of this review, other than the professional fees previously agreed to by the Bank. PBS is independent of all parties to the Bank within the meaning of proposed regulation 29 CFR 2510.3-18(b) issued by the Department of Labor, as well as Section 401(a)(28)(c) of the Internal Revenue Code of 1986, as amended. Fees paid to PBS for the preparation of this review are neither dependent nor contingent upon any transaction or upon the results of the review.
Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company is fair and equitable from a financial perspective.

Very truly yours,

PROFESSIONAL BANK SERVICES, INC.

BACKGROUND
On October 17, 2008, the Company became a bank holding company through the acquisition of First Freedom Bank, Lebanon, Tennessee (the “Bank”) through a statutory share exchange in which each share of the Bank was converted into a share of the Company. The Company now holds 100% of the outstanding stock of the Bank and has no other material assets or liabilities. The Bank was established in 2006 and is a state chartered commercial bank. The proposed reclassification transaction is being considered to reduce expenses associated with SEC reporting. These expenses include legal expenses, accounting expenses, shareholder communication expenses, and software and data processing expenses. The Bank would also avoid the costs associated with the implementation of Sarbanes-Oxley reporting requirements and the hiring of additional staff that would be required for reporting and securities law compliance. Overall, the Bank estimates annual cost savings of $201,000 through the contemplated going private transaction.
The proposed reclassification transaction calls for common shares held by holders of between 900 and 2,499 shares of common stock to be reclassified into Class A common stock, common shares held by holders of between 225 and 899 shares of common stock to be reclassified into shares of Class B common stock and common shares held by holders of 224 or less shares of common stock to be reclassified into shares of Series A Preferred Stock on the basis of one share of Class A common stock, Class B common stock, or Series A preferred stock for each share of common stock held by such shareholders.
The Company also proposes to reclassify the common stock warrants held by holders of between 900 and 2,499 shares of common stock into Class A common stock warrants, common stock warrants held by holders of between 225 and 899 shares of common stock to be reclassified into shares of Class B common stock warrants and common stock warrants held by holders of 224 or less shares of common stock to be reclassified into shares of Series A Preferred Stock warrants. Holders of 2,500 or more shares of common stock will continue to hold the same number of shares of common stock and common stock warrants that were held prior to the reclassification transaction.
Class B common shares and Series A Preferred will have no voting rights except as required by law (and Series A Preferred will have voting rights in connection with the issuance of any stock having rights superior to the Series A preferred). Class A common shares will have no voting rights except to vote on any merger or similar transaction and as otherwise required by law. Class A common shares are entitled to a dividend premium of 3% above that paid on any common shares. Class B common shares are entitled to a 5% premium and Series A Preferred shares will receive a 10% dividend premium. In addition, Series A Preferred shares are convertible to common stock upon a change in control.

NATIONAL ECONOMY
According to preliminary estimates released by the Bureau of Economic Analysis, the U.S. economy experienced acceleration in growth during the second quarter of 2008 compared to the first quarter of 2008. Second quarter 2008 real Gross Domestic Product (“GDP”) increased at a 3.30% annual rate compared to first quarter 2008 real GDP annualized growth rate of 0.90%.
Acceleration in exports and a larger decrease in imports compared to first quarter numbers contributed to the increased rate of growth in real GDP during the second quarter. The increase in real GDP during the second quarter reflects contributions from exports, personal consumption expenditures, federal government spending, nonresidential structures, and state and local spending. Imports, which are subtracted from GDP, decreased in the second quarter of 2008. The growth in GDP during the second quarter was hindered by negative contributions from private inventory investment, residential fixed investment and equipment and software.
During the second quarter equipment and software decreased 3.20% compared to a first quarter decrease of 0.60%. Personal consumption expenditures increased 1.70% for the second quarter of 2008 compared to the first quarter increase of 0.90%. Nonresidential fixed investment increased 2.20% for the second quarter of 2008, compared to a first quarter increase of 2.40%. Residential investment decreased 15.70% in the second quarter of 2008 compared to a 25.10% decrease in the first quarter of 2008. Exports of goods and services increased 13.20% in the second quarter of 2008 compared to an increase of 5.10% during the first quarter of 2008. Imports of goods and services decreased 7.60% for the second quarter of 2008 compared to a decrease of 0.80% during the first quarter. Federal government consumption expenditures and gross investment increased 6.80% for the second quarter of 2008 compared to a 5.80% increase for the first quarter of 2008. State and local government consumption expenditures increased 2.20% during the second quarter 2008 compared to a 0.30% decrease during the first quarter 2008. Private inventories subtracted from the change in the second quarter 2008 GDP 1.44% after subtracting 0.02% from the change in the first quarter 2008 GDP.
Beginning at the June 30, 2004 FOMC meeting, the FOMC has increased the Federal Funds rate seventeen times for a total of 425 basis points since reaching a low in

June 2003. Significant appreciation in the housing market in years past is now under an intense correction. This combined with troubles in the sub-prime lending market have caused concern in the markets of a slow down in economic growth. At the December 11, 2007 meeting the FOMC reduced the targeted Fed Funds by 25 basis points to 4.25% compared to a high of 6.50% at year-end 2000. The FOMC in an unscheduled meeting reduced the targeted Fed Funds rate by 75 basis points to 3.50% on January 22, 2008. On January 30, 2008 and March 18, 2008 the FOMC reduced the Fed Funds rate by 50 basis points and 75 basis points, respectively.
The 10-year Treasury rate, which strongly correlates to macro interest rates and bank profitability, fell from 5.12% at year end 2000 to below 4% during 2003 and the first half of 2004. At December 31, 2006 and December 31, 2007 the 10-year Treasury was 4.71% and 4.03% and has now decreased to 3.89% at October 20, 2008.
On October 20, 2008 the S&P 500 Index closed at 985.40 compared to 1,468.36 at December 31, 2007, 1,418.30 at December 31, 2006, 1,248.29 at December 31, 2005, 1,211.92 at December 31, 2004, 1,111.92 at December 31, 2003, 879.82 at December 31, 2002, 1,148.08 at December 31, 2001, 1,320.28 at December 31, 2000 and 330.22 at December 31, 1990.
The recent credit crunch and continued turmoil in the Middle East has cast a shadow over consumer and business sentiment. The equity markets, while rebounding significantly from 2002 year-end index values, remain characterized by a significant degree of uncertainty and volatility. On October 20, 2008 the NASDAQ Index closed at 1,770.03 which is a decrease of 33.26% from the December 31, 2007 closing value of 2,652.28 and a 26.72% decrease from the December 31, 2006 closing value of 2,415.29. On October 20, 2008, the SNL Securities Bank Index closed at 350.14 representing a decrease of 28.96% from the December 31, 2007 closing value of 492.85 and a decrease of 46.84% from the December 31, 2006 closing value of 658.64.

CURRENT ECONOMIC OUTLOOK
Real Gross Domestic Product and Related Measures: Percent Change From Preceding Period
[Quarters seasonally adjusted at annual rates]

	2006	2007	2007:Q3	2007:Q4	2008:Q1\r\	2008:Q2\r
Gross domestic product (GDP)	2.8	2.0	4.8	-0.2	0.9	3.3

Personal consumption expenditures	3.0	2.8	2.0	1.0	0.9	1.7
Durable goods	4.5	4.8	2.3	0.4	-4.3	-2.5
Nondurable goods	3.7	2.5	1.2	0.3	-0.4	4.2
Services	2.5	2.6	2.4	1.4	2.4	1.3

Gross private domestic investment	2.1	-5.4	3.5	-11.9	-5.8	-12.0
Fixed investment	1.9	-3.1	-0.9	-6.2	-5.6	-2.5
Nonresidential	7.5	4.9	8.7	3.4	2.4	2.2
Structures	8.2	12.7	20.5	8.5	8.6	13.7
Equipment and software	7.2	1.7	3.6	1.0	-0.6	-3.2
Residential	-7.1	-17.9	-20.6	-27.0	-25.1	-15.7
Change in private inventories

Net exports of goods and services
Exports	9.1	8.4	23.0	4.4	5.1	13.2
Goods	9.9	7.5	21.8	5.1	4.5	16.6
Services	7.2	10.5	25.9	2.7	6.4	5.9
Imports	6.0	2.2	3.0	-2.3	-0.8	-7.6
Goods	6.0	1.7	2.4	-2.6	-2.0	-7.6
Services	6.0	4.4	6.3	-0.9	5.5	-7.6

Government consumption expenditures and gross investment	1.7	2.1	3.8	0.8	1.9	3.9
Federal	2.3	1.6	7.2	-0.5	5.8	6.8
National defense	1.6	2.5	10.2	-0.9	7.3	7.4
Nondefense	3.6	-0.2	1.2	0.4	2.9	5.5
State and local	1.3	2.3	1.9	1.6	-0.3	2.2

Addenda:
Final sales of domestic product	2.8	2.4	4.0	0.8	0.9	4.8
Gross domestic purchases	2.6	1.4	2.6	-1.0	0.1	0.2
Final sales to domestic purchasers	2.6	1.8	1.9	-0.1	0.1	1.5
Gross national product (GNP)	2.6	2.2	6.3	1.3	0.1	2.6
Disposable personal income	3.5	2.8	3.1	0.6	-0.7	11.4

Current-dollar measures:
GDP	6.1	4.8	6.3	2.3	3.5	4.6
Final sales of domestic product	6.1	5.2	5.6	3.6	3.6	6.1
Gross domestic purchases	6.1	4.2	4.9	2.6	3.5	4.5
Final sales to domestic purchasers	6.1	4.6	4.2	3.9	3.7	5.9
GNP	5.9	4.9	7.9	3.9	2.6	3.9
Disposable personal income	6.4	5.5	5.7	4.9	2.9	16.1

r	Revised. Revisions include changes to series affected by the incorporation of revised wage and salary estimates for the first quarter of 2008.

CURRENT STATE OF THE INDUSTRY (June 30, 2008)
Industry profitability decreased during the second quarter of 2008 with FDIC- insured institutions reporting total net income of $5.0 billion which represents the second lowest quarterly total since 1991. The second quarter earnings were $31.8 billion less than the second quarter 2007. The industry’s second quarter earnings were primarily impacted by provisions for loan losses that were over four times higher than the year ago total. The industry’s average return on assets (“ROA”) for the second quarter was 0.15%, which was down from 1.21% for the second quarter 2007. However, the decline in the industry’s earnings was primarily concentrated in a few larger institutions. The ROA for institutions under $1.0 billion totaled 0.57% during the second quarter of 2008 compared to 0.10% for institutions over $1.0 billion over the same period. Overall, 56% of all institutions reported lower 2008 second quarter earnings as compared to the second quarter of 2007.
The industry’s net interest margin was 3.37% for the second quarter 2008 compared to the first quarter 2008 net interest margin of 3.33%. During the second quarter the industry reported $5.5 billion less in trading income and a $2.3 billion loss in sale of securities. Second quarter non-interest expenses were $6.6 billion higher than a year earlier while non-interest income was $7.4 billion less than a year earlier.
Noncurrent loans for the industry were 2.04% at June 30, 2008 after increasing $26.7 billion during the second quarter. This is the highest level the noncurrent rate has reached since the third quarter of 1993. Construction and development loans that were noncurrent increased by $8.2 billion during the second quarter. Noncurrent residential mortgage loans increased by $11.7 billion during the quarter. Provisions were $50.2 billion for the second quarter 2008. Net charge-offs during the second quarter 2008 totaled $26.4 billion.
Assets decreased by $68.6 billion during the second quarter of 2008. Total loans & leases only increased $28.2 billion during the second quarter. Commercial and industrial loans increased $9.2 billion. Real estate construction loans decreased $5.4 billion (0.9%) and residential mortgage loans decreased $61.4 billion (2.80%). Assets in trading accounts decreased by $118.9 billion (11.80%).

During the second quarter 2008, the total number of insured financial institutions declined from 8,494 to 8,451. For the period there were 24 newly chartered institutions, while mergers and acquisitions absorbed 64 charters. Two institutions failed during the second quarter. As of June 30, 2008 there are a total of 117 institutions on the FDIC’s “Problem List” with total assets of $78.3 billion, compared to 90 institutions and $26.3 billion in assets at March 31, 2008. (Source: The FDIC Quarterly Banking Profile, Second Quarter 2008).

BANKING MARKET PROFILE
Demographic and Economic Review
First Freedom Bank, Lebanon, Tennessee (the “Bank”) provides financial products and services to its primary market of Wilson County from its main office and one branch office. The following data is a review of the demographics and economics of the market area in which the Bank operates.
The table below lists the population of Wilson County, Tennessee and the State of Tennessee as a whole.
POPULATION TRENDS

			%Change	Estimate	%Change
	2000	2007	2000-2007	2012	2007-2012
Wilson County	88,809	106,391	19.80%	120,711	13.46%
State of Tennessee	5,689,283	6,185,390	8.72%	6,560,843	6.07%

Source: SNL Securities, L.P. ESRI
The 2007 population base of Wilson County at 106,391 exhibited an increase of 19.80% since the year 2000. Population estimates for the year 2012 for Wilson County indicate a continued increase in population. In comparison, the population in the State of Tennessee has grown 8.72% since 2000 and is expected to grow approximately 6.07% through 2012.
2007 POPULATION DISTRIBUTION

					Total 2007
	0-14	15 — 34	35 — 54	55+	Population
Wilson County	20.00%	24.00%	33.00%	23.00%	106,391
State of Tennessee	19.00%	27.00%	29.00%	24.00%	6,185,390

The 2007 age distribution of the Bank’s market reflects a mature population base concentrated in the 35-54 age group. The age distribution in the State of Tennessee as a whole is also concentrated in the 35-54 age group.
INCOME TRENDS

			%Change	Estimate	%Change
	2000	2007	2000-2007	2012	2007-2012
Wilson County
Median HH Income	$50,138	$61,919	23.50%	$72,421	16.96%
Per Capita Income	$22,739	$28,217	24.09%	$33,554	18.91%
State of Tennessee
Median HH Income	$36,361	$46,151	26.92%	$54,180	17.40%
Per Capita Income	$19,393	$24,928	28.54%	$30,239	21.31%
The median household and per-capita income levels of Wilson County are well above those of the State of Tennessee as a whole. The median household and per-capita income levels of Wilson County are expected to grow at a lower rate than those of the State of Tennessee.
The tables below present household growth trends and the 2007 income distribution levels for Wilson County and the State of Tennessee.
HOUSEHOLD TRENDS

			%Change	Estimate	%Change
	2000	2007	2000-2007	2012	2007-2012
Wilson County	32,798	40,120	22.32%	45,948	14.53%
State of Tennessee	2,232,905	2,466,845	10.48%	2,632,633	6.72%
The number of households in Wilson County grew 22.32% from 2000 through 2007 and is expected to increase 14.53% through 2012. The housing trend for the State of Tennessee indicates growth of 10.48% since 2000. The number of households in the State of Tennessee is expected to increase 6.72% through 2012.

2007 HOUSEHOLD INCOME DISTRIBUTION

				2007	Median HH
	$0-$24K	$25K-$49K	$50K+	Households	Income
Wilson County	16.00%	22.00%	62.00%	40,120	$61,919
State of Tennessee	26.00%	27.00%	46.00%	2,466,845	$46,151
The 2007 household income data reveals that the largest percentage of the households in the Wilson County earn $50,000 and above. This compares to 46% of the households earning $50,000 and above for the State of Tennessee. The projected 2012 income distribution data reflects an increasing level of affluence within the banking market reviewed.
2012 HOUSEHOLD INCOME DISTRIBUTION

				2012	Median HH
	$0-$24K	$25K-$49K	$50K+	Households	Income
Wilson County	13.00%	19.00%	69.00%	45,948	$72,421
State of Tennessee	22.00%	24.00%	54.00%	2,632,633	$54,180

COMPETITIVE MARKET OVERVIEW
The Bank operates from its main office and one branch office in Wilson County, Tennessee. Wilson County’s total deposit base, as of June 30, 2007, equals $1.652 billion and has exhibited a two-year compound growth rate of 12.91%. At June 30, 2007 the Wilson County marketplace is serviced by 10 financial institutions with a total of 39 retail office facilities. As of June 30, 2007, the Bank maintains a total deposit base of $93.4 million representing a 5.65% market share.
The following charts present a detailed summary of the Bank’s deposit growth and marketshare position within its market area as of June 30, 2007.

WILSON COUNTY, TENNESSEE DEPOSIT MARKET SHARE ANALYSIS

					Two Yr.	6/07	Deposits	Deposits	Deposits
			Branch		Comp.	Pct of List	6/07	6/06	6/05
Holding Company	Institution	Type	Address	City	Growth	(%)	($000)	($000)	($000)

Wilson Bank Holding Company	Wilson Bank & Trust	Bank	1444 W Baddour Pkwy	Lebanon	12.67%	1.99	32,908	30,354	25,925
Wilson Bank Holding Company	Wilson Bank & Trust	Bank	1130 Castle Heights Ave N	Lebanon	8.39%	1.27	20,969	19,957	17,850
Wilson Bank Holding Company	Wilson Bank & Trust	Bank	623 W Main St	Lebanon	4.31%	20.39	336,744	328,909	309,468
Wilson Bank Holding Company	Wilson Bank & Trust	Bank	1476 N Mt Juliet Rd	Mount Juliet	17.05%	7.15	118,010	96,663	86,128
Wilson Bank Holding Company	Wilson Bank & Trust	Bank	11835 Lebanon Rd	Mount Juliet	79.13%	0.77	12,671	8,197	3,949
Wilson Bank Holding Company	Wilson Bank & Trust	Bank	101 Public Sq	Watertown	11.51%	2.07	34,236	31,269	27,534
Wilson Bank Holding Company	Wilson Bank & Trust	Bank	440 Hwy 109 N	Lebanon	24.93%	1.18	19,570	14,132	12,539
Wilson Bank Holding Company	Wilson Bank & Trust	Bank	8875 Stewarts Ferry Pike	Mount Juliet	11.26%	2.62	43,347	39,679	35,015
Wilson Bank Holding Company	Wilson Bank & Trust	Bank	200 Tennessee Blvd	Lebanon	10.31%	2.09	34,437	31,273	28,303
Wilson Bank Holding Company	Wilson Bank & Trust	Bank	615 S Cumberland	Lebanon	15.35%	0.69	11,374	9,774	8,548

					9.38%	40.22	664,266	610,207	555,259

Pinnacle Financial Partners	Pinnacle National Bank	Bank	411 S Cumberland St	Lebanon	NA	6.80	112,369	83,657	NA
Pinnacle Financial Partners	Pinnacle National Bank	Bank	1412 W Baddour Pkwy	Lebanon	-46.83%	1.57	25,999	22,127	91,972
Pinnacle Financial Partners	Pinnacle National Bank	Bank	551 N Mt Juliet Rd	Mount Juliet	17.90%	6.20	102,445	86,233	73,700
Pinnacle Financial Partners	Pinnacle National Bank	Bank	401 Castle Heights Ave N	Lebanon	-10.99%	1.85	30,616	33,359	38,646
Pinnacle Financial Partners	Pinnacle National Bank	Bank	11400 Lebanon Rd	Mount Juliet	47.46%	0.67	11,059	7,967	5,086
					16.15%	17.09	282,488	233,343	209,404

SunTrust Banks Inc.	SunTrust Bank	Bank	225 W Main St	Lebanon	-12.89%	1.79	29,603	36,873	39,014
SunTrust Banks Inc.	SunTrust Bank	Bank	15375 Lebanon Rd	Old Hickory	-1.87%	1.40	23,100	25,250	23,991
SunTrust Banks Inc.	SunTrust Bank	Bank	240 W Main St	Lebanon	-14.12%	3.13	51,739	65,679	70,145
SunTrust Banks Inc.	SunTrust Bank	Bank	11190 Cainsville Rd	Lebanon	6.95%	0.73	12,128	11,852	10,602
SunTrust Banks Inc.	SunTrust Bank	Bank	11359 Lebanon Rd	Mount Juliet	5.09%	2.34	38,719	38,738	35,060
SunTrust Banks Inc.	SunTrust Bank	Bank	1691 N Mount Juliet Rd	Mount Juliet	5.61%	1.96	32,402	37,805	29,053

					-4.98%	11.35	187,691	216,197	207,865

First Horizon National Corp.	First Tennessee Bk NA	Bank	1283 N Mt Juliet Rd	Mount Juliet	7.72%	1.31	21,567	22,393	18,587
First Horizon National Corp.	First Tennessee Bk NA	Bank	249 W Main St	Lebanon	0.09%	2.58	42,574	44,345	42,501
First Horizon National Corp.	First Tennessee Bk NA	Bank	1615 W Main St	Lebanon	29.04%	4.88	80,620	61,968	48,419
First Horizon National Corp.	First Tennessee Bk NA	Bank	105 E Main St	Watertown	NA	NA	NA	NA	3,399

					13.23%	8.77	144,761	128,706	112,906

Regions Financial Corp.	Regions Bank	Bank	1477 N Mount Juliet Rd	Mount Juliet	-3.69%	1.84	30,390	30,743	32,764
Regions Financial Corp.	Regions Bank	Bank	1395 N Mount Juliet Rd	Mount Juliet	16.87%	1.09	18,010	15,370	13,185

WILSON COUNTY, TENNESSEE DEPOSIT MARKET SHARE ANALYSIS

					Two Yr.	6/07	Deposits	Deposits	Deposits
			Branch		Comp.	Pct of List	6/07	6/06	6/05
Holding Company	Institution	Type	Address	City	Growth	(%)	($000)	($000)	($000)

Regions Financial Corp.	Regions Bank	Bank	1436 W Main St	Lebanon	8.94%	1.32	21,776	18,982	18,347
Regions Financial Corp.	Regions Bank	Bank	715 W Main St	Lebanon	4.41%	1.32	21,872	22,759	20,063
Regions Financial Corp.	Regions Bank	Bank	4116 N Mount Juliet Rd	Mount Juliet	596.76%	0.66	10,826	6,409	223

					10.28%	6.23	102,874	94,263	84,582
First Freedom Bank	First Freedom Bank	Bank	1620 W Main St	Lebanon	NA	5.65	93,379	14,459	NA
First Freedom Bank	First Freedom Bank	Bank	12888 Lebanon Rd	Mount Juliet	NA	NA	NA	NA	NA

					NA	5.65	93,379	14,459	0

CedarStone Bank	CedarStone Bank	Bank	1499 N Mount Juliet Rd	Mount Juliet	29.90%	1.16	19,094	17,210	11,315
CedarStone Bank	CedarStone Bank	Bank	900 W Main St	Lebanon	45.02%	3.07	50,653	40,014	24,086

					40.36%	4.23	69,747	57,224	35,401

Bank of America Corp.	Bank of America NA	Bank	120 W Main St	Lebanon	0.28%	1.66	27,426	27,773	27,271
Bank of America Corp.	Bank of America NA	Bank	1416-A W Main St	Lebanon	8.91%	1.00	16,547	16,321	13,950

					3.28%	2.66	43,973	44,094	41,221

Citizens Bncp Investment Inc.	Liberty State Bank	Bank	1035 W Main St	Lebanon	34.41%	1.78	29,366	18,273	16,256
Citizens Bncp Investment Inc.	Liberty State Bank	Bank	214 N Cumberland	Lebanon	-21.90%	0.46	7,523	13,886	12,335

					13.59%	2.24	36,889	32,159	28,591

F&M Financial Corporation	F&M Bank	Bank	4151 N Mount Juliet Rd	Mount Juliet	NA	0.27	4,523	1,210	NA
F&M Financial Corporation	F&M Bank	Bank	225 W Main St	Lebanon	3.58%	1.27	20,959	20,161	19,535

					14.21%	1.54	25,482	21,371	19,535

Old Hickory Credit Union	Old Hickory C U	C U	104 Hartman Dr	Lebanon	NA	NA	NA	643	746

Aggregate:					12.91%	100.00	1,651,550	1,452,666	1,295,510

FINANCIAL HISTORY AND CONDITION
The following analysis presents a synopsis of the financial highlights and operating performance of the Bank for the last six quarters ending June 30, 2008.
Financial Highlights
First Freedom Bank
(Dollars in Thousands)

	03/07 Q	06/07 Q	09/07 Q	12/07 Q	03/08 Q	06/08 Q

Balance Sheet Highlights
Total Assets	95,327	111,182	128,868	141,669	151,433	170,496
Asset Growth Rate (%)	116.13	66.53	63.63	39.73	27.57	50.35
Total Loans & Leases (Incl HFS)	50,275	61,484	79,463	96,880	105,878	130,419
Loan Growth Rate (%)	223.93	89.18	116.97	87.67	37.15	92.71
Total Loans & Leases/ Assets (%)	52.74	55.30	61.66	68.38	69.92	76.49
Total Deposits (Incl Dom & For)	76,585	93,379	110,266	122,662	132,304	152,698
Deposit Growth Rate (%)	155.21	87.71	72.34	44.97	31.44	61.66
Loans/Deposits (%)	65.65	65.84	72.06	78.98	80.03	85.41
Memo: Full-time Employees	20	22	24	25	31	34

Performance Measures
Net Income	(245)	(153)	(20)	80	89	(599)
ROAA (%)	(1.20)	(0.59)	(0.07)	0.24	0.24	(1.51)
ROAE (%)	(5.43)	(3.49)	(0.46)	1.76	1.92	(13.38)
Interest Income/ Avg Assets (%)	6.47	6.60	6.77	7.16	6.17	5.75
Interest Expense/ Avg Assets (%)	3.65	4.00	4.17	4.19	4.03	3.43
Net Interest Income/ Avg Assets (%)	2.82	2.60	2.61	2.97	2.14	2.33
Noninterest Income/ Avg Assets (%)	0.26	0.34	0.46	0.32	0.32	0.36
Noninterest Expense/ Avg Assets (%)	2.96	2.88	2.17	2.25	2.22	2.53
Net Interest Margin (%)	2.97	2.71	2.70	3.10	2.22	2.42
Yield/ Cost Spread (%)	1.91	1.69	1.84	2.48	1.60	2.00
Efficiency Ratio (FTE) (%)	96.18	98.03	70.76	68.48	89.98	94.47

Capitalization
Total Equity Capital	17,942	17,135	17,927	18,421	18,640	17,179
Tier 1 Capital	17,833	17,758	17,805	17,946	18,074	17,570
Equity/ Assets (%)	18.82	15.41	13.91	13.00	12.31	10.08
Tang Equity/ Tang Assets (%)	18.82	15.41	13.91	13.00	12.31	10.08
Risk Based Capital Ratio (%)	28.61	23.53	19.51	16.82	15.75	13.20
Tier 1 Risk-based Ratio (%)	27.46	22.38	18.29	15.61	14.67	11.95
Leverage Ratio (%)	21.84	17.19	14.94	13.59	12.41	11.05
Common Dividnds Declrd/ Net Inc (%)	0.00	0.00	0.00	0.00	0.00	0.00

Financial Highlights
First Freedom Bank
(Dollars in Thousands)

	03/07 Q	06/07 Q	09/07 Q	12/07 Q	03/08 Q	06/08 Q
Loan Composition (%)
Constr & Dev Loans/ Loans	27.94	27.59	26.85	25.76	27.85	22.15
Tot 1-4 Fam Loans/ Loans	28.20	27.14	23.01	22.60	22.13	21.84
Multifamily Loans/ Loans	0.28	0.23	0.17	0.14	0.13	0.47
Farm Loans/ Loans	0.18	4.65	4.49	3.28	0.35	0.24
CommRE(Nfarm/NRes)/ Loans	19.94	17.25	19.70	18.90	23.82	24.31
Foreign RE Lns / Loans	0.00	0.00	0.00	0.00	0.00	0.00
Real Estate Loans/ Loans	76.54	76.85	74.23	70.69	74.29	69.01
Total C&I Loans/ Loans	19.53	19.21	21.74	25.27	22.18	24.26
Total Cons Lns/ Loans	3.99	4.16	3.87	4.06	3.59	6.73
Agricultural Prod/ Loans	0.20	0.02	0.02	0.01	0.01	0.07
Other Loans/ Loans	0.00	0.00	0.37	0.03	0.00	0.00
Total Leases/ Loans	0.00	0.00	0.00	0.00	0.00	0.00
LESS: Unearn Inc/ Loans	0.26	0.25	0.23	0.06	0.06	0.06

Deposit Composition (%)
Nonint-Bear Dep/ Deposits	7.78	5.74	6.25	4.21	4.31	4.86
Transac tion Accounts/ Deposits	15.70	12.86	13.14	10.92	10.86	11.05
MMDAs+Savings/ Deposits	9.02	6.75	6.72	7.81	8.36	9.62
Retail Time Dep/ Deposits	24.57	28.75	30.86	30.56	31.87	31.73
Jumbo Time Deposits/ Deposits	50.71	51.64	49.28	50.72	48.92	47.60

Asset Quality (%)
Total Noncurrent Lns/ Loans	0.00	0.00	0.00	0.00	0.07	1.42
NPLs/ Loans	0.00	0.00	0.00	0.00	0.07	1.70
NPAs/ As sets	0.00	0.00	0.00	0.00	0.05	1.30
NPAs/ (Loans+OREO)	0.00	0.00	0.00	0.00	0.07	1.70
NPAs + 90 Days PD/ Assets	0.00	0.00	0.00	0.00	0.05	1.30
Loan Loss Reserves/ Gross Loans	1.50	1.48	1.50	1.50	1.50	1.49
Reserves/ NPAs	NA	NA	NA	NA	2,062.34	87.67
Net LCOs/ Avg Loans	0.00	0.11	0.01	0.01	0.02	1.04
Loan Loss Prov/ NCOs	NA	1,120.00	14,350.00	13,100.00	3,525.00	220.81

Liquidity (%)
Liquidity Ratio	26.65	23.75	16.84	11.33	7.88	3.05
Earning Assets/ IBL	128.96	121.33	119.80	116.08	113.46	112.15
Secs (FV)/ Secs (Amt Cost)	100.41	98.02	100.34	101.35	101.64	98.82
Pledged Secs/ Securities	79.87	78.53	76.85	76.60	87.93	91.43
Brokered Deposits/ Deposits	0.00	0.00	0.00	0.00	0.00	0.00
Jumbo Time Deposits/ Deposits	50.71	51.64	49.28	50.72	48.92	47.60

Yields/Cost (%)
Yield on Loans	8.36	8.08	8.10	8.47	6.94	6.34
Yield on Debt and Equity Securities	5.41	5.41	5.51	5.51	5.37	5.29
Yield on Earning Assets	6.82	6.89	7.02	7.48	6.40	6.00
Cost of Int Bearing Dep	4.92	5.20	5.18	5.01	4.80	4.01
Cost of Borrowings (Non Deps)	1.55	2.02	2.57	1.72	2.63	0.00
Cost of Interest Bearing Liab	4.91	5.19	5.17	5.00	4.80	4.00
Cost of Funds	4.51	4.85	4.86	4.74	4.59	3.82
Yield/ Cost Spread	1.91	1.69	1.84	2.48	1.60	2.00

The following pages graphically depict the Bank’s financial performance versus that of its peer group. The information was taken from the Bank’s June 30, 2008 Uniform Bank Performance Report.
A review of the historic data presented reveals significant growth since year-end 2006. Overall, total assets have increased $96.6 million for a compound growth rate of 74.63% since year-end 2006.
As indicated above, total deposits of $152.7 million at June 30, 2008 have increased $97.5 million since year-end 2006, resulting in a compound growth rate of 97.12%. The growth within the Bank’s deposit base since 2006 has primarily been concentrated in time deposits. Time deposits less than $100,000 have increased approximately $34.6 million since year-end 2006 and time deposits $100,000 and over have increased $46.6 million since year-end 2006.
Since year-end 2006 net loans have increased $96.7 million representing a compound growth rate of 153.95%. The loan growth achieved since 2006 has been concentrated within the Bank’s real estate related loan portfolio. Since year-end 2006, the Bank’s real estate loan portfolio has increased approximately $65.6 million.

The Bank has historically maintained an adequate capital base in excess of regulatory minimum guidelines. As of June 30, 2008, the Bank maintains a total tier one capital base of $17.6 million representing a tier one leveraged capital position of 11.05%.

For the six months ending June 30, 2008, the Bank has reported a net loss of $510,000 which equates to a return on average assets (“ROAA”) and equity (“ROAE”) of -0.67% and -5.64%, respectively. The Bank’s lower level of net losses compared to peer can primarily be attributed to the Bank’s below peer non-interest expense.

As reflected below, the Bank has experienced a below peer net margin over the period reviewed. This trend has resulted primarily due to the Bank’s higher than peer level of interest bearing funds and higher cost of funds. For the six months ending June 30, 2008 the Bank’s interest income to average assets is 5.95% compared to peer of 5.99%. However, the Bank’s interest expense is 3.71% of average assets which is 98 basis points above the peer level of 2.73%. The Bank’s cost of total interest bearing funds totaled 4.42% for the two quarters ending June 30, 2008 compared to 3.73% for peer. Additionally, the Bank’s average interest bearing funds to average assets equals 83.94% compared to peer of 73.28% as of June 30, 2008.

The Bank’s total non-interest income to average assets has remained above peer over the period reviewed. During the first six months of 2008 the Bank’s non-interest income to average assets equals 0.34% compared to peer at 0.27%.

The Bank’s non-interest expense to average assets has significantly declined from 2006 through 2008 and has remained below peer. Over the first six months of 2008 the Bank’s non-interest expense to average assets decreased 13 basis points to 2.38% compared to 4.46% for peer.
The Bank’s overhead components through June 30, 2008 are shown in the following table:
Percent of Average Assets

	Bank	Peer
Personnel Expense	1.29%	2.49%
Occupancy Expense	0.22%	0.63%
Other Expense	0.86%	1.30%

Total	2.38%	4.46%

The Bank’s had no non-current loans during 2006 and 2007. Over the first six months of 2008 the Bank’s non-current loans and net losses significantly increased. As of June 30, 2008 the Bank’s non-current loans to gross loans equals 1.42% compared to peer of 0.64%. The Bank’s net losses through June 30, 2008 equal 0.56% of average total loans compared to 0.10% for peer.

As of June 30, 2008 the Bank maintains an allowance for loan losses of $1,948,000 which represent 1.49% of total loans compared to 1.31% for peer.

METHODOLOGY
The following section is an analysis of the value of the Company’s common shares based on the status quo compared to the value of the proposed reclassified shares of the Company.

EARNINGS METHOD
The Earnings Method is based on the premise that common stock value is equivalent to that price at which its future dividends and residual earnings will produce a particular yield.
Discount Rate Analysis
The yield or discount rate utilized in this appraisal is 11.3% based on analysis of available market information and consideration of risk factors including those specific to the Company.
The Capital Asset Pricing Model can be defined as the covariance of any particular company’s risk relative to the markets overall risk. A company’s beta is a measure of the covariance or correlation of a particular company’s stock return over time relative to the overall stock market. A beta of one implies the stock will move exactly in line with the overall market. All things being equal, the lower the beta the lower the risk associated with a particular stock and therefore the lower the required return or discount rate. The formula is as follows:
Required Rate of Return (“K”) = Risk free rate (“Krf”) + (B (Market Index Required Rate of Return (“Kfm”) - Risk free rate of Return)) + Small Company Stock Premium
The risk free rate utilized in this analysis is the Five Year Constant Maturity Treasury Bond yield of 2.82% as of October 20, 2008. According to the SNL DataSource, as of October 20, 2008, the average Beta for all 336 publicly traded banks stocks which did not report net losses over the last twelve months equals 0.70 relative to the S&P 500. The long term inflation adjusted historical risk premium of stocks over US Treasuries has averaged approximately 7.0% since 1871. While there has been significant debate in the investment community over the last decade or more since Eugene Fama and Kenneth French published their hallmark findings on the small company size premium and value versus growth stock premium, in the Journal of Finance in 1992, trying to disentangle the observed premiums, data measuring equity returns from 1941 to 1990 confirms that these premiums do exist and typically range from 3.0% to 5.50%.

Utilizing the inputs above, the following analysis demonstrates the calculation of the discount rate utilized in this appraisal.
K = 2.82% + 0.70 (7.00%) + 3.55%
K = 11.3%
Two earnings methods are established:
1.	Short-term value based on 5 years projections and cash flows;

2.	Long-term value based on 20 year projections and cash flows.
The September 30, 2008 ending equity and assets are used as the basis for the projections. An asset growth rate of 10.00% was used for the short-term and 7.00% for the long-term. ROA was increased from 0.00% in Year 1 to 1.15% in Year 16 and beyond. Dividends are projected to equal 40.0% of net income beginning in Year 6 and beyond. The earnings at the end of the fifth year, for the short-term, and the end of the twentieth year, for the long-term, are given a terminal value equal to 23.78 times ending net income. The terminal value represents the median price to last-twelve-month earnings ratio paid of bank merger and acquisitions in Tennessee since June 30, 2001.
The same parameters are used in the pro forma analysis. However, the pro forma model has been adjusted to account for the dividend premiums paid on the new classes of stock and include cost savings of $201,000 in Year 1 that increase by 3% a year throughout the analysis.

CONCLUSION
The following table summarizes the results of the analysis.
PRESENT VALUE WITH TERMINAL VALUE EQUAL TO 23.78X

		Pro Forma			Preferred	Pro Forma
	Status Quo	Common	Class A	Class B	A	Combined
Short-term
($000)	$24,916	$18,591	$5,268	$1,902	$628	$26,389
Per Share	$12.24	$12.97	$12.97	$12.97	$12.97

Long-term
($000)	$33,716	$24,164	$6,891	$2,499	$833	$34,387
Per Share	$16.57	$16.85	$16.96	$17.03	$17.22
As can be seen in the summary above, our analysis indicates that the contemplated share reclassification will result in a higher institution value and higher per share value for each class of stock compared to the status quo.
Based on this as well as all other factors considered and deemed relevant, it is our opinion as investment bankers that the proposed consideration to be received by the Company’s shareholders, under the proposed share reclassification, is fair from a financial perspective.

PROFESSIONAL BANK SERVICES, INC.
INVESTMENT BANKING ENGAGEMENTS
Professional Bank Services, Inc. (“PBS”), a consulting firm for financial institutions with offices in Orlando, FL, Louisville, KY and Nashville, TN was established in 1978. Since its inception, the firm has assisted over 1,000 institutions in various capacities. One area of specialization is the firm’s appraisal services. The company is continually engaged to provide assistance with corporate expansion, holding company formation, and to perform fairness opinions and stock appraisals. PBS’ wholly owned subsidiary, Investment Bank Services, Inc., is a registered Broker Dealer with the Securities and Exchange Commission (“S.E.C.”).
The firm’s stock appraisals have been recognized by various courts and regulatory agencies in settling dissenting shareholder suits. In addition to appraisal valuations, the firm also specializes in valuations that facilitate the merger or acquisition process. The firm has valued institutions with assets totaling over $5.0 billion and fair market values over $600 million.
PBS utilizes proven industry accepted methods in providing common stock appraisals. The appraisal and support documents are prepared in a fashion that is easily understood and are often accompanied by professional presentation. The appraisals have been used for reverse common stock splits, consummation of interim bank mergers and valuing stock for Employee Stock Ownership Plans, as well as other traditional purposes.

CHRISTOPHER L. HARGROVE
Chairman & CEO
Professional Bank Services, Inc.
Mr. Hargrove has an in-depth understanding of the acquisition process. As a senior analyst for a major mid-south bank holding company, Mr. Hargrove assisted in the successful acquisition of several commercial banks with assets totaling over $2.0 billion. Mr. Hargrove is also experienced in analyzing financial data concerning common stock and other securities. His expertise includes:

Acquisition Strategy	Designing and implementing plans for continual growth through acquisition to ensure the client remains competitive in an industry of transition.

Capital Analysis	Determining the optimal use of a bank’s capital resources in order to accurately plan for growth and profitability.

Common Stock Appraisal	Determining through market and fundamental analyses the value of common stock for the purpose of preparing fairness opinions and special actions called for by management.

PROFESSIONAL EXPERIENCE

Professional Bank Services, Inc.	2004 — Present
Louisville, Kentucky	Chairman and CEO

Professional Bank Services, Inc.	1996 — 2004
Louisville, Kentucky	President and Senior Consultant

Professional Bank Services, Inc.	1989 — 1996
Louisville, Kentucky	Vice President and Senior Consultant

Professional Bank Services, Inc.	1985 — 1989
Nashville, Tennessee	Senior Consultant

Investment Bank Services, Inc.	1987 — Present
Louisville, Kentucky	President

Investment Bank Services, Inc.	1986 — 1987
Louisville, Kentucky	Vice President

First American Corporation	1982 — 1985
Nashville, Tennessee	Senior Financial Analyst

EDUCATIONAL EXPERIENCE

Middle Tennessee State University	B.B.A. Finance 1980
Murfreesboro, Tennessee	M.A. Finance 1982

National Association of Securities Dealers Washington, D.C.	Registered Representative 1987

National Association of Securities Dealers Washington, D.C.	Registered Principal 1988

JIM HUGUENARD
Managing Director
Professional Bank Services, Inc.
Mr. Huguenard has a strong background in mergers and acquisitions and business transactions in general, and in the banking industry in particular. Mr. Huguenard has participated in financial institution acquisitions with aggregate deal values in excess of $1 billion and non-financial institution deals with even greater aggregate deal values.

PROFESSIONAL EXPERIENCE

Professional Bank Services, Inc.	July 2007 — Present
Louisville, Kentucky	Managing Director

E.ON U.S. LLC	July 2001 — June 2007
Louisville, Kentucky	Senior Corporate Attorney, Transactions

Frost Brown Todd LLC	July 2000 — July 2001
Louisville, Kentucky	Partner

Strategia Corporation	August 1997 — July 2000
Louisville, Kentucky	President, COO, General Counsel

Frost Brown Todd LLC	August 1983 — August 1997
Louisville, Kentucky	Partner

EDUCATIONAL BACKGROUND

University of Michigan Law School	J.D.
Ann Arbor, Michigan	1983

Purdue University	B.S. Computer Science
West Lafayette, Indiana	1975

SUSAN S. RAPIER
Senior Consultant
Professional Bank Services, Inc.
Ms. Rapier has a strong finance and accounting background that allows her to bring a broad-based analytical and financial approach to assignments. She has assisted clients in evaluating candidates for acquisitions and mergers and has provided database analysis on costs and profitability. Her expertise includes:

Fairness Opinions	Evaluating proposed mergers and acquisitions for acquired institutions to ensure fair and equitable treatment to shareholders.

Common Stock Appraisals	Appraising majority and minority interests in the ownership of banks and holding companies, thereby improving management’s knowledge of the value of the institution.

Financial Analysis	Analyses and recommendations to financial institutions regarding profitability, expansion, capital and long-range strategic planning.

PROFESSIONAL EXPERIENCE

Professional Bank Services, Inc.	October 1990 — Present
Louisville, Kentucky	Senior Consultant

Investment Bank Services, Inc.	May 1992 — Present
Louisville, Kentucky	Director/Secretary

EDUCATIONAL EXPERIENCE

University of Kentucky	B.S. Accounting
Lexington, Kentucky	1990

National Association of Securities Dealers Washington, D.C.	Registered Representative 1991

National Association of Securities Dealers Washington, D.C.	State Agent Exam 1991

National Association of Securities Dealers Washington, D.C.	Registered Principal 1992

CODE OF PROFESSIONAL CONDUCT
Professional Bank Services, Inc. (“PBS”), is a consulting firm whose mission is the provision of quality business advice, and superior service to the financial industry. Our services reflect the firm’s extensive experience in the financial industry, its keen awareness of a financial institution’s special position of trust, and acknowledge of financial and regulatory issues.
The firm and its employees are committed to the highest standards of professional conduct.
Conflicts of Interest
The firm shall not represent a client if its ability to consider, recommend or carry out a course of action on behalf of the client could be adversely affected by its responsibilities to another client, a third party, its own interests or those of its principals. Neither the firm nor its employees shall acquire an equity interest in or become indebted to any organization where such relationship creates a conflict of interest. The firm shall use its best efforts to avoid even the appearance of a conflict of interest.
The Client
When engaged by a financial institution, the firm’s sole duty of loyalty shall be to the welfare and the best interests of the institution, as distinct from the sometimes inconsistent interests of employees, management, directors or shareholders.
When engaged by an individual or other party, the firm’s duty of loyalty shall be to that individual or other party. PBS is often engaged to carry out difficult and challenging assignments in situations where conflict with third parties is inevitable. Such engagements will be conducted efficiently, fairly and in the best interest of the client, with a view towards constructive management of conflict.
Duty of Competence
The firm shall provide competent services to its clients and decline to render advice in matters for which it is not qualified. The firm shall not provide legal advice and when appropriate shall request that the client seek the services of other qualified professionals.
The firm’s consultants shall continue to develop their skill and knowledge through ongoing programs of continuing education and professional development. The firm’s consultants shall not violate or in any way participate in the violation of any law, regulation or technical standard applicable to financial institutions, their directors, officers or shareholders.
Engagement Letters and Fees
Each engagement of the firm shall be described in an engagement letter which specifies the services which the firm shall perform and which has been approved by the client or the client’s board of directors or authorized officer. The firm’s fees shall, except in unusual circumstances and when otherwise agreed, be based on the firm’s usual and customary rates. Fees for services take into account (a) the nature of the particular services to be performed, (b) the novelty and difficulty of the matter, (c) the skill, standing and experience of the consultants performing the work, and (d) the urgency of the matter.
Nature of Advice
The firm shall always keep clients reasonably informed about all matters relevant to its professional services. In matters requiring action by a client, the firm shall explain all aspects of a matter and alternate courses of action as reasonably necessary to permit the client to make informed decisions.
Integrity of Communications
The firm shall never disclose any confidential or other information about a client to any other party except with the consent of the client and in the course of providing its services. When dealing with third parties, the firm shall always identify its clients except when clearly inappropriate to do so.
Code of Professional Conduct
This Code of Professional Conduct shall be prominently displayed in the firm’s informational material and included as part of engagement letters.
PROFESSIONALBANKSERVICES

EXHIBITS

BEGINNING EQUITY	18,171	(09/30/08)
BEGIN ASSETS	$185.191	(09/30/08)
SHORT TERM GROWTH RATE	10.00%
LONG TERM GROWTH RATE	7.00%
DISCOUNT RATE	11.30%
DIVIDEND SHORT TERM	0.00%
DIVIDEND LONG TERM (Beginning in Year 6)	40.00%
MULTIPLE OF EARNINGS	23.78	X
COMMON SHARES	2,035.133
FIRST FREEDOM
STATUS QUO
SHORT-TERM EARNINGS VALUATION

			NET				PRESENT			EQUITY/
PD	YEAR	EQUITY	INCOME	ASSETS	DIVS.	PVIF	VALUE	ROE	ROA	ASSETS

1.0	1	18,171	—	203,710	—	0.90	—	0.00%	0.00%	8.92%
2.0	2	18,507	336	224,081	—	0.81	—	1.82%	0.15%	8.26%
3.0	3	19,247	739	246,489	—	0.73	—	3.84%	0.30%	7.81%
4.0	4	20,467	1,220	271,138	—	0.65	—	5.96%	0.45%	7.55%
5.0	5	22,256	1,790	298,252	—	0.59	—	8.04%	0.60%	7.46%
	TERMINAL VALUE		42,555			58.55%	24,916

	PRESENT VALUE WITH TERMINAL VALUE EQUAL TO 23.78 ENDING EARNINGS						$24,916

	PER COMMON SHARE						$12.24

	MULTIPLE OF BOOK VALUE						1.37
     STATUS QUO
LONG-TERM EARNINGS VALUATION

			NET				PRESENT			EQUITY/
PD	YEAR	EQUITY	INCOME	ASSETS	DIVS.	PVIF	VALUE	ROE	ROA	ASSETS

1.0	1	$18,171	$0	$203,710	$0	89.85%	$0	0.00%	0.00%	8.92%
2.0	2	18,507	336	224,081	0	80.73%	0	1.82%	0.15%	8.26%
3.0	3	19,247	739	246,489	0	72.53%	0	3.84%	0.30%	7.81%
4.0	4	20,467	1,220	271,138	0	65.17%	0	5.96%	0.45%	7.55%
5.0	5	22,256	1,790	298,252	0	58.55%	0	8.04%	0.60%	7.46%
6.0	6	23,501	2,074	319,130	830	52.61%	436	8.83%	0.65%	7.36%
7.0	7	24,935	2,390	341,469	956	47.26%	452	9.59%	0.70%	7.30%
8.0	8	26,579	2,740	365,371	1,096	42.47%	465	10.31%	0.75%	7.27%
9.0	9	28,456	3,128	390,947	1,251	38.15%	477	10.99%	0.80%	7.28%
10.0	10	30,589	3,556	418,314	1,422	34.28%	488	11.62%	0.85%	7.31%
11.0	11	33,006	4,028	447,596	1,611	30.80%	496	12.20%	0.90%	7.37%
12.0	12	35,736	4,550	478,927	1,820	27.67%	504	12.73%	0.95%	7.46%
13.0	13	38,811	5,125	512,452	2,050	24.86%	510	13.20%	1.00%	7.57%
14.0	14	42,265	5,757	548,324	2,303	22.34%	514	13.62%	1.05%	7.71%
15.0	15	46,137	6,454	586,707	2,582	20.07%	518	13.99%	1.10%	7.86%
16.0	16	50,469	7,219	627,776	2,888	18.03%	521	14.30%	1.15%	8.04%
17.0	17	55,104	7,725	671,721	3,090	16.20%	501	14.02%	1.15%	8.20%
18.0	18	60,063	8,266	718,741	3,306	14.56%	481	13.76%	1.15%	8.36%
19.0	19	65,370	8,844	769,053	3,538	13.08%	463	13.53%	1.15%	8.50%
20.0	20	71,048	9,463	822,887	3,785	11.75%	445	13.32%	1.15%	8.63%
	TERMINAL VALUE		225,035			11.75%	26,445

	PRESENT VALUE WITH TERMINAL VALUE EQUAL TO 23.78 ENDING EARNINGS						$33,716

	PER COMMON SHARE						$16.57

	MULTIPLE OF BOOK VALUE						1.86

		Common		A	B	Preferred
SHARES	2035.133	1,433.764		406.269	146.692	48.408
BEGINNING EQUITY	(09/30/08)	18,171
BEGIN AVE ASSETS	(09/30/08)	185.191
SHORT TERM GROWTH RATE		10.00%
LONG TERM GROWTH RATE		7.00%
DISCOUNT RATE		11.30%
DIVIDEND SHORT TERM		0.00%
DIVIDEND LONG TERM (Beginning in Year 6)		39.52%
MULTIPLE OF EARNINGS		23.78	X
		70.45%		19.96%	7.21%	2.38%
FIRST FREEDOM
PRO FORMA
SHORT-TERM EARNINGS VALUATION

											Class	Class
			NET		Common	Class A	Class B	Pref.		Common	A	B	Pref.	Combined			EQUITY/
PD	YEAR	EQUITY	INCOME	ASSETS	DIVS.	DIVS.	DIVS.	DIVS.	PVIF	P V	P V	P V	P V	Classes	ROE	ROA	ASSETS

1.0	1	18,265	94	203,710	—	—	—	—	0.90	—	—	—	—	—	0.51%	0.05%	8.97%
2.0	2	18,698	433	224,081	—	—	—	—	0.81	—	—	—	—	—	2.32%	0.19%	8.34%
3.0	3	19,537	839	246,489	—	—	—	—	0.73	—	—	—	—	—	4.30%	0.34%	7.93%
4.0	4	20,860	1,323	271,138	—	—	—	—	0.65	—	—	—	—	—	6.34%	0.49%	7.69%
5.0	5	22,755	1,895	298,252	—	—	—	—	0.59	—	—	—	—	—	8.33%	0.64%	7.63%
	TERMINAL VALUE		45,070						58.55%	18,591	5,268	1,902	628	26,389

	PRESENT VALUE WITH TERMINAL VALUE EQUAL TO 23.78 ENDING EARNINGS									$18,591	$5,268	$1,902	$628	$26,389

	PRO FORMA									$12.97	$12.97	$12.97	$12.97	$12.97

		Common		A	B	Preferred
SHARES	2035.133	1,433.764		406.269	146.692	48.408
BEGINNING EQUITY	(09/30/08)	18,171
BEGIN AVE ASSETS	(09/30/08)	185.191
SHORT TERM GROWTH RATE		10.00%
LONG TERM GROWTH RATE		7.00%
DISCOUNT RATE		11.30%
DIVIDEND SHORT TERM		0.00%
DIVIDEND LONG TERM (Beginning in Year 6)		39.52%
MULTIPLE OF EARNINGS		23.78	X
		70.45%		19.96%	7.21%	2.38%
FIRST FREEDOM
PRO FORMA
LONG-TERM EARNINGS VALUATION

											Class	Class
			NET		Common	Class A	Class B	Pref.		Common	A	B	Pref.	Combined			EQUITY/
PD	YEAR	EQUITY	INCOME	ASSETS	DIVS.	DIVS.	DIVS.	DIVS.	PVIF	P V	P V	P V	P V	Classes	ROE	ROA	ASSETS

1.0	1	$18,265	$94	$203,710	—	—	—	—	89.85%	—	—	—	—	—	0.51%	0.05%	8.97%
2.0	2	18,698	433	224,081	—	—	—	—	80.73%	—	—	—	—	—	2.32%	0.19%	8.34%
3.0	3	19,537	839	246,489	—	—	—	—	72.53%	—	—	—	—	—	4.30%	0.34%	7.93%
4.0	4	20,860	1,323	271,138	—	—	—	—	65.17%	—	—	—	—	—	6.34%	0.49%	7.69%
5.0	5	22,755	1,895	298,252	—	—	—	—	58.55%	—	—	—	—	—	8.33%	0.64%	7.63%
6.0	6	24,065	2,183	319,130	608	177	65	23	52.61%	320	93	34	12	459	9.07%	0.68%	7.54%
7.0	7	25,567	2,503	341,469	697	203	75	26	47.26%	329	96	35	12	473	9.79%	0.73%	7.49%
8.0	8	27,281	2,856	365,371	795	232	85	30	42.47%	338	99	36	13	485	10.47%	0.78%	7.47%
9.0	9	29,229	3,247	390,947	904	264	97	34	38.15%	345	101	37	13	495	11.11%	0.83%	7.48%
10.0	10	31,436	3,678	418,314	1,024	299	110	38	34.28%	351	102	38	13	504	11.70%	0.88%	7.51%
11.0	11	33,929	4,155	447,596	1,157	338	124	43	30.80%	356	104	38	13	512	12.25%	0.93%	7.58%
12.0	12	36,737	4,680	478,927	1,303	380	140	48	27.67%	361	105	39	13	518	12.74%	0.98%	7.67%
13.0	13	39,893	5,259	512,452	1,464	427	157	54	24.86%	364	106	39	14	523	13.18%	1.03%	7.78%
14.0	14	43,430	5,895	548,324	1,641	479	176	61	22.34%	367	107	39	14	527	13.57%	1.08%	7.92%
15.0	15	47,388	6,596	586,707	1,837	536	197	68	20.07%	369	108	40	14	529	13.92%	1.12%	8.08%
16.0	16	51,808	7,366	627,776	2,051	599	220	76	18.03%	370	108	40	14	531	14.22%	1.17%	8.25%
17.0	17	56,534	7,876	671,721	2,193	640	236	81	16.20%	355	104	38	13	510	13.93%	1.17%	8.42%
18.0	18	61,587	8,421	718,741	2,345	684	252	87	14.56%	341	100	37	13	490	13.67%	1.17%	8.57%
19.0	19	66,990	9,004	769,053	2,507	732	269	93	13.08%	328	96	35	12	471	13.44%	1.17%	8.71%
20.0	20	72,768	9,628	822,887	2,681	782	288	100	11.75%	315	92	34	12	453	13.23%	1.17%	8.84%
	TERMINAL VALUE		228,954						11.75%	18,955	5,371	1,939	640	26,906

	PRESENT VALUE WITH TERMINAL VALUE OF TO 23.78 ENDING EARNINGS									$24,164	$6,891	$2,499	$833	$34,387

	PRO FORMA									$16.85	$16.96	$17.03	$17.22	$16.90

PROXY CARD
FIRST FREEDOM BANCSHARES, INC.
SPECIAL MEETING OF SHAREHOLDERS
REVOCABLE PROXY

1620 West Main Street	December 1, 2008
P.O. Box 100
Lebanon, Tennessee 37088
PLEASE SIGN AND RETURN PROMPTLY IN THE SELF-ADDRESSED ENVELOPE.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned appoints John Lancaster or Ken Howell as proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote, as designated below, all of the shares of common stock of First Freedom Bancshares, Inc. to which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at First Freedom Bank, 1620 West Main Street, Lebanon, Tennessee 37088, on December 1, 2008, at 10:30 a.m. Central Standard Time, or any adjournment thereof.
THIS PROXY IS SOLICITED BY OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 1, 2008.
The proxies will vote on the proposals in the notice of special meeting and proxy statement in the manner that you specify on this card. If you do not specify how you want the proxies to vote, the proxies will in favor of the proposals listed below. If any other matters properly come before the special meeting, the proxies will vote on such matters in accordance with the recommendations of the board of directors (except to the extent that such matters would include substantive matters presented by the company that would otherwise be required to be separately set out by the company on the proxy card).
1.	For approval of an amendment to the charter of First Freedom Bancshares, Inc. to authorize three new classes of stock: Class A common stock, Class B common stock, and Series A Preferred Stock.
___ FOR       ___ AGAINST       ___ ABSTAIN
2.	For approval of the reclassification of shares of common stock held by shareholders who own between 900 and 2,499 shares into shares of Class A common stock, shares of common stock held by shareholders who own between 225 and 899 shares into Class B common stock, and shares of common stock held by shareholders who own 224 shares or less into Series A Preferred Stock.
___ FOR       ___ AGAINST       ___ ABSTAIN
3.	For approval of the reclassification of common stock warrants held by shareholders who own between 900 and 2,499 shares into Class A common stock warrants, warrants of common stock held by shareholders who own between 225 and 899 shares into Class B common stock warrants, and warrants held by shareholders who own 224 shares or less into Series A Preferred Stock warrants; and additionally to approve the amendment to my warrant agreement, if applicable, as specified in Appendix C.
Proxy Card - 1

___ FOR       ___ AGAINST       ___ ABSTAIN
4.	For the approval of the amendment of the bylaws of First Freedom Bancshares, Inc. by the addition of additional stock transfer restrictions to the bylaws in the manner specified in the First Amendment to the Bylaws of First Freedom Bancshares, Inc. attached as Appendix D.
___ FOR       ___ AGAINST       ___ ABSTAIN
PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.
Please sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both joint tenants should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Date: _______________
_____________________
Signature of Shareholder
Date: _______________
_____________________
Signature of Joint Shareholder
Please mark here if you intend to attend the Special Meeting of Shareholders.
_____ YES       _____ NO
Proxy Card - 2